As filed with the Securities and Exchange Commission on June 6, 1994


                       Registration No. 33-53441


                 SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                        Amendment No. 1
                               to

                            Form S-3
                      Registration Statement
                              under
                    The Securities Act of 1933

                 BANCFLORIDA FINANCIAL CORPORATION
       (Exact name of registrant as specified in its charter)

            Delaware                                                     59-2265850
(State or other jurisdiction of incorporation or              (I.R.S. Employer Identification No.)
          organization)


                            5801 Pelican Bay Boulevard
                              Naples, Florida 33963
                                  (813) 597-1611
    (Address, including zip code and telephone number, including area code of registrant's principal executive offices)


                             Rudolf  P. Guenzel
                   President and Chief Executive Officer
                     BancFlorida Financial Corporation
                        5801 Pelican Bay Boulevard
                          Naples, Florida 33963
                            (813) 597-1611
  (Name, address, including zip code and telephone number, including area code of agent for service)

                              Copies to:

                          Paul G. Hughes, Esq.
                          Cummings & Lockwood
                   Ten Stamford Forum, P. O. Box 120
                    Stamford, Connecticut  06904

                      Marion A. Cowell, Jr., Esq.
                       First Union Corporation
                       One First Union Center
                Charlotte, North Carolina 28288-0013

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As promptly as practicable after the effective date of this Registration Statement, as determined by market and other conditions.




  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

                             1,138,000 Shares

                   BANCFLORIDA FINANCIAL CORPORATION
                      5801 Pelican Bay Boulevard
                        Naples, Florida 33963

                            COMMON STOCK

                        Par Value $.01 Per Share


  The shares of Common Stock, par value $0.01 per share ("BFL
Common Stock"), offered hereby (the "Shares") are issuable upon conversion of 1,138,000 shares of Adjustable Rate Cumulative Convertible Preferred
Stock, Series A, par value $0.01 per share ("BFL Preferred Stock"), owned by the stockholder named herein under "Selling Stockholder." If the Selling Stockholder converts all or any portion of his BFL Preferred Stock into Shares, the Selling Stockholder has advised BancFlorida Financial Corporation ("BFL") that he proposes to offer such Shares for sale, from time to time, prior to the effective date of the proposed merger described herein of BFL with and into a wholly owned subsidiary of First Union Corporation ("FUNC"), through brokers in brokerage transactions on the New
York Stock Exchange ("NYSE"), in negotiated transactions, or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The closing price per share of BFL Common Stock as shown on the NYSE composite transactions tape on June 1, 1994 was $28.75.


  BFL will not receive any part of the proceeds from the sale of the Shares. The Selling Stockholder will pay all applicable stock transfer taxes, brokerage commissions and the fees of Selling Stockholder's counsel, but BFL will bear all other expenses in connection with the offering made hereunder, including legal and accounting fees connected therewith, estimated at $42,000. BFL has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act of 1933, in connection with the registration and the offering and sale of the Shares. The brokerage commissions paid by the Selling Stockholder in connection with effecting transactions in the Shares may be deemed to be underwriting commissions.

  The Shares have been authorized for listing on the NYSE upon official notice of issuance.

  See "Investment Considerations" for a discussion of certain factors that should be considered by prospective purchasers of the Shares offered hereby, including the proposed merger of BFL with and into a wholly owned subsidiary of FUNC pursuant to which each share of BFL Common Stock would be converted into the right to receive shares of Common Stock, par value $3.33-1/3 per share, of FUNC ("FUNC Common Stock"). This Prospectus also relates to the right of purchasers of the Shares offered hereby to receive FUNC Common Stock (and cash in lieu of fractional share interests) in exchange for such BFL Common Stock upon consummation of such merger.
The FUNC Common Stock (including rights to purchase shares of FUNC Common Stock or Junior Participating Class A Preferred Stock under FUNC's shareholder rights plan) has been registered under FUNC's Registration Statement on Form S-4 (No. 33-53103) ("FUNC's Registration Statement"), of which the Prospectus/Proxy Statement attached to this Prospectus as Appendix I is a part.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this Prospectus is June __, 1994

                    AVAILABLE INFORMATION

  BFL and FUNC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its regional offices, the current addresses of which are: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York, 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. BFL Common Stock and FUNC Common Stock are listed on the NYSE. BFL's and FUNC's reports, proxy statements, information statements and other information concerning BFL and FUNC may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by BFL with the Commission are incorporated in this Prospectus by reference:

  1.  BFL's Annual Report on Form 10-K for the year ended
      September 30, 1993;

  2.  BFL's Quarterly Reports on Form 10-Q for the quarters ended
      December 31, 1993 and March 31, 1994; and

  3. BFL's Current Reports on Form 8-K, dated January 17, 1994 and April 22, 1994.

  All documents filed by BFL with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.


  FUNC's Registration Statement, FUNC's Annual Report on Form 10-K for the year ended December 31, 1993 and FUNC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 have been filed or incorporated by reference as exhibits to BFL's Registration Statement, of which this Prospectus is a part ("BFL's Registration Statement").
The Prospectus/Proxy Statement, including FUNC's Quarterly Report on
Form 10-Q for the quarter ended March 31, 1994, attached as Appendix I to this Prospectus and constituting a part of both FUNC's Registration Statement and BFL's Registration Statement incorporates by reference
(i) FUNC's Annual Report on Form 10-K for the year ended December 31, 1993 and (ii) all documents filed by FUNC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of such Prospectus/Proxy Statement, including FUNC's Quarterly Report on
Form 10-Q for the quarter ended March 31, 1994, and prior to the earlier of the effective date of the Corporate Merger (as hereinafter defined) or the termination of the Merger Agreement (as hereinafter defined). BFL will file Current Reports on Form 8-K, including as exhibits thereto the FUNC documents referred to in (ii) other than the FUNC documents filed as exhibits hereto or incorporated by reference herein when FUNC files such documents with the Commission, and, upon such filings, such FUNC documents shall be deemed to be incorporated herein by reference.


  BFL will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Any written requests should be addressed to: BancFlorida Financial Corporation, Investor Relations, 5801 Pelican Bay Boulevard, Naples, Florida 33963. BFL's telephone number is
(813) 597-1611.

                           TABLE OF CONTENTS

                                                           Page


Available Information                                        3

Incorporation of Certain Documents by
Reference                                                    3

Prospectus Summary                                           6

BFL                                                          6

Investment Considerations                                    7

Description of BFL Capital Stock                            11

Description of FUNC Capital Stock                           15

Selling Stockholder                                         16

Plan of Distribution                                        16

Legal Opinion                                               17

Experts                                                     17




  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BFL, BY THE SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BFL OR FUNC SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES COVERED BY THIS PROSPECTUS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            PROSPECTUS SUMMARY

  The following material is qualified in its entirety by the information appearing elsewhere in this Prospectus and in documents incorporated by reference in this Prospectus.

                               The Offering

BFL                                               BancFlorida Financial
                                                  Corporation

Securities offered                                1,138,000 shares of Common
                                                  Stock ($.01 par value)

Use of proceeds                                   BFL will receive none of the
                                                  proceeds of this offering

BFL Common Stock outstanding at
May 2, 1994                                       3,718,651 shares

BFL Common Stock to be
outstanding, assuming sale of all of the
Shares offered hereby*                            4,856,651 shares

NYSE symbol                                       BFL



* Based on BFL Common Stock outstanding at May 2, 1994.


                              BFL

  BFL was organized in March 1983, for the purpose of becoming the savings and loan holding company of BancFlorida, a Federal Savings Bank ("BFL Bank").

  BFL is currently conducting business as a unitary, non-diversified savings and loan holding company. BFL's principal asset is all of the capital stock of BFL Bank. The primary business of BFL Bank is providing commercial and retail banking services in southwest and south central Florida.

  The principal executive offices of BFL are located at 5801
Pelican Bay Boulevard, Naples, Florida 33963. The telephone number of BFL's executive offices is (813) 597-1611.

                    INVESTMENT CONSIDERATIONS

Merger Agreement with FUNC

  On January 17, 1994, BFL and BFL Bank entered into an Agreement and Plan of Mergers (the "Merger Agreement") with FUNC, First Union Corporation of Florida ("FUNC-FL") and First Union National Bank of Florida ("FUNB-FL") pursuant to which BFL would merge with and into FUNC-FL (the "Corporate Merger") and BFL Bank would merge with and into FUNB-FL (the "Bank Merger," and together with the Corporate Merger, the "Mergers"). FUNC-FL is a wholly owned subsidiary of FUNC which at March 31, 1994 was the ninth largest bank holding company in the nation based on total assets of $72.2 billion.

  Under the terms of the Merger Agreement, each outstanding share of BFL Common Stock (excluding certain shares held by BFL or FUNC) would be converted into the right to receive a number of shares of FUNC Common Stock equal to (i) 0.669 shares if the average closing price of FUNC Common Stock on the NYSE for the ten trading days immediately prior to the effective date of the Corporate Merger is greater than $41.874 and less than $44.876, (ii) the result obtained by dividing $28.00 by such price if such price is $41.874 or less, or (iii) the result obtained by dividing $30.00 by such price if such price is $44.876 or greater (the "Exchange Ratio"), and each outstanding share of BFL Preferred Stock would be converted into the right to receive a number of shares of FUNC Common Stock equal to the product of (x) the Exchange Ratio, and (y) the number of shares of BFL Common Stock into which a share of BFL Preferred Stock is convertible as of the effective date of the Corporate Merger, all on and subject to the terms and conditions contained in the Merger Agreement.


  The description of the Mergers and their terms and conditions are qualified in their entirety by reference to the Prospectus/Proxy Statement dated May 6, 1994, attached as Appendix I hereto (the "Prospectus/Proxy Statement"), furnished to the holders of the BFL Common Stock and the Selling Stockholder as the holder of the BFL Preferred Stock in connection with the solicitation of proxies by the Board of Directors of BFL for use at the special meeting of stockholders of BFL held on June 10, 1994
(the "Special Meeting").  A
copy of the Merger Agreement is attached to the Prospectus/Proxy Statement as Annex A. BFL and FUNC have also entered into a Stock Option Agreement dated as of January 17, 1994 (the "Stock Option Agreement"), pursuant to which BFL has granted an option (the "Option") to FUNC to purchase in certain specified circumstances up to 719,000 shares of BFL Common Stock at an exercise price of $25.00 per share, subject to certain terms and conditions. The Stock Option Agreement and the Option are described more fully in the Prospectus/Proxy Statement, and a copy of the Stock Option Agreement is attached to the Merger Agreement as Exhibit A.


At the Special Meeting, the Merger Agreement was approved by the stockholders of BFL. Prospective purchasers of the Shares offered hereby will not have appraisal rights under applicable provisions of the Delaware General Corporation Law with respect to the Corporate Merger.

  Purchasers of the Shares should also be aware that consummation of the Corporate Merger is subject to the satisfaction of a number of conditions, including the receipt of various regulatory approvals, receipt of an opinion of FUNC's special counsel to the effect that the Corporate Merger constitutes a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, the accuracy of representations and warranties, the receipt of opinions of counsel, and receipt by FUNC of a letter from BFL's independent certified public accountants with respect to BFL's financial position and results of operations. There can be no assurances that regulatory approvals will be received or that the other conditions to consummation of the Mergers set forth in the Merger Agreement will be satisfied or waived.

  The Merger Agreement provides that, notwithstanding approval of the Merger Agreement by the stockholders of BFL, the Merger Agreement may be terminated and the Mergers abandoned at any time prior to the effective date by mutual consent of the Boards of Directors of BFL and FUNC, or by either Board in the event of a material breach of the Merger Agreement by the other party which is not cured within 30 days of receiving written notice thereof, or if the Corporate Merger is not consummated on or before December 31, 1994.


Business Pending Consummation

  BFL has agreed in the Merger Agreement not to take certain actions relating to the operation of BFL without the prior approval of FUNC, except as otherwise permitted in the Merger Agreement. These actions include, among others: (i) paying any dividends other than dividends on BFL Preferred Stock, or acquiring any shares of capital stock or issuing any additional shares of capital stock (other than upon the exercise of outstanding options or the conversion of outstanding convertible securities) or combining, redeeming, reclassifying, purchasing or otherwise acquiring any shares of its capital stock; (ii) increasing the rate of compensation or paying any bonuses to any directors, officers or employees, or entering into or modifying any employment agreements or employee benefit plans; (iii) disposing of any material portion of its assets or acquiring any substantial portion of the business or property of others;
(iv) changing its lending, investment, liability management or other material banking policies; (v) settling any litigation at a cost in excess of $2 million; or (vi) taking any other action not in the ordinary course of business.

  BFL has also agreed that, prior to the Mergers, it will use its best efforts to modify its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC.

Market Prices

  Since the public announcement of the Merger Agreement, the market price of the BFL Common Stock has reflected, among other things, the Exchange Ratio and the market prices of FUNC Common Stock. For information concerning historical market prices of the BFL and FUNC Common Stocks and the equivalent pro forma market price per share of BFL Common Stock giving effect to the Corporate Merger, see "The Mergers - Market Prices" in the Prospectus/Proxy Statement attached as Appendix I hereto.

  While the effect of termination of the Merger Agreement on the market price of the BFL Common Stock cannot be predicted, it should be assumed that at least the near term effect would be a decrease in the market price for BFL Common Stock.

BFL Bank Written Agreement

  BFL Bank has entered into a Written Agreement, dated April 19,
1991 (the "BFL Bank Written Agreement"), with the Office of Thrift Supervision (the "OTS") in which BFL Bank undertook to take certain steps to reduce the level of its classified assets, including limiting its lending activities until such time as its level of classified assets, as determined by the OTS, is reduced below 50 percent of its total capital. The terms of the BFL Bank Written Agreement are anticipated to have a continuing adverse effect on the operations of BFL Bank by precluding BFL Bank from engaging in certain types of business which have historically been more profitable.

Core Operations

  For the fiscal year ended September 30, 1993, BFL reported fully diluted earnings per share of $3.16. Of such amount, $0.62 resulted from BFL's core operations.


Results of Operations - Periods Ended March 31, 1994


  BFL. BFL reported net income of $929,000, or earnings per share of $0.16, for the second quarter of fiscal 1994 as compared to net income for the same period in fiscal 1993 of $2.7 million, or primary earnings per share of $0.66 ($0.51 fully diluted). For the six months ended
March 31, 1994, BFL's net income was $2.4 million, or earnings per share of $0.48. This compared to net income for the same period in fiscal 1993 of $10.3 million, or primary earnings per share of $2.66 ($1.81 fully diluted), which included income of $7.3 million representing the cumulative effect of a change in the method of accounting for income taxes pursuant to BFL's adoption of Statement of Financial Accounting Standards No. 109. Excluding this adjustment, net income for the first six months of fiscal 1993 would have been $3.0 million, or primary earnings per share of $0.68 ($0.58 fully diluted).


  Earnings for the quarter ended March 31, 1994 included losses from loans and securities transactions of $902,000 compared to gains of $1.9 million for the same quarter in fiscal 1993. For the six months ended March 31, 1994, losses from loans and securities transactions totaled $72,000 compared to gains of $1.8 million for the same period in fiscal 1993.

  Provisions for losses relating to loans and investments in real estate for the quarter ended March 31, 1994 totaled $82,000 compared to $2.2 million for the same period in fiscal 1993. For the six months ended March 31, 1994 and 1993, such amounts were $445,000 and $6.9 million, respectively. The decrease in provisions in fiscal 1994 is attributable to a reduction in the level of classified assets. At March 31, 1994, classified assets totaled $112.9 million, or 7.3 percent of total assets, compared to $165.9 million, or 10.9 percent of total assets, at March 31, 1993. This represents a net decrease of $53.0 million between March 31, 1993 and March 31, 1994. Total non-performing assets declined by $28.0 million during the same one-year time period to $91.4 million.

  At March 31, 1994, BFL Bank's risk-based, Tier 1 risk-based, and core capital ratios were 11.13 percent, 9.71 percent and 5.56 percent, respectively.


  BFL had total assets of $1.5 billion and a book value per share of BFL Common Stock of $16.35 at March 31, 1994. BFL had total assets of $1.5 billion and a book value per share of BFL Common Stock of $15.47 at March 31, 1993.

  FUNC. For information concerning FUNC's results of operations for the three months ended March 31, 1994 and for certain other financial data regarding FUNC during that period and at March 31, 1994, see "Recent Developments" in the Prospectus/Proxy Statement attached as Appendix I hereto.

Pro Forma Combined Selected Financial Data

  For certain pro forma combined selected financial data giving effect to the consummation of the Mergers as of and for the year ended December 31, 1993, see "Summary - FUNC and BFL Pro Forma Combined Selected Financial Data" in the Prospectus/Proxy Statement attached as Appendix I hereto.

Dividends

  BFL has not paid dividends on the BFL Common Stock since 1990, and the Merger Agreement prohibits BFL Common Stock dividends prior to the earlier of the effective date of the Mergers or termination of the Merger Agreement. In the event of termination of the Merger
Agreement, resumption of cash dividends on the BFL Common Stock will depend on evaluation of a variety of factors by the Board of Directors of BFL, including future results of operations of BFL and the capital needs of BFL and BFL Bank. There can be no assurance when BFL may resume payment of cash dividends on BFL Common Stock in the event of termination of the Merger Agreement.

  For information concerning historical dividends on FUNC Common
Stock and the equivalent pro forma dividend per share of BFL Common Stock giving effect to the Corporate Merger, see "The Mergers - Dividends" in the Prospectus/Proxy Statement attached as Appendix I hereto.

Resale of FUNC Common Stock

  The FUNC Common Stock issuable under the Merger Agreement in exchange for outstanding BFL Common Stock has been registered under the Securities Act of 1933, thereby allowing such FUNC shares to be traded freely and without restriction by those holders of BFL Common Stock (including purchasers of the Shares offered hereby) who receive such shares following consummation of the Mergers and who are not deemed to be "affiliates" (as defined under the Securities Act of 1933) of either BFL or FUNC.

                DESCRIPTION OF BFL CAPITAL STOCK

  The descriptive information supplied herein outlines certain provisions of the Certificate of Incorporation, as amended, and by-laws of BFL and the Delaware General Corporation Law (the "DGCL"). The information does not purport to be complete and is qualified in all respects by reference to the provisions of BFL's Certificate of Incorporation and by-laws and the DGCL.

Authorized Capital

  The authorized capital stock of BFL consists of 16,000,000 shares of BFL Common Stock and 2,000,000 shares of serial preferred stock, par value $0.01 (the "BFL Serial Preferred Stock"). Shares of stock may be issued by the Board of Directors of BFL from time to time to such persons and for such consideration not less than the stated value as may be approved by the Board of Directors, without the approval of the stockholders except as may otherwise be required under the rules of the NYSE. In connection with any issuance of BFL Serial Preferred Stock, the series, designations, voting powers, if any, relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions shall be as determined by the Board of Directors of BFL. Currently, the only outstanding series of BFL Serial Preferred Stock is the BFL Preferred Stock. As of May 2, 1994, there were 3,718,651 shares of BFL Common Stock and 1,138,000 shares of BFL Preferred Stock issued and outstanding. If all of the shares of BFL Common Stock offered hereby are sold, there will be 4,856,651 shares of BFL Common Stock and no shares of BFL Preferred Stock outstanding. In addition, the Board of Directors has established a series of BFL Serial Preferred Stock designated "Adjustable Rate Cumulative Preferred Stock, Series B" (the "BFL Series B Stock"). The 284,495 shares of BFL Series B Stock originally issued have been converted into BFL Preferred Stock, and no shares of BFL Series B Stock remain outstanding.

BFL Common Stock

  Subject to the prior rights of the holders of any BFL Serial
Preferred Stock then outstanding, holders of BFL Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of BFL out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of BFL remaining after payment of all liabilities and after payment to holders of all shares of BFL Serial Preferred Stock of the full preferential amounts to which such holders are entitled, in proportion to their respective holdings.

  Subject to the rights of the holders of any series of BFL Serial Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of BFL Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of BFL Common Stock have no preemptive, subscription or conversion rights. All outstanding shares of BFL Common Stock are, and each share of BFL Common Stock offered hereby will upon issuance upon conversion of BFL Preferred Stock into BFL Common Stock be, fully paid and nonassessable.

BFL Serial Preferred Stock

  Under the Certificate of Incorporation of BFL, the Board of Directors of BFL is authorized, by resolution from time to time adopted, to provide for the issuance of BFL Serial Preferred Stock in series and to fix and state the voting powers, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Each share of each series of BFL Serial Preferred Stock will have the same relative rights as, and be identical in all respects with, all the other shares of the same series.

  Pursuant to this authority, the Board of Directors of BFL has established the BFL Preferred Stock and the BFL Series B Stock.

BFL Preferred Stock


  The following summary of the BFL Preferred Stock is qualified in its entirety by reference to the Certificate of Designation, Preferences and Other Rights of the BFL Preferred Stock, a copy of which is incorporated by reference as an exhibit to BFL's Registration Statement.


  The holders of the BFL Preferred Stock are entitled to vote as a class with the holders of the BFL Common Stock on all matters submitted to the stockholders of BFL, with each share of BFL Preferred Stock entitled to one vote. In addition, in certain specific circumstances, the holders of the BFL Preferred Stock have the right to vote separately as a class.

  Shares of BFL Preferred Stock rank superior to shares of BFL
Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of BFL upon any liquidation, dissolution or winding up of BFL. The holders of the BFL Preferred Stock are entitled to receive cumulative quarterly dividends based on the liquidation preference of $13.25 multiplied by an annual rate equal to the Prime Rate (as defined) less 1.125 percent (but in no event less than 7.875 percent or more than 9.875 percent). Upon liquidation, dissolution or winding up of BFL, the holders of the BFL Preferred Stock are entitled to receive $13.25 (plus any dividend arrearages) per share before any amounts are distributed to the holders of the BFL Common Stock. In addition, holders of the BFL Preferred Stock have the right to convert each share of BFL Preferred Stock into one share of BFL Common Stock. The conversion ratio for the BFL Preferred Stock is subject to adjustment under certain circumstances. The BFL Preferred Stock may be redeemed by BFL at any time at a redemption price of $13.25 (plus any dividend arrearages).

  The Certificate of Incorporation of BFL provides that no shares of BFL Preferred Stock may be reissued after the redemption or other acquisition thereof.

  Holders of the BFL Preferred Stock have no preemptive rights with respect to any shares of stock or other securities of BFL which may be issued.

BFL Series B Stock


  The following summary of the BFL Series B Stock is qualified in its entirety by reference to the Certificate of Designation, Preferences and Other Rights of the BFL Series B Stock, a copy of which is incorporated by reference as an exhibit to BFL's Registration Statement.


  The 284,495 shares of BFL Series B Stock originally issued was automatically converted into an equal number of shares of BFL Preferred Stock upon approval by the stockholders of BFL of the transaction pursuant to which the BFL Preferred Stock was sold. No shares of BFL Series B Stock are currently outstanding.

  The voting, dividend and liquidation rights of the holders of the BFL Series B Stock are the same as the voting, dividend and liquidation rights of the holders of the BFL Preferred Stock. The BFL Series B Stock is not convertible into any other class of capital stock of BFL nor is it redeemable by BFL.

Other Provisions

  The Certificate of Incorporation and by-laws of BFL contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of BFL, including provisions: (i) classifying the Board of Directors into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the Board of Directors to fix the size of the Board of Directors between six and 18 directors; (iii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings;
(iv) providing that directors may be removed only for cause and only by the affirmative vote of 75 percent of the total votes eligible to be cast;
(v) authorizing only the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders; and (vi) requiring a 75 percent affirmative vote of the holders of the total votes eligible to be cast for amendment of these provisions by the stockholders of BFL.


  The Certificate of Incorporation of BFL also provides that a "business combination" (including certain mergers, consolidations, sales of assets and issuance of securities, among others) with an "interested stockholder" (defined generally to be the beneficial owner of ten percent or more of BFL's voting stock) requires the affirmative vote of the holders of at least 75 percent of the voting power of the then outstanding shares of capital stock of BFL entitled to vote generally in the election of directors voting together as a single class. This requirement is not applicable to a business combination if the business combination has been approved by a majority of "continuing directors" (generally defined to be a director not affiliated with the interested stockholder) or certain price and procedural requirements are met with respect to the business combination. The Mergers were not subject to the foregoing voting requirements.


  Pursuant to the provisions of the Certificate of Incorporation of BFL, any amendment to the Certificate of Incorporation must be approved by two-thirds of the members of the Board of Directors then in office at a meeting called expressly for such purpose and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a meeting called expressly for such purpose; provided that certain amendments to the Certificate of Incorporation require the affirmative vote of the holders of at least 75 percent of the total votes eligible to be cast at such meeting. An amendment to the Certificate of Incorporation of BFL would, under certain circumstances, require the affirmative vote of the holders of at least 66-2/3 percent of the BFL Preferred Stock. In addition, under the DGCL, holders of the outstanding shares of a class or series are entitled to vote as a class if an amendment to the Certificate of Incorporation would adversely affect the rights of the shares of such class or series. Any amendment to the by-laws of BFL may be adopted by the holders of at least 75 percent of the outstanding capital stock entitled to vote thereon or by at least two-thirds of the entire Board of Directors then in office.

  The by-laws of BFL contain provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and (ii) persons may be nominated for election as directors of BFL at an annual meeting of stockholders.

  For business to be properly brought before an annual meeting of BFL by a stockholder, the stockholder must have given timely notice of the business to be brought before the meeting in writing to the secretary of BFL. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of BFL not less than 30 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 45 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business of the fifteenth day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;
(ii) the name and address, as they appear on BFL's books, of the stockholder proposing such business; (iii) the class and number of shares of BFL which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. The chairman of the annual meeting will, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the by-laws of BFL, and any such business shall not be transacted.

  Only persons who are nominated in accordance with the procedures set forth in the by-laws of BFL shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of BFL may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of BFL entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the by-laws of BFL. Any nominations for director, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the secretary of BFL. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of BFL not less than 30 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 45 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by a stockholder to be timely must be so received not later than the close of business on the fifteenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. The stockholder's notice must contain information about the person to be nominated and certain information about the person submitting the notice. The chairman of the meeting will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the by-laws of BFL and the defective nomination shall be disregarded.

  Section 203 of the DGCL would prohibit a "business combination"
(defined generally to include mergers, certain sales and leases of assets, issuances of securities and similar transactions) by BFL with an "interested stockholder" (defined generally to be the beneficial owner of 15 percent or more of BFL's voting stock) within three years after the person or entity becomes an interested stockholder, unless: (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been approved by the Board of Directors of BFL; (ii) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder holds at least 85 percent of the voting stock of BFL (excluding shares held by persons who are both officers and directors of BFL and shares held by certain employee benefit plans) as of the commencement of the transaction; or (iii) the business combination is approved by the Board of Directors of BFL and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock of BFL, excluding shares held by the interested stockholder. The Mergers are not subject to the limitations set forth in Section 203 of the DGCL.

  For information regarding certain agreements between BFL and the Selling Stockholder imposing a limitation on the Selling Stockholder's acquisition of 25 percent or more of BFL's voting stock and on the size and make-up of BFL's Board of Directors, see "Selling Stockholder" below.

  The Certificate of Incorporation of BFL provides that no director of BFL shall be personally liable to BFL or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breaches of the director's duty of loyalty to BFL or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for negligent or unlawful payments of dividends or purchases of BFL capital stock; or
(iv) for transactions from which a director derived an improper personal benefit.

                DESCRIPTION OF FUNC CAPITAL STOCK

  The capital stock of FUNC, including FUNC Common Stock, and certain differences between BFL Common Stock and FUNC Common Stock, are described in the Prospectus/Proxy Statement attached as Appendix I hereto under the captions "Description of FUNC Capital Stock" and "Certain Differences in the Rights of BFL and FUNC Stockholders," respectively, to which reference is hereby made.

                     SELLING STOCKHOLDER


  All of the Shares offered hereby are beneficially owned by William R. Berkley (the "Selling Stockholder"), a private investor. The Selling Stockholder has the right to acquire the Shares upon the conversion of up to 1,138,000 shares of BFL Preferred Stock if he elects to convert.

  The 1,138,000 shares of BFL Preferred Stock owned by the Selling Stockholder constitute all of BFL's Preferred Stock, representing 23.4 percent of the combined voting power of BFL's capital stock. The BFL Preferred Stock is presently convertible into BFL Common Stock on a one-for-one basis (subject to antidilution provisions), and assuming conversion of all shares of BFL Preferred Stock, the Selling Stockholder will acquire 1,138,000 shares of BFL Common Stock, representing 23.4 percent of the outstanding BFL Common Stock. Assuming full conversion of his BFL Preferred Stock and the sale of all of the Shares offered hereby, the Selling Stockholder will own no shares of BFL Preferred Stock or BFL Common Stock following such conversion and sale. The Selling Stockholder's right to convert will terminate on the effective date of the Corporate Merger, and if on such effective date the Selling Stockholder owns BFL Preferred Stock and/or BFL Common Stock, such shares will be converted on such effective date pursuant to the Merger Agreement into the right to receive a number of shares of FUNC Common Stock on the basis summarized above under "Investment Considerations - Merger Agreement with FUNC."

  Mr. Berkley served as a director of BFL from January, 1989 to July, 1990. Pursuant to an Investor Agreement between BFL and Mr. Berkley, BFL is required to nominate a representative of Mr. Berkley to the Boards of Directors of BFL and BFL Bank. Dale A. Myer currently serves as Mr. Berkley's representative on such boards. In the event that Mr. Berkley ceases to own beneficially more than five percent of BFL's outstanding voting stock, Mr. Berkley has agreed, if requested by a majority of the Board of Directors of BFL or BFL Bank (excluding his representative), to cause his representative on such boards to resign promptly. In the Investor Agreement, Mr. Berkley also agreed, among other things, not to acquire, directly or indirectly or alone or in combination with others, 25 percent or more of BFL's outstanding voting stock (subject to certain exceptions), and BFL agreed not to expand the size of its Board of Directors beyond six members unless either Mr. Berkley approved or a second representative of Mr. Berkley was concurrently added to the Board.


  BFL's Registration Statement has been filed by BFL at the request of the Selling Stockholder pursuant to his rights under a Registration Agreement by and between BFL and Interlaken Financial Group, Inc. dated as of January 13, 1989, which was thereafter assigned to the Selling Stockholder (the "Registration Agreement"), and an Agreement dated January 17, 1994 by and between the Selling Stockholder, BFL and FUNC.


                   PLAN OF DISTRIBUTION

  The Selling Stockholder has advised BFL that, if he converts all or any portion of his BFL Preferred Stock into Shares, he proposes to offer such Shares for sale, from time to time, prior to the effective date of the Corporate Merger, through brokers in brokerage transactions on the NYSE, in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. BFL is not aware of any arrangements or contracts that the Selling Stockholder has entered into to effect any such transactions in the Shares, nor is BFL aware of which brokerage firms the Selling Stockholder may select to effect such brokerage transactions.


  BFL will not receive any part of the proceeds from the sale of the Shares. The Selling Stockholder will pay all applicable stock transfer taxes, brokerage commissions and the fees of Selling Stockholder's counsel, and BFL will bear all other expenses in connection with the offering and sale of the Shares, including filing fees, legal and accounting fees and expenses, printing costs, and other expenses arising out of the preparation and filing of BFL's Registration Statement and the Prospectus. Brokerage commissions paid by the Selling Stockholder in connection with effecting transactions in the Shares may be deemed to be underwriting commissions. BFL has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act of 1933, in connection with the registration and offering and sale of the Shares.


                           LEGAL OPINION


  The validity of the authorization and issuance of the Shares offered hereby has been passed upon for BFL by Cummings & Lockwood, Ten Stamford Forum, Stamford, Connecticut 06904. Members of that firm beneficially own an aggregate of 17,000 shares of BFL Common Stock.

                              EXPERTS

  The consolidated balance sheets of BFL as of September 30, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1993, included in BFL's 1993 Annual Report to Stockholders which is incorporated by reference in BFL's 1993 Annual Report on Form 10-K, have been incorporated herein in reliance on the report of KPMG Peat Marwick, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                                          APPENDIX I


  This Prospectus/Proxy Statement, attached to this Prospectus as Appendix I and forming a part of BFL's Registration Statement, relates to the FUNC Common Stock (including rights to purchase shares of FUNC Common Stock or Junior Participating Class A Preferred Stock under FUNC's shareholder rights plan) issuable upon consummation of the Corporate Merger. Such FUNC securities have been registered under FUNC's Registration Statement on Form S-4 (No. 33-53103) (filed as an exhibit to BFL's Registration Statement), of which this Prospectus/Proxy Statement is also a part.

                         PROSPECTUS                                                 PROXY STATEMENT
                  FIRST UNION CORPORATION                                  BANCFLORIDA FINANCIAL CORPORATION
                        COMMON STOCK                          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 1994
              (PAR VALUE $3.33 1/3 PER SHARE)

     This Prospectus/Proxy Statement is being furnished by BancFlorida Financial Corporation, a Delaware corporation ("BFL"), to the holders of (i) BFL common stock, par value $0.01 per share ("BFL Common Stock"), and (ii) BFL Adjustable Rate Cumulative Convertible Preferred Stock, Series A, par value $0.01 per share ("BFL Preferred Stock"), as a proxy statement in connection with the solicitation of proxies by the BFL Board of Directors for use at a special meeting of stockholders of BFL to be held at 9:00 a.m., Naples time, on June 10, 1994, at BFL's headquarters, 5801 Pelican Bay Boulevard, Naples, Florida (the "Special Meeting"), and at any adjournment or adjournments thereof.
     This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the stockholders of BFL on or about May 6, 1994.
     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Mergers, dated as of January 17, 1994 (the "Merger Agreement"), among BFL, BancFlorida, a Federal Savings Bank ("BFL Bank"), First Union Corporation, a North Carolina corporation ("FUNC"), First Union Corporation of Florida ("FUNC-FL") and First Union National Bank of Florida ("FUNB-FL"), pursuant to which BFL would merge with and into FUNC-FL (the "Corporate Merger") and BFL Bank would merge with and into FUNB-FL (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), all on and subject to the terms and conditions contained therein. See "SUMMARY", "THE MERGERS" and ANNEX A to this Prospectus/Proxy Statement.
     Upon consummation of the Corporate Merger (i) each outstanding share of BFL Common Stock (excluding certain shares held by BFL or FUNC) would be converted into the right to receive a number of shares of FUNC common stock, par value $3.33 1/3 per share (together with the FUNC Rights (as hereinafter defined) attached thereto, "FUNC Common Stock"), equal to (a) 0.669 shares if the average closing price (the "Average Closing Price") of FUNC Common Stock on the NYSE Tape (as hereinafter defined) for the ten trading days immediately prior to the Effective Date (as hereinafter defined) is greater than $41.874 and less than $44.876, (b) the result obtained by dividing $28.00 by the Average Closing Price if the Average Closing Price is $41.874 or less, or (c) the result obtained by dividing $30.00 by the Average Closing Price if the Average Closing Price is $44.876 or greater (the "Exchange Ratio"), and (ii) each outstanding share of BFL Preferred Stock would be converted into the right to receive a number of shares of FUNC Common Stock equal to the product of (x) the Exchange Ratio, and
(y) the number of shares of BFL Common Stock into which a share of BFL Preferred Stock is convertible as of the Effective Date (the "Preferred Stock Conversion Rate").
     This document also constitutes a prospectus of FUNC relating to the shares (the "FUNC Common Shares") of FUNC Common Stock that are issuable upon consummation of the Corporate Merger. See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF BFL AND FUNC STOCKHOLDERS".
     Based on the (i) 3,718,651 shares of BFL Common Stock outstanding on the Record Date (as hereinafter defined), (ii) 1,138,000 shares of BFL Common Stock into which the 1,138,000 outstanding shares of BFL Preferred Stock are convertible on the date hereof, (iii) 702,301 shares of BFL Common Stock into which the $16 million outstanding principal amount of BFL's 9% Convertible Subordinated Debentures due 2003 (the "BFL Debentures") are convertible on the date hereof, (iv) 459,791 shares of BFL Common Stock issuable upon the exercise of all outstanding employee and director stock options to purchase such shares on the date hereof (assuming all such options are so exercisable), and (v) a
0.669 Exchange Ratio, approximately 4,026,539 FUNC Common Shares would be issuable upon consummation of the Corporate Merger (the "Projected Number of FUNC Common Shares"). The actual number of FUNC Common Shares to be issued will depend on the Average Closing Price and the Preferred Stock Conversion Rate.
     FUNC Common Stock and BFL Common Stock are listed and traded on the New York Stock Exchange ("NYSE"). On January 14, 1994, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of FUNC Common Stock and BFL Common Stock on the NYSE Composite Transactions Tape (the "NYSE Tape") were $41.875 and $23.00, respectively. On May 2, 1994, such prices were $45.25 and $27.75, respectively. There is no public trading market for BFL Preferred Stock.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
       STATEMENT. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE FUNC COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
     THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
        AGENCY.
           THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS MAY 6, 1994

                             AVAILABLE INFORMATION
     FUNC and BFL are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by FUNC and BFL can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Since the FUNC Common Stock and the BFL Common Stock are listed on the NYSE, reports, proxy statements and other information relating to FUNC and BFL can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.
     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782) AS TO FUNC DOCUMENTS; AND TO: BANCFLORIDA FINANCIAL CORPORATION, INVESTOR RELATIONS, 5801 PELICAN BAY BOULEVARD, NAPLES, FLORIDA 33963 (TELEPHONE NUMBER (813) 597-1611) AS TO BFL DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JUNE 3, 1994.
     All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to FUNC was supplied by FUNC, and all information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to BFL was supplied by BFL.
     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus/Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by FUNC or BFL. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the FUNC Common Shares shall, under any circumstances, create any implication that there has been no change in the affairs of FUNC or BFL since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the FUNC Common Shares or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such an offer or solicitation is not lawful.

     The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus/Proxy Statement.
                                       2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by FUNC and BFL, respectively, with the Commission (FUNC File No. 1-10000; BFL File No. 1-8515) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy Statement:
     FUNC documents:
          FUNC's Annual Report on Form 10-K for the year ended December 31,
     1993.
     BFL documents:
           (i) BFL's Annual Report on Form 10-K for the year ended September 30, 1993;
           (ii) BFL's Quarterly Report on Form 10-Q for the period ended December 31, 1993; and
          (iii) BFL's Current Reports on Form 8-K, dated January 17, 1994 and April 22, 1994.
     All documents filed by FUNC or BFL pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of the Effective Date or the termination of the Merger Agreement are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.
     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.
                                       3

                               TABLE OF CONTENTS

                                                                                                                          PAGE
AVAILABLE INFORMATION..................................................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................................     3
SUMMARY................................................................................................................     6
RECENT DEVELOPMENTS....................................................................................................    16
  March 31, 1994 Period End Results....................................................................................    16
GENERAL INFORMATION....................................................................................................    17
  General..............................................................................................................    17
  Record Date; Votes Required..........................................................................................    17
THE MERGERS............................................................................................................    19
  General..............................................................................................................    19
  Effective Date.......................................................................................................    19
  Exchange of BFL Certificates.........................................................................................    19
  Background and Reasons...............................................................................................    20
  Opinion of Financial Advisor.........................................................................................    21
  Interests of Certain Persons.........................................................................................    24
  Certain Federal Income Tax Consequences..............................................................................    25
  No Appraisal Rights..................................................................................................    26
  Business Pending Consummation........................................................................................    26
  FUNC Common Stock Repurchase.........................................................................................    26
  Regulatory Approvals.................................................................................................    26
  Conditions to Consummation; Termination..............................................................................    27
  Waiver; Amendment....................................................................................................    27
  Accounting Treatment.................................................................................................    27
  Expenses.............................................................................................................    28
  Stock Option Agreement...............................................................................................    28
  Preferred Stockholder Agreement......................................................................................    29
  Market Prices........................................................................................................    29
  Dividends............................................................................................................    30
FUNC...................................................................................................................    31
  General..............................................................................................................    31
  History and Business.................................................................................................    31
CERTAIN REGULATORY CONSIDERATIONS RELATING TO FUNC.....................................................................    32
  General..............................................................................................................    32
  Payment of Dividends.................................................................................................    32
  Borrowings...........................................................................................................    33
  Capital..............................................................................................................    33
  FIRREA; Support of Subsidiary Banks..................................................................................    33
  FDICIA...............................................................................................................    34
  Depositor Preference Statute.........................................................................................    35
DESCRIPTION OF FUNC CAPITAL STOCK......................................................................................    36
  Authorized Capital...................................................................................................    36
  FUNC Common Stock....................................................................................................    36
  FUNC Preferred Stock.................................................................................................    36
  FUNC Class A Preferred Stock.........................................................................................    37
  FUNC Rights Plan.....................................................................................................    37
  Other Provisions.....................................................................................................    38
CERTAIN DIFFERENCES IN THE RIGHTS OF BFL AND FUNC STOCKHOLDERS.........................................................    39
  General..............................................................................................................    39
  Authorized Capital...................................................................................................    39
  Amendment to Articles of Incorporation or Bylaws.....................................................................    39
  Size and Classification of Board of Directors........................................................................    40
  Removal of Directors.................................................................................................    40
  Director Exculpation.................................................................................................    40
  Director Conflict of Interest Transactions...........................................................................    40
  Stockholder Meetings.................................................................................................    41
  Director Nominations.................................................................................................    41
  Stockholder Proposals................................................................................................    42
  Stockholder Protection Rights Plan...................................................................................    42
  Stockholder Inspection Rights; Stockholder Lists.....................................................................    42
  Required Stockholder Vote for Certain Actions........................................................................    43
  Anti-Takeover Provisions.............................................................................................    43

                                       4

                                                                                                                          PAGE

  Dissenters' or Appraisal Rights......................................................................................    44
  Dividends and Other Distributions....................................................................................    44
  Voluntary Dissolution................................................................................................    44
RESALE OF FUNC COMMON SHARES...........................................................................................    45
ADDITIONAL MATTERS.....................................................................................................    45
LEGAL OPINIONS.........................................................................................................    45
EXPERTS................................................................................................................    45
OTHER MATTERS..........................................................................................................    45
ANNEXES:
  ANNEX A -- AGREEMENT AND PLAN OF MERGERS, INCLUDING THE STOCK OPTION AGREEMENT AND THE PREFERRED STOCKHOLDER
             AGREEMENT.................................................................................................   A-1
  ANNEX B -- OPINION OF ALEX. BROWN & SONS INCORPORATED ...............................................................   B-1

                                    SUMMARY
     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGERS CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT (INCLUDING THE STOCK OPTION AGREEMENT (AS HEREINAFTER DEFINED) AND THE PREFERRED STOCKHOLDER AGREEMENT (AS HEREINAFTER DEFINED)) IS SET FORTH IN ANNEX A TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES. AS USED IN THIS PROSPECTUS/PROXY STATEMENT, THE TERMS "FUNC", "FUNC-FL", "FUNB-FL", "BFL" AND "BFL BANK" REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, SUCH ORGANIZATIONS AND THEIR RESPECTIVE SUBSIDIARIES.
PARTIES TO THE MERGERS
  FUNC
     FUNC is a North Carolina-based, multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). FUNC provides a wide range of commercial and retail banking services and trust services in North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. FUNC also provides various other financial services, including mortgage banking, home equity lending, insurance and discount brokerage services, through other subsidiaries. As of December 31, 1993, and for the year then ended, FUNC reported assets of $70.8 billion, net loans of $46.9 billion, deposits of $53.7 billion, stockholders' equity of $5.2 billion and net income applicable to common stockholders of $793 million, and as of such date FUNC operated through 1,525 offices in 39 states and one foreign country. FUNC is the ninth largest bank holding company in the United States, based on total assets at December 31, 1993. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565. See "RECENT DEVELOPMENTS -- March 31, 1994 Period End Results; FUNC".
     Interstate banking legislation has greatly impacted the growth of FUNC, and it has also greatly impacted the banking industry in general. North Carolina's interstate banking statute includes the states of Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, South Carolina, Tennessee, Texas, Virginia, West Virginia and Washington, D.C., each of which has passed interstate banking legislation, either on a regional or national basis. In addition, various other states not named in the North Carolina legislation have also adopted interstate banking legislation, which, under certain conditions, would permit FUNC to acquire banks in such states, and legislation has been introduced in the U.S. Congress that, if enacted, would generally provide for nationwide interstate banking, subject to certain limitations, including the ability of states to opt out of certain coverage.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See
"FUNC -- History and Business".
  FUNC-FL AND FUNB-FL
     FUNC-FL is the parent corporation of FUNB-FL, a national banking association that provides a wide range of commercial and retail banking services and trust services in Florida. As of December 31, 1993, and for the year then ended, FUNB-FL's call report reflected assets of $27.8 billion, net loans of $17.8 billion, deposits of $22.2 billion, stockholder's equity of $2.1 billion and net income of $386 million, and as of such date FUNB-FL operated through 488 banking offices in Florida. The principal executive offices of FUNC-FL and FUNB-FL are located at 225 Water Street, Jacksonville, Florida 32202, and their telephone number is (904) 361-2265. See "FUNC".
  BFL AND BFL BANK
     BFL is a savings and loan holding company registered under the Home Owners Loan Act, as amended ("HOLA"). BFL's principal asset is the stock of BFL Bank, which provides commercial and retail banking services in southwest and south central Florida. As of December 31, 1993, and for the three months then ended, BFL reported assets of $1.5 billion, net loans of $743 million, deposits of $1.2 billion, stockholders' equity of $77 million and net income of $2 million, and as of such date BFL operated through 37 offices in Florida. For the fiscal year ended September 30, 1993, BFL reported net income of $18 million. The principal executive offices of BFL and BFL Bank are located at 5801 Pelican Bay Boulevard,
                                       6

Naples, Florida 33963, and their telephone number is (813) 597-1611. See "RECENT DEVELOPMENTS -- March 31, 1994 Period End Results; BFL".
SPECIAL MEETING; RECORD DATE
     The Special Meeting will be held on June 10, 1994, at 9:00 a.m., Naples time, at BFL's headquarters, 5801 Pelican Bay Boulevard, Naples, Florida, for the purpose of considering and voting upon a proposal to approve the Merger Agreement.
     The Board of Directors of BFL has fixed May 2, 1994, as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of such date, there were 3,718,651 shares of BFL Common Stock and 1,138,000 shares of BFL Preferred Stock outstanding and entitled to be voted at the Special Meeting.
     See "GENERAL INFORMATION".
THE MERGERS; EXCHANGE RATIO
     Under the terms of the Merger Agreement, BFL would merge with and into FUNC-FL and BFL Bank would merge with and into FUNB-FL. Upon consummation of the Corporate Merger (i) each outstanding share of BFL Common Stock (excluding any shares of stock held by FUNC or BFL, other than in a fiduciary capacity or in satisfaction of a debt previously contracted ("FUNC/BFL Held Shares")) would be converted into the right to receive a number of shares of FUNC Common Stock, equal to (a) 0.669 shares if the Average Closing Price is greater than $41.874 and less than $44.876, (b) the result obtained by dividing $28.00 by the Average Closing Price if the Average Closing Price is $41.874 or less, or (c) the result obtained by dividing $30.00 by the Average Closing Price if the Average Closing Price is $44.876 or greater, and (ii) each outstanding share of BFL Preferred Stock would be converted into the right to receive a number of shares of FUNC Common Stock equal to the product of (x) the Exchange Ratio, and (y) the Preferred Stock Conversion Rate. See "THE MERGERS -- General", "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF BFL AND FUNC STOCKHOLDERS".
     Immediately following consummation of the Corporate Merger on the Effective Date or as soon thereafter as FUNB-FL may deem appropriate, the Bank Merger will be consummated.
VOTES REQUIRED
     Approval of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of BFL Common Stock and the holder of BFL Preferred Stock, voting together as a class (together, the "Combined Shares"). In addition, the holder of BFL Preferred Stock will be afforded a separate class vote on approval of the Merger Agreement.
     The directors and executive officers of BFL (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting, 199,643 shares of BFL Common Stock, which represents 4.1 percent of the Combined Shares. In connection with the execution of the Merger Agreement, the holder of all of the outstanding shares of BFL Preferred Stock, which represents 23.4 percent of the Combined Shares, agreed to vote such shares in favor of approval of the Merger Agreement at the Special Meeting (the "Preferred Stockholder Agreement", a copy of which is included as Exhibit B to ANNEX A to this Prospectus/Proxy Statement). Accordingly, assuming such shares are so voted and that the directors and executive officers of BFL vote their shares of BFL Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 29.3 percent of the outstanding shares of BFL Common Stock entitled to be voted at the Special Meeting in order for the Merger Agreement to be approved at the Special Meeting by the requisite vote of the holders of the Combined Shares.
     See "GENERAL INFORMATION -- Record Date; Votes Required".
     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers, the Corporate Merger will become effective (the "Effective Date") on such date as FUNC notifies BFL in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the third quarter of 1994. If the Corporate Merger is consummated
                                       7
in such quarter, or in any other quarter, BFL stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. See "THE MERGERS -- Exchange of BFL Certificates" and
" -- Conditions to Consummation; Termination".
RECOMMENDATION OF BFL'S BOARD OF DIRECTORS
     The Board of Directors of BFL has adopted the Merger Agreement by unanimous vote, believes it is in the best interests of BFL and its stockholders and recommends its approval by BFL stockholders. See "THE MERGERS -- Background and Reasons; BFL".
OPINION OF FINANCIAL ADVISOR
     Alex. Brown & Sons Incorporated ("Alex. Brown") has advised BFL's Board of Directors that, in its opinion, the consideration for each share of BFL Common Stock set forth in the Merger Agreement is fair, from a financial point of view, to the holders of BFL Common Stock. The full text of the Alex. Brown opinion, dated as of January 16, 1994, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is set forth in ANNEX B to this Prospectus/Proxy Statement and should be read in its entirety by BFL stockholders. For further information regarding the opinion of Alex. Brown, see "THE MERGERS -- Opinion of Financial Advisor".
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Consummation of the Mergers is conditioned on receipt by FUNC and BFL of an opinion of Sullivan & Cromwell, special counsel for FUNC, dated as of the Effective Date, to the effect that no gain or loss will be recognized for federal income tax purposes by stockholders of BFL who receive FUNC Common Shares in exchange for their shares of BFL Common Stock or BFL Preferred Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. See "THE MERGERS -- Certain Federal Income Tax Consequences".
     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH BFL STOCKHOLDER, IT IS RECOMMENDED THAT BFL STOCKHOLDERS CONSULT THEIR TAX ADVISERS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE CORPORATE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.
NO APPRAISAL RIGHTS
     The holders of the BFL Common Stock and, when the holder of the BFL Preferred Stock votes his shares of BFL Preferred Stock in favor of the Merger Agreement pursuant to the Preferred Stockholder Agreement, the holder of the BFL Preferred Stock will not have appraisal rights under applicable provisions of the Delaware General Corporation Law (the "DGCL"). See "THE MERGERS -- No Appraisal Rights".
RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares will be freely transferable by the holders of such shares, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more stockholders) of BFL or FUNC under applicable federal securities laws. See "RESALE OF FUNC COMMON SHARES".
BUSINESS PENDING CONSUMMATION
     BFL has agreed in the Merger Agreement not to take certain actions relating to the operation of BFL pending consummation of the Mergers, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation: (i) paying any dividends, other than dividends on BFL Preferred Stock in accordance with its terms, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock (other than upon exercise of outstanding options or conversion of outstanding convertible securities of BFL) or giving any person the right to acquire any such shares; (ii) increasing the rate of compensation or paying any bonus to any of its directors, officers or employees; (iii) entering into or modifying any employment agreements or employee benefit plans;
(iv) disposing of any material portion of its assets or acquiring any substantial portion of the business or property of any other entity; (v) changing its lending, investment, liability management or other material banking policies; (vi) settling any litigation at a cost in excess of $2 million; or
(vii) taking any other action not in the ordinary course of business.
                                       8

     BFL also has agreed that, prior to the Effective Date, it will use its best efforts to modify its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC.
     See "THE MERGERS -- Business Pending Consummation".
REGULATORY APPROVALS
     The Mergers are subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Comptroller of the Currency (the "OCC") and the Office of Thrift Supervision (the "OTS"), as applicable. Applications have been filed with each of such regulatory authorities for such approvals. There can be no assurance that the necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "THE MERGERS -- Regulatory Approvals".
CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of BFL; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers;
(iii) no court or governmental or regulatory authority having taken any action which prohibits the Mergers; (iv) receipt by FUNC and BFL of the opinion of Sullivan & Cromwell as to certain federal income tax consequences of the Corporate Merger; and (v) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     The Merger Agreement may be terminated by mutual agreement of the Boards of Directors of FUNC and BFL. The Merger Agreement may also be terminated by the Board of Directors of either FUNC or BFL if the Corporate Merger does not occur on or before December 31, 1994, or if certain conditions set forth in the Merger Agreement are not met.
     See "THE MERGERS -- Conditions to Consummation; Termination".
STOCK OPTION AGREEMENT
     As a condition to FUNC's entering into the Merger Agreement and in consideration thereof, BFL entered into a Stock Option Agreement with FUNC, dated as of January 17, 1994 (the "Stock Option Agreement"). The Stock Option Agreement is set forth in Exhibit A to the Merger Agreement, which is set forth in ANNEX A to this Prospectus/Proxy Statement. Pursuant to the Stock Option Agreement, BFL granted to FUNC an irrevocable option (the "Option"), exercisable only under certain limited and specifically defined circumstances, none of which, to the best of BFL's and FUNC's knowledge, has occurred as of the date hereof, to purchase up to 719,000 authorized but unissued shares of BFL Common Stock for a purchase price of $25.00 per share (the "Purchase Price"), subject to adjustment in certain circumstances. The Purchase Price exceeds the closing price of $23.00 per share of BFL Common Stock on the NYSE Tape on January 14, 1994, the last business day prior to the date on which execution of the Merger Agreement was publicly announced. The number of shares of BFL Common Stock subject to the Option represents approximately 19.3 percent of the outstanding shares of BFL Common Stock, before giving effect to the issuance of such shares. FUNC does not have any voting rights with respect to the shares of BFL Common Stock subject to the Option prior to exercise of the Option.
     The Stock Option Agreement and the Option are intended to make it more difficult for another party to acquire BFL, thereby increasing the likelihood that the Mergers will occur. See "THE MERGERS -- Stock Option Agreement". PREFERRED STOCKHOLDER AGREEMENT
     In addition to an agreement by the holder of all of the outstanding shares of BFL Preferred Stock to vote such shares in favor of the Merger Agreement, the Preferred Stockholder Agreement contains, among other things, an agreement by BFL to commence all necessary steps to register for sale under the Securities Act the shares of BFL Common Stock issuable upon conversion of the BFL Preferred Stock, it being understood that such holder has no affirmative obligation to convert his shares of BFL Preferred Stock into shares of BFL Common Stock. BFL filed a registration statement with the Commission on May 3, 1994, covering such shares of BFL Common Stock. See "THE MERGERS -- Preferred Stockholder Agreement".
                                       9

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA
     The following unaudited information, adjusted for any stock dividends and stock splits, reflects, where applicable, certain comparative per share data related to book value, cash dividends paid, income and market value: (i) on a historical basis for FUNC and BFL; (ii) on a pro forma combined basis per share of FUNC Common Stock reflecting consummation of the Corporate Merger with an Exchange Ratio of 0.669 and a one-for-one Preferred Stock Conversion Rate; and
(iii) on an equivalent pro forma basis per share of BFL Common Stock and BFL Preferred Stock reflecting consummation of the Corporate Merger with a 0.669 Exchange Ratio and a one-for-one Preferred Stock Conversion Rate. Such information has been prepared giving effect to the Corporate Merger on a purchase accounting basis. See "THE MERGERS -- Accounting Treatment". BFL's fiscal year-end is September 30 of each year; however, all financial information related to BFL as of and for periods ended December 31 has been adjusted herein to reflect the results of operations on a calendar year-end basis, as appropriate. Since purchase accounting does not require restatement of results for prior periods following consummation of the Corporate Merger, consummation of the Corporate Merger will not affect FUNC's historical results for the periods indicated.
     The 0.669 Exchange Ratio is based on the closing price per share of FUNC Common Stock on the NYSE Tape on April 29, 1994 ($44.625), as if such closing price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than 0.669. The one-for-one Preferred Stock Conversion Rate is based on the number of shares of BFL Common Stock into which one share of BFL Preferred Stock is convertible as of the date hereof. Under certain conditions relating to the possible issuance of additional shares of BFL Common Stock prior to the Effective Date, the Preferred Stock Conversion Rate may be greater than one-for-one. The pro forma information presented would be different if (i) the Average Closing Price is $44.876 or greater or $41.874 or less, or (ii) the Preferred Stock Conversion Rate is greater than one-for-one.
     The information shown below should be read in conjunction with the historical financial statements of FUNC and BFL, including the respective notes thereto, the unaudited pro forma financial information appearing elsewhere in this Prospectus/Proxy Statement, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". The pro forma information set forth below does not reflect the acquisition of Lieber (as hereinafter defined), which is pending as of the date of this Prospectus/Proxy Statement. See "FUNC -- History and Business".

                                                                                                                   DECEMBER 31,
                                                                                                                       1993
BOOK VALUE PER COMMON SHARE:
  Historical:
     FUNC.......................................................................................................      $28.90
     BFL........................................................................................................       17.19
  Pro forma combined per FUNC common share (1)..................................................................       29.09
  Equivalent pro forma per BFL common share (2).................................................................      $19.46

(1) The pro forma combined book value per FUNC common share amount represents
    (i) FUNC's historical common stockholders' equity adjusted for the issuance of the Projected Number of FUNC Common Shares, assuming a market price per FUNC common share of $43.00 (the last reported sale price per share on the NYSE Tape on April 29, 1994 was $44.625), and reflecting the purchase in the open market of two million shares of FUNC Common Stock at a cost of $83 million and the subsequent cancellation of such shares (the "Repurchased Shares"), divided by (ii) pro forma combined period-end common shares outstanding. See "THE MERGERS -- FUNC Common Stock Repurchase".
(2) The equivalent pro forma book value per BFL common share amount represents the pro forma combined book value per FUNC common share amount, multiplied by a 0.669 Exchange Ratio.
                                       10

                                                                                                                    YEAR ENDED
                                                                                                                   DECEMBER 31,
                                                                                                                       1993
CASH DIVIDENDS PAID PER SHARE:
  Historical:
     FUNC per common share......................................................................................      $ 1.50
     BFL per common share.......................................................................................          --
     BFL per preferred share (3)................................................................................        3.88
  Pro forma combined per FUNC common share (4)..................................................................        1.44
  Equivalent pro forma per BFL common share (5).................................................................         .96
  Equivalent pro forma per BFL preferred share (5)(6)...........................................................      $  .96

(3) 1993 BFL preferred share cash dividends include payment of dividend arrearages.
(4) The pro forma combined cash dividends paid per FUNC common share amount represents pro forma combined cash dividends paid on common stock outstanding, divided by pro forma combined average common shares outstanding, rounded to the nearest cent. The difference between the pro forma combined per FUNC common share amount and the historical FUNC per common share amount is primarily caused by three pooling of interest acquisitions consummated by FUNC in 1993 and not by the proposed Mergers.
(5) The equivalent pro forma cash dividends paid per BFL common share amount represents the pro forma combined per FUNC common share amount multiplied by a 0.669 Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.40 per share payable on June 15, 1994, would be $1.60. On an equivalent pro forma basis, such current annualized FUNC dividend per BFL common share would be $1.07, based on a 0.669 Exchange Ratio, and $1.07 per BFL preferred share, based on a 0.669 Exchange Ratio and a one-for-one Preferred Stock Conversion Rate. Future FUNC and BFL dividends are dependent upon their respective earnings and financial conditions, government regulations and policies and other factors. See "THE MERGERS -- Exchange of BFL Certificates", " -- Business Pending Consummation" and " -- Dividends".
(6) The equivalent pro forma cash dividends per share of BFL Preferred Stock amount represents the pro forma combined per FUNC common share amount multiplied by a 0.669 Exchange Ratio and a one-for-one Preferred Stock Conversion Rate, rounded to the nearest cent.

                                                                                                                    YEAR ENDED
                                                                                                                   DECEMBER 31,
                                                                                                                       1993
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS:
  Historical:
     FUNC.......................................................................................................      $ 4.73
     BFL........................................................................................................        2.76
  Pro forma combined per FUNC common share (7)..................................................................        4.69
  Equivalent pro forma per BFL common share (8).................................................................      $ 3.14

(7) The pro forma combined income per FUNC common share amount represents the pro forma combined FUNC net income applicable to common stockholders, BFL net income and the related purchase accounting adjustments described in footnote (1) to the table under " -- Selected Financial Data" titled "FUNC and BFL -- Pro Forma Combined Selected Financial Data" (assuming the Corporate Merger had been effective January 1, 1993), divided by pro forma FUNC average common shares outstanding adjusted for the issuance of the Projected Number of FUNC Common Shares, less the Repurchased Shares.
(8) The equivalent pro forma income per BFL common share amount represents the pro forma combined income per FUNC common share amount multiplied by a 0.669 Exchange Ratio.
                                       11

                                          HISTORICAL                EQUIVALENT PRO FORMA             EQUIVALENT PRO FORMA
                                   FUNC COMMON    BFL COMMON      PER BFL COMMON SHARE (9)       PER BFL PREFERRED SHARE (10)
MARKET VALUE PER SHARE:
  January 14, 1994..............     $41.875         23.00                  28.00                            28.00
  April 29, 1994................     $44.625         27.75                  29.75                            29.75

(9) Equivalent pro forma market values per BFL common share amounts represent the historical market values per share of FUNC Common Stock multiplied by a
    0.669 Exchange Ratio, rounded down to the nearest one-eighth. The FUNC and BFL historical market values per share represent the last reported sale prices per share of FUNC Common Stock and BFL Common Stock on the NYSE Tape:
    (i) on January 14, 1994, the last business day preceding public announcement of the execution of the Merger Agreement; and (ii) on April 29, 1994. For additional market prices of FUNC Common Stock and BFL Common Stock, see "THE MERGERS -- Market Prices". Because the market price of FUNC Common Stock is subject to fluctuation, the market value of the FUNC Common Shares that holders of BFL Common Stock and BFL Preferred Stock would receive upon consummation of the Corporate Merger may increase or decrease prior to and after the receipt of such shares. BFL stockholders are urged to obtain current market quotations for FUNC Common Stock.
(10) Equivalent pro forma market values per share of BFL Preferred Stock amounts represent the historical market values per share of FUNC Common Stock multiplied by a 0.669 Exchange Ratio and a one-for-one Preferred Stock Conversion Rate, rounded down to the nearest one-eighth.
SELECTED FINANCIAL DATA
     The following tables set forth certain unaudited historical consolidated selected financial information for FUNC and BFL and certain unaudited pro forma combined selected financial data, giving effect to the Corporate Merger (with a
0.669 Exchange Ratio and a one-for-one Preferred Stock Conversion Rate) on a purchase accounting basis effective as of January 1, 1993. See "THE
MERGERS -- Accounting Treatment ". This information should be read in conjunction with the historical financial statements of FUNC and BFL, including the respective notes thereto, and the other documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". The pro forma information set forth below does not reflect the acquisition of Lieber, which is pending as of the date of this Prospectus/Proxy Statement. See "FUNC -- History and Business". BFL's fiscal year-end is September 30 of each year; however, all financial information related to BFL as of and for the periods ended December 31 has been adjusted herein to reflect the results of operations on a calendar year-end basis, as appropriate.
     The 0.669 Exchange Ratio is based on the closing price per share of FUNC Common Stock on the NYSE Tape on April 29, 1994 ($44.625), as if such closing price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than 0.669. The one-for-one Preferred Stock Conversion Rate is based on the number of shares of BFL Common Stock into which one share of BFL Preferred Stock is convertible as of the date hereof. Under certain conditions relating to the possible issuance of additional shares of BFL Common Stock prior to the Effective Date, the Preferred Stock Conversion Rate may be greater than one-for-one. The pro forma information presented would be different if (i) the Average Closing Price is $44.876 or greater or $41.874 or less, or (ii) the Preferred Stock Conversion Rate is greater than one-for-one. See "THE MERGERS -- Business Pending Consummation " and " -- FUNC Common Stock Repurchase".
     Since purchase accounting does not require restatement of results for prior periods following consummation of the Corporate Merger, consummation of the Corporate Merger will not affect FUNC's historical results for the periods indicated. See "THE MERGERS -- Accounting Treatment".
                                       12

                                                                                   YEARS ENDED DECEMBER 31,
                                                                         1993          1992         1991         1990
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income...................................................  $ 4,556,332    4,479,385    4,647,440    4,829,520
  Interest expense..................................................    1,790,439    2,020,968    2,742,996    3,094,334
  Net interest income...............................................    2,765,893    2,458,417    1,904,444    1,735,186
  Provision for loan losses.........................................      221,753      414,708      648,284      425,409
  Net interest income after provision for loan losses...............    2,544,140    2,043,709    1,256,160    1,309,777
  Securities available for sale transactions........................       25,767       34,402       --           --
  Investment security transactions..................................        7,435       (2,881)     155,048        7,884
  Noninterest income................................................    1,165,086    1,032,651      914,511      690,672
  Noninterest expense...............................................    2,521,647    2,526,678    1,905,918    1,680,973
  Income before income taxes........................................    1,220,781      581,203      419,801      327,360
  Income taxes......................................................      403,260      196,152       71,070       64,993
  Net income........................................................      817,521      385,051      348,731      262,367
  Dividends on preferred stock......................................       24,900       31,979       34,570       33,868
  Net income applicable to common stockholders......................  $   792,621      353,072      314,161      228,499
PER COMMON SHARE DATA
  Net income........................................................  $      4.73         2.23         2.24         1.68
  Cash dividends....................................................         1.50         1.28         1.12         1.08
  Book value........................................................        28.90        22.25        23.23        21.81
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)....................................................      243,845      167,601      126,029      116,696
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................   70,786,969   63,828,031   59,273,177   54,588,410
  Loans, net of unearned income.....................................   46,876,177   41,923,767   41,383,580   36,050,719
  Deposits..........................................................   53,742,411   49,150,965   47,176,223   38,194,268
  Long-term debt....................................................    3,061,944    3,151,260    2,630,930    1,850,860
  Preferred stockholders' equity....................................      284,041      297,215      397,356      317,011
  Common stockholders' equity.......................................    4,923,584    4,161,948    3,463,441    2,983,361
  Total stockholders' equity........................................  $ 5,207,625    4,459,163    3,860,797    3,300,372
  Preferred shares outstanding......................................        6,318        6,846       10,851        7,293
  Common shares outstanding.........................................      170,338      164,849      149,112      136,777
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................  $68,101,222   61,145,974   55,095,439   52,124,595
  Loans, net of unearned income.....................................   43,631,410   41,270,991   37,314,358   35,877,585
  Deposits..........................................................   50,248,848   47,173,706   40,482,433   36,209,083
  Long-term debt....................................................    3,006,560    2,789,653    2,187,595    1,587,497
  Common stockholders' equity.......................................    4,550,048    3,889,256    3,131,716    2,937,441
  Total stockholders' equity........................................  $ 4,839,397    4,213,896    3,467,437    3,244,473
  Common shares outstanding.........................................      167,692      158,683      140,003      135,622
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders to average common
    stockholders' equity............................................        17.42%        9.08        10.03         7.78
  Net income to:
    Average total stockholders' equity..............................        16.89         9.14        10.06         8.09
    Average assets..................................................         1.20          .63          .63          .50
  Average stockholders' equity to average assets....................         7.11         6.89         6.29         6.22
  Allowance for loan losses to:
    Net loans.......................................................         2.18         2.24         2.06         1.95
    Nonaccrual and restructured loans...............................          147           96           72           77
    Nonperforming assets............................................          111           70           50           56
  Net charge-offs to average net loans..............................          .58          .86         1.48          .68
  Nonperforming assets to loans, net and foreclosed properties......         1.95         3.19         4.10         3.42
  Capital ratios:*
    Tier 1 capital..................................................         9.14         9.22         7.56         6.53
    Total capital...................................................        14.64        14.31        11.76        10.83
    Leverage........................................................         6.13         6.55         5.31         4.90
  Net interest margin...............................................         4.78%        4.77         4.08         3.99

                                                                         1989
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income...................................................   4,179,100
  Interest expense..................................................   2,703,623
  Net interest income...............................................   1,475,477
  Provision for loan losses.........................................     139,291
  Net interest income after provision for loan losses...............   1,336,186
  Securities available for sale transactions........................      --
  Investment security transactions..................................      19,018
  Noninterest income................................................     532,295
  Noninterest expense...............................................   1,445,836
  Income before income taxes........................................     441,663
  Income taxes......................................................      87,840
  Net income........................................................     353,823
  Dividends on preferred stock......................................       1,380
  Net income applicable to common stockholders......................     352,443
PER COMMON SHARE DATA
  Net income........................................................        2.62
  Cash dividends....................................................        1.00
  Book value........................................................       20.49
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)....................................................     106,952
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................  45,506,847
  Loans, net of unearned income.....................................  31,600,776
  Deposits..........................................................  31,531,770
  Long-term debt....................................................   1,514,834
  Preferred stockholders' equity....................................      13,773
  Common stockholders' equity.......................................   2,868,913
  Total stockholders' equity........................................   2,882,686
  Preferred shares outstanding......................................         551
  Common shares outstanding.........................................     140,023
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................  43,224,474
  Loans, net of unearned income.....................................  29,507,834
  Deposits..........................................................  29,804,143
  Long-term debt....................................................   1,554,548
  Common stockholders' equity.......................................   2,758,156
  Total stockholders' equity........................................   2,771,982
  Common shares outstanding.........................................     134,446
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders to average common
    stockholders' equity............................................       12.78
  Net income to:
    Average total stockholders' equity..............................       12.76
    Average assets..................................................         .82
  Average stockholders' equity to average assets....................        6.41
  Allowance for loan losses to:
    Net loans.......................................................        1.12
    Nonaccrual and restructured loans...............................         131
    Nonperforming assets............................................          89
  Net charge-offs to average net loans..............................         .39
  Nonperforming assets to loans, net and foreclosed properties......        1.25
  Capital ratios:*
    Tier 1 capital..................................................          --
    Total capital...................................................          --
    Leverage........................................................          --
  Net interest margin...............................................        4.15

* The 1990-1992 capital ratios are not restated for pooling of interests acquisitions.
                                       13

                                                                                      YEARS ENDED DECEMBER 31,
                                                                              1993        1992        1991        1990
BFL (HISTORICAL)
CONSOLIDATED SUMMARIES OF OPERATIONS
  (In thousands)
  Interest income........................................................  $   98,128     110,239     132,099     159,380
  Interest expense.......................................................      64,057      73,111      97,666     123,139
  Net interest income....................................................      34,071      37,128      34,433      36,241
  Provision for loan losses..............................................       3,934       9,878      25,950      14,060
  Net interest income after provision for loan losses....................      30,137      27,250       8,483      22,181
  Security and loan transactions.........................................      11,242       8,298       9,439        (440)
  Noninterest income.....................................................      10,360       7,807       8,933       7,379
  Noninterest expense....................................................      33,151      35,413      37,744      38,131
  Income (loss) before income taxes (benefit), extraordinary item and
    cumulative effect of accounting change...............................      18,588       7,942     (10,889)     (9,011)
  Income taxes (benefit).................................................       7,049       1,664      (1,651)        239
  Net income (loss) before extraordinary item and cumulative effect of
    accounting change....................................................      11,539       6,278      (9,238)     (9,250)
  Extraordinary item.....................................................          --         (14)        194          --
  Net income (loss) before cumulative effect of accounting change........      11,539       6,264      (9,044)     (9,250)
  Cumulative effect of accounting change.................................          --       7,327          --          --
  Net income (loss)......................................................      11,539      13,591      (9,044)     (9,250)
  Dividends on preferred stock...........................................       1,204       1,207       1,231       1,376
  Net income (loss) applicable to common stockholders....................  $   10,335      12,384     (10,275)    (10,626)
PER COMMON SHARE DATA
  Net income (loss)......................................................  $     2.76        3.42       (2.91)      (3.09)
  Cash dividends.........................................................          --          --          --          --
  Book value.............................................................       17.19       14.73       11.15       13.89
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands).........................................................          --          --          --          --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets.................................................................   1,527,075   1,512,436   1,469,192   1,696,036
  Loans, net of unearned income..........................................     743,119     795,239   1,000,380   1,165,527
  Deposits...............................................................   1,200,776   1,184,315   1,193,970   1,265,106
  Long-term debt.........................................................     103,537     177,550     113,655     112,130
  Preferred stockholder's equity.........................................      15,079      18,894      17,687      16,455
  Common stockholders' equity............................................      62,164      52,078      39,391      49,099
  Total stockholder's equity.............................................  $   77,243      70,972      57,078      65,554
  Preferred shares outstanding...........................................       1,138       1,138       1,138       1,138
  Common shares outstanding..............................................       3,615       3,536       3,534       3,534
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets.................................................................  $1,527,150   1,482,621   1,545,146   1,740,740
  Loans, net of unearned income..........................................     770,885     924,138   1,094,761   1,203,478
  Deposits...............................................................   1,177,385   1,174,771   1,233,554   1,268,577
  Long-term debt.........................................................     149,130     168,030      72,844      88,716
  Preferred stockholder's equity.........................................      16,664      18,289      17,077      15,770
  Common stockholders' equity............................................      57,662      43,647      42,478      52,105
  Total stockholders' equity.............................................  $   74,326      61,936      59,555      67,875
  Preferred shares outstanding...........................................       1,138       1,138       1,138       1,138
  Common shares outstanding..............................................       3,547       3,534       3,534       3,447
CONSOLIDATED PERCENTAGES
  Net income (loss) applicable to common stockholders to
    average common stockholders' equity..................................       17.92%      28.37      (24.19)     (20.39)
  Net income (loss) to:
    Average stockholders' equity.........................................       15.52       21.94      (15.19)     (13.63)
    Average assets.......................................................         .76         .92        (.59)       (.53)
  Average stockholders' equity to average assets.........................        4.87        4.18        3.85        3.90
  Allowance for loan losses to:
    Net loans............................................................        3.02        3.71        3.05        1.81
    Nonaccrual and restructured loans....................................       65.58       43.21       26.45       22.17
    Nonperforming assets.................................................       24.08       23.91       19.38       14.31
  Net charge-offs to average net loans...................................        1.35        1.18        1.51         .29
  Nonperforming assets to loans, net and foreclosed properties...........       11.63       14.52       15.11       12.13
  Capital ratios:
    Tier 1 capital.......................................................        9.84        8.65        4.96        4.37
    Total capital........................................................       11.27       10.20        7.22        6.39
    Leverage.............................................................        5.75%       5.11        4.00        3.47

                                                                             1989
BFL (HISTORICAL)
CONSOLIDATED SUMMARIES OF OPERATIONS
  (In thousands)
  Interest income........................................................    177,222
  Interest expense.......................................................    140,374
  Net interest income....................................................     36,848
  Provision for loan losses..............................................      9,806
  Net interest income after provision for loan losses....................     27,042
  Security and loan transactions.........................................      5,340
  Noninterest income.....................................................      5,364
  Noninterest expense....................................................     34,771
  Income (loss) before income taxes (benefit), extraordinary item and
    cumulative effect of accounting change...............................      2,975
  Income taxes (benefit).................................................      1,427
  Net income (loss) before extraordinary item and cumulative effect of
    accounting change....................................................      1,548
  Extraordinary item.....................................................         --
  Net income (loss) before cumulative effect of accounting change........      1,548
  Cumulative effect of accounting change.................................         --
  Net income (loss)......................................................      1,548
  Dividends on preferred stock...........................................      1,420
  Net income (loss) applicable to common stockholders....................        128
PER COMMON SHARE DATA
  Net income (loss)......................................................        .03
  Cash dividends.........................................................        .44
  Book value.............................................................      16.99
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands).........................................................      1,502
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets.................................................................  1,806,203
  Loans, net of unearned income..........................................  1,229,757
  Deposits...............................................................  1,282,380
  Long-term debt.........................................................    103,601
  Preferred stockholder's equity.........................................     15,079
  Common stockholders' equity............................................     58,004
  Total stockholder's equity.............................................     73,083
  Preferred shares outstanding...........................................      1,138
  Common shares outstanding..............................................      3,414
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets.................................................................  1,863,245
  Loans, net of unearned income..........................................  1,381,920
  Deposits...............................................................  1,304,716
  Long-term debt.........................................................     96,966
  Preferred stockholder's equity.........................................     15,079
  Common stockholders' equity............................................     58,118
  Total stockholders' equity.............................................     73,197
  Preferred shares outstanding...........................................      1,097
  Common shares outstanding..............................................      3,414
CONSOLIDATED PERCENTAGES
  Net income (loss) applicable to common stockholders to
    average common stockholders' equity..................................        .22
  Net income (loss) to:
    Average stockholders' equity.........................................       2.11
    Average assets.......................................................        .08
  Average stockholders' equity to average assets.........................       3.93
  Allowance for loan losses to:
    Net loans............................................................        .86
    Nonaccrual and restructured loans....................................      23.37
    Nonperforming assets.................................................      13.56
  Net charge-offs to average net loans...................................        .36
  Nonperforming assets to loans, net and foreclosed properties...........       6.18
  Capital ratios:
    Tier 1 capital.......................................................       4.52
    Total capital........................................................       5.18
    Leverage.............................................................       3.80

FUNC AND BFL
PRO FORMA COMBINED SELECTED FINANCIAL DATA (1)

                                                                                                                 AS OF AND FOR
                                                                                                                 THE YEAR ENDED
                                                                                                                  DECEMBER 31,
                                                                                                                      1993
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income.............................................................................................    $  4,647,334
  Interest expense............................................................................................       1,853,111
  Net interest income.........................................................................................       2,794,223
  Provision for loan losses...................................................................................         225,687
  Net interest income after provision for loan losses.........................................................       2,568,536
  Securities available for sale transactions..................................................................          25,767
  Investment security transactions............................................................................          18,677
  Noninterest income..........................................................................................       1,175,446
  Noninterest expense.........................................................................................       2,561,273
  Income before income taxes..................................................................................       1,227,153
  Income taxes................................................................................................         407,067
  Net income..................................................................................................         820,086
  Dividends on preferred stock................................................................................          24,900
  Net income applicable to common stockholders................................................................    $    795,186
PER COMMON SHARE DATA
  Net income applicable to common stockholders................................................................    $       4.69
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets......................................................................................................      72,345,649
  Loans, net of unearned income...............................................................................      47,639,296
  Deposits....................................................................................................      54,943,187
  Long-term debt..............................................................................................       3,150,090
  Preferred stockholders' equity..............................................................................         284,041
  Common stockholders' equity.................................................................................       5,013,630
  Total stockholders' equity..................................................................................    $  5,297,671
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
     Net loans................................................................................................            2.19%
     Nonperforming assets.....................................................................................            1.04
  Net charge-offs to average net loans........................................................................             .59
  Nonperforming assets to loans, net and foreclosed properties................................................            2.10%

(1) Based on the assumptions indicated above and below, on a pro forma basis the Corporate Merger will increase FUNC's goodwill by $95,334,000, which will be amortized on a straight-line basis over 25 years, and FUNC's deposit base premium by $17,447,000, which will be amortized on an accelerated basis over a ten-year period. The following assumptions were used to arrive at the pro forma results of operations: cost of funds for the purchase of the Repurchased Shares of 3.12 percent; applying a straight-line amortization method over seven years for the excess cost of carrying value over market value for securities; applying an accelerated seven-year amortization period for loan premiums; applying straight-line depreciation over ten years for premises and equipment; merger-related accruals of $34 million for branch closings, employee and occupancy-related costs, and other merger-related expenses; and a cost of nine percent related to BFL Debentures converted to FUNC Common Shares.
                                       15

                              RECENT DEVELOPMENTS
MARCH 31, 1994 PERIOD END RESULTS
  FUNC
     FUNC's earnings applicable to common stockholders were $217 million in the first quarter of 1994, a 12 percent increase from $193 million in the first quarter of 1993 and 14 percent from $190 million in the fourth quarter of 1993. Net income per common share increased to $1.27 from $1.17 in the first quarter of 1993 and $1.12 in the fourth quarter of 1993.
     FUNC's return on average common equity was 17.54 percent and the return on average assets was 1.28 percent in the first quarter of 1994, compared with
18.41 percent and 1.28 percent in the first quarter of 1993 and 15.55 percent and 1.07 percent in the fourth quarter of 1993.
     Important factors in FUNC's first quarter 1994 earnings performance compared with the fourth quarter of 1993 included:
     (Bullet) Continued growth in net interest income;
     (Bullet) Continued improvement in credit quality, including a $120 million reduction in nonperforming assets, lower charge-offs and a lower loan loss provision; and
     (Bullet) A $48 million decline in noninterest expense.
     Tax-equivalent net interest income increased to $750 million from $696 million in the first quarter of 1993 and $733 million in the fourth quarter of 1993.
     Nonperforming assets declined to $796 million, or 1.70 percent of net loans and foreclosed properties, at March 31, 1994, compared with $1.268 billion, or
3.07 percent, at the end of the first quarter a year ago, and $916 million, or
1.95 percent, at December 31, 1993.
     Annualized net charge-offs as a percentage of average net loans were .27 percent in the first quarter of 1994, compared with .61 percent in the first quarter of 1993 and .51 percent in the fourth quarter of 1993. The loan loss provision declined to $25 million, from $60 million in the first quarter of 1993 and $50 million in the fourth quarter of 1993.
     Net loans at March 31, 1994, were $46.7 billion, compared with $40.9 billion at the end of first quarter of 1993 and $46.9 billion at year-end 1993. Since year-end, commercial and consumer loan growth has been partially offset by the planned runoff of acquired loans and lower balances of mortgages held for sale.
     Deposits were $52.1 billion at March 31, 1994, compared with $47.9 billion at the end of the first quarter a year ago and $53.7 billion at year-end 1993. Total stockholders' equity was $5.28 billion at March 31, 1994, compared with $4.66 billion at March 31, 1993 and $5.21 billion at year-end.
     Results in the first quarter of 1993 do not include the purchase accounting acquisitions of Georgia Federal Bank, FSB, and First American Metro Corp., which were completed in June 1993.
     At March 31, 1994, FUNC had assets of $72.2 billion and operated 1,308 banking offices in Florida, North Carolina, Georgia, Virginia, South Carolina, Tennessee, Maryland and Washington, D.C., and 206 nonbanking offices in 39 states.
  BFL
     BFL reported net income of $929,000, or earnings per share of $0.16, for the second quarter of fiscal 1994 as compared to net income for the same period in fiscal 1993 of $2.7 million, or primary earnings per share of $0.66 ($0.51 fully diluted). For the six months ended March 31, 1994, BFL's net income was $2.4 million, or earnings per share of $0.48. This compared to net income for the same period in fiscal 1993 of $10.3 million, or primary earnings per share of $2.66 ($1.81 fully diluted), which included income of $7.3 million representing the cumulative effect of a change in the method of accounting for income taxes pursuant to BFL's adoption of Statement of Financial Accounting Standards No. 109. Excluding this adjustment, net income for the first six months of fiscal 1993 would have been $3.0 million, or primary earnings per share of $0.68 ($0.58 fully diluted).
     Earnings for the quarter ended March 31, 1994 included losses from loans and securities transactions of $902,000 compared to gains of $1.9 million for the same quarter in fiscal 1993. For the six months ended March 31, 1994, losses from loans and securities transactions totaled $72,000 compared to gains of $1.8 million for the same period in fiscal 1993.
                                       16

     Provisions for losses relating to loans and investments in real estate for the quarter ended March 31, 1994 totaled $82,000 compared to $2.2 million for the same period in fiscal 1993. For the six month period, such provisions totaled $445,000 in 1994 compared to $6.9 million in 1993. The decrease in provisions in fiscal 1994 is attributable to a reduction in the level of classified assets. At March 31, 1994, classified assets totaled $112.9 million, or 7.3 percent of total assets, compared to $165.9 million, or 10.9 percent of total assets, at March 31, 1993. This represents a net decrease of $53.0 million between March 31, 1993 and March 31, 1994. Total nonperforming assets declined by $28.0 million during the same one-year time period to $91.4 million.
     At March 31, 1994, BFL Bank's risk-based, tier 1 risk-based, and core capital ratios were 11.13 percent, 9.71 percent and 5.56 percent, respectively.
     BFL had total assets of $1.5 billion and a book value per share of BFL Common Stock of $16.35 at March 31, 1994, compared to $1.5 billion and a book value per share of $15.47 at March 31, 1993.
                              GENERAL INFORMATION
GENERAL
     This Prospectus/Proxy Statement is being furnished by BFL to its stockholders as a Proxy Statement in connection with the solicitation of proxies by the Board of Directors of BFL for use at the Special Meeting to be held on June 10, 1994, and any adjournment or adjournments thereof, to consider and vote upon: (i) a proposal to approve the Merger Agreement; and (ii) such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.
     This document is also furnished by FUNC to the holders of BFL Common Stock and the holder of BFL Preferred Stock as a Prospectus in connection with the issuance by FUNC of the FUNC Common Shares, upon consummation of the Corporate Merger.
     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of BFL; (ii) submitting a proxy having a later date; or (iii) such person appearing at the Special Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement.
     Directors, officers and employees of BFL and FUNC may solicit proxies from BFL stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. BFL has retained Morrow & Co. to assist in solicting proxies and to send proxy materials to brokerage houses and other custodians, nominees and fudiciaries for transmittal to their principals, at a cost of $3,000, plus out-of-pocket expenses. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be shared equally between FUNC and BFL.
     THE BOARD OF DIRECTORS OF BFL HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, BELIEVES IT IS IN THE BEST INTERESTS OF BFL AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY BFL STOCKHOLDERS. SEE "THE MERGERS -- BACKGROUND AND REASONS; BFL".
RECORD DATE; VOTES REQUIRED
     The Board of Directors of BFL has fixed May 2, 1994, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of BFL Common Stock and BFL Preferred Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of BFL Common Stock outstanding on the Record Date was 3,718,651, each of such shares being entitled to one vote. The number of shares of BFL Preferred Stock outstanding on the Record Date was 1,138,000, each of such shares being entitled to one vote with respect to the vote of the Combined Shares and one vote with respect to the separate class vote of the BFL Preferred Stock.
     Approval of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of BFL Common Stock and the holder of the BFL Preferred Stock voting together as a class. In addition, the holder of the BFL Preferred Stock will be afforded a separate class vote on approval of the Merger Agreement.
                                       17

     The directors and executive officers of BFL (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting 199,643 shares of BFL Common Stock, which represents 4.1 percent of the Combined Shares. In connection with the execution of the Merger Agreement, the holder of the BFL Preferred Stock, which represents
23.4 percent of the Combined Shares, entered into the Preferred Stockholder Agreement (a copy of which is included as Exhibit B to ANNEX A to this Prospectus/Proxy Statement) whereby such holder has agreed to vote such BFL Preferred Stock in favor of approval of the Merger Agreement at the Special Meeting. Accordingly, assuming such shares are so voted and that the directors and executive officers of BFL vote their shares of BFL Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 29.3 percent of the outstanding shares of BFL Common Stock entitled to be voted at the Special Meeting in order for the Merger Agreement to be approved at the Special Meeting by the requisite vote of the holders of the Combined Shares.
     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.
                                       18

                                  THE MERGERS
     THE FOLLOWING INFORMATION RELATING TO THE MERGERS IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT (INCLUDING THE STOCK OPTION AGREEMENT AND THE PREFERRED STOCKHOLDER AGREEMENT) IS SET FORTH IN ANNEX A TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS OF BFL ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.
GENERAL
     Under the terms of the Merger Agreement, BFL would merge with and into FUNC-FL and BFL Bank would merge with and into FUNB-FL. Upon consummation of the Corporate Merger (i) each outstanding share of BFL Common Stock (excluding any FUNC/BFL Held Shares) would be converted, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, into the right to receive a number of shares of FUNC Common Stock equal to (a) 0.669 shares if the Average Closing Price is greater than $41.874 and less than $44.876, (b) the result obtained by dividing $28.00 by the Average Closing Price if the Average Closing Price is $41.874 or less, or (c) the result obtained by dividing $30.00 by the Average Closing Price if the Average Closing Price is $44.876 or greater, and (ii) each outstanding share of BFL Preferred Stock would be converted, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, into the right to receive a number of shares of FUNC Common Stock equal to the product of (x) the Exchange Ratio, and
(y) the Preferred Stock Conversion Rate. Each holder of BFL Common Stock and BFL Preferred Stock who would otherwise be entitled to a fractional share of FUNC Common Stock will receive cash in lieu thereof in an amount determined by multiplying (1) the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the last trading day prior to the Effective Date by (2) the fraction of a share of FUNC Common Stock to which such holder would otherwise be entitled.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers, the Effective Date will occur on such date as FUNC notifies BFL in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the third quarter of 1994. If the Corporate Merger is consummated in such quarter, or in any other quarter, BFL stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. The Board of Directors of either FUNC or BFL may terminate the Merger Agreement if the Effective Date does not occur on or before December 31, 1994. See " -- Exchange of BFL Certificates" and " -- Conditions to Consummation; Termination".
EXCHANGE OF BFL CERTIFICATES
     As promptly as practicable after the Effective Date, FUNC will send or cause to be sent to each holder of record of BFL Common Stock and BFL Preferred Stock, transmittal materials for use in exchanging all of such holder's certificates representing BFL Common Stock and BFL Preferred Stock for a certificate or certificates representing the FUNC Common Shares to which such holder is entitled and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.
     BFL STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.
     Upon surrender of all of the certificates for BFL Common Stock and BFL Preferred Stock, as applicable, registered in the name of a holder of such certificates (or indemnity satisfactory to FUNC and the exchange agent selected by FUNC if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of FUNC Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check or checks for any fractional share interests (in each case, without interest).
     All FUNC Common Shares issued to the holders of BFL Common Stock and BFL Preferred Stock pursuant to the Corporate Merger will be deemed issued as of the Effective Date. After the Effective Date, former holders of record of BFL Common Stock and BFL Preferred Stock will be entitled to vote at any meeting of holders of FUNC Common Stock the
                                       19
number of FUNC Common Shares into which their BFL shares have been converted, regardless of whether they have surrendered their BFL Common Stock or BFL Preferred Stock certificates. FUNC dividends having a record date after the Effective Date will include dividends on all FUNC Common Shares issued in the Corporate Merger, but no dividend or other distribution payable to the holders of record of FUNC Common Shares at or as of any time after the Effective Date will be distributed to the holder of any BFL Common Stock or BFL Preferred Stock certificates until such holder physically surrenders all such certificates as hereinabove described. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check or checks for any fractional share interests, will be delivered to such holder (in each case, without interest). FUNC dividends having a record date before the Effective Date (which record date may, in FUNC's sole discretion, be the day immediately preceding the Effective Date or any other day prior to the Effective Date) will not include dividends on the FUNC Common Shares issued in the Corporate Merger. After the Effective Date, the stock transfer books of BFL will be closed and there will be no transfers on the transfer books of BFL of the shares of BFL Common Stock and BFL Preferred Stock that were outstanding immediately prior to the Effective Date.
BACKGROUND AND REASONS
  BFL
     At December 7, 1989, BFL Bank exceeded the tangible and core capital requirements of OTS regulations but did not meet the risk-based capital requirement. As a result, BFL Bank was required, under OTS regulations, to submit a capital plan to the OTS. BFL Bank submitted its Capital Plan (the "BFL Bank Capital Plan") which was approved by the OTS on June 21, 1990. The BFL Bank Capital Plan outlined BFL Bank's strategies to meet the risk-based requirement and set risk-based capital requirements for BFL Bank to achieve based on its operating plans during the period June 30, 1990 through September 30, 1992.
     In connection with OTS approval of the BFL Bank Capital Plan, BFL Bank agreed to limit its investment and lending activities and growth to the levels specified in the BFL Bank Capital Plan. BFL Bank also agreed not to make any further dividend payments or distributions to BFL while the BFL Bank Capital Plan was in effect. In December 1992, the OTS released BFL Bank from the BFL Bank Capital Plan and the related conditions contained in the letter from OTS approving the BFL Bank Capital Plan.
     BFL Bank entered into a written agreement dated April 19, 1991 (the "BFL Bank Written Agreement") with the OTS in which BFL Bank undertook to take certain steps to reduce the level of its classified assets, including limiting its lending activities until such time as its level of classified assets, as determined by the OTS, is reduced below 50 percent of its total capital. While BFL Bank has been released from the BFL Bank Capital Plan, in light of the restrictions on BFL Bank's business contained in the BFL Bank Written Agreement, BFL Bank faced business and regulatory pressures to improve its capital position. With the assistance of its investment bankers, BFL and BFL Bank continued to explore alternatives for improving its capital position. Such alternatives included (i) the sale of additional shares of BFL Common Stock in an underwritten public offering or a rights offering to its existing stockholders, (ii) the implementation of a dividend reinvestment and stock purchase plan, (iii) the augmentation of capital through the retention of earnings, and (iv) a sale of BFL or BFL Bank.
     In early August 1993, Rudolf P. Guenzel, Chief Executive Officer and President of BFL and BFL Bank, met with Byron Hodnett, Chief Executive Officer of FUNB-FL, for a preliminary and general discussion of whether a merger involving BFL and FUNC might be feasible. No specific proposal was made by FUNC or FUNB-FL at that meeting. Following that meeting, a confidentiality agreement was entered into between BFL and FUNB-FL in September 1993, and BFL provided to FUNB-FL copies of its public financial reports, a supplemental memorandum and certain additional non-public information.
     At its meeting on October 22, 1993, Mr. Guenzel advised the Board of Directors of BFL that certain non-public information had been provided to FUNB-FL and that BFL and FUNB-FL had entered into a confidentiality agreement. At this meeting, Mr. Guenzel also advised the Board of Directors that preliminary discussions had been held with a second potential acquiror but that any further discussions would be postponed until near the end of 1993 because of other pending transactions to which that potential acquiror was a party.
     On January 5, 1994, representatives of BFL, FUNC and FUNB-FL met at the offices of BFL, and FUNC presented a letter addressed to BFL outlining the terms on which it might consider a merger transaction with BFL. This non-binding letter was discussed by the Board of Directors of BFL at a meeting on January 7, 1994, with the assistance of Alex. Brown. The Board authorized management to continue discussions with FUNC.
                                       20

     On January 10, 1994, a confidential Offering Memorandum was provided to FUNC and the other potential acquiror identified to the Board of Directors of BFL at the October 22, 1993 meeting which provided certain additional information concerning BFL and BFL Bank and updated certain information previously furnished. Following review of the Offering Memorandum, FUNC delivered to BFL a non-binding letter dated January 11, 1994, confirming its interest in pursuing a proposal substantially on the terms outlined in its letter dated January 5, 1994. FUNC's January 11, 1994 letter was discussed by the directors of BFL at a meeting on January 12, 1994, again with the assistance of Alex. Brown. Thereafter, the Board authorized management of BFL to permit on-site due diligence by FUNC beginning after the close of business on January 14, 1994.
     On January 14 through January 16, 1994, representatives of FUNC performed due diligence on the books and records of BFL and BFL Bank and conducted interviews with various personnel of BFL and BFL Bank. Simultaneously with the conduct of the due diligence review, representatives of BFL (including representatives of Alex. Brown and Cummings & Lockwood, special counsel to BFL) and FUNC negotiated the terms of the Merger Agreement.
     On behalf of BFL, Alex. Brown contacted the other potential acquiror referred to above to determine whether it had any interest in pursuing a proposal to acquire BFL. There was no formal response to this inquiry. The price initially suggested by such potential acquiror in connection with an acquisition of BFL was below the price ultimately agreed to in the Merger Agreement.
     Meetings of the Boards of Directors of BFL and BFL Bank were held on January 16, 1994, at which the terms of the Merger Agreement were reviewed in detail. The Boards of Directors of BFL and BFL Bank unanimously approved the Merger Agreement, the Stock Option Agreement and the Preferred Stockholder Agreement. Among the factors considered by the Board were: (i) the Exchange Ratio when measured against the terms of comparable transactions and in comparison with the preliminary indications of price suggested by the other potential acquiror; (ii) the fairness opinion received by BFL from Alex. Brown;
(iii) the continuing limitation on BFL Bank's lending activities under the BFL Bank Written Agreement because of the level of BFL Bank's problem assets; (iv) the willingness of FUNC to assume the risk relating to certain litigation pending against BFL Bank; (v) the relative probability that the Mergers would be concluded, including the nature of the conditions to FUNC's obligations contained in the Merger Agreement; (vi) the continuing need for BFL Bank to improve its capital ratios and the feasibility of alternative capital raising initiatives; (vii) the requirement of FUNC that BFL grant FUNC the Option, including the number of shares which would be issuable thereunder on a fully-diluted basis, the exercise price and the potential impact of the existence of the Option on the receipt of other offers to acquire BFL; (viii) the prospects of BFL if it remained independent; and (ix) the anticipated continuing adverse effect on the operations of BFL Bank of the terms of the BFL Bank Written Agreement which preclude BFL Bank from engaging in certain types of business which have historically been more profitable.
     BFL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BFL STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
  FUNC
     FUNC believes that it is advantageous to build a multi-state banking organization. The economies of banking favor such an organization as a way of gaining efficiency and spreading costs over a large base, as well as providing diversification. To further its objective to build a multi-state banking organization, FUNC has heretofore concentrated its efforts on what it perceives to be some of the better banking markets in the southeast and south atlantic regions of the United States and on advantageous ways of entering or expanding its presence in those markets. FUNC believes that Florida is among the better, if not the best, of the banking markets in such regions and that joining with BFL is an excellent way to significantly expand FUNC's presence in the Florida market.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See
"FUNC -- History and Business".
OPINION OF FINANCIAL ADVISOR
     BFL has retained Alex. Brown to act as BFL's financial advisor in connection with the Corporate Merger and related matters. Alex. Brown has historically provided, and continues to provide, certain other financial advisory and agency services to BFL. Alex. Brown was selected to act as BFL's financial advisor based upon its qualifications, expertise and reputation as
                                       21
well as Alex. Brown's prior investment banking relationship and familiarity with BFL. Alex. Brown regularly publishes research reports regarding the financial services industry and the business and securities of publicly owned companies in the industry.
     On January 16, 1994, at the meeting at which the Board of Directors of BFL approved and adopted the Merger Agreement, Alex. Brown delivered a written opinion (the "Alex. Brown Opinion") to the Board of Directors of BFL that as of such date the Exchange Ratio, 0.669 shares of FUNC Common Stock for each share of BFL Common Stock (subject to certain adjustments based upon the price of FUNC Common Stock as outlined in the Merger Agreement), was fair to the holders of BFL Common Stock from a financial point of view. No limitations were imposed by the Board of Directors of BFL upon Alex. Brown with respect to the investigations made or procedures followed by them in rendering the Alex. Brown Opinion.
     THE FULL TEXT OF THE ALEX. BROWN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. BFL STOCKHOLDERS ARE URGED TO READ THE ALEX. BROWN OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE ALEX. BROWN OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ALEX. BROWN OPINION.
     In rendering the Alex. Brown Opinion, Alex. Brown: (i) reviewed the Merger Agreement, certain publicly available business and financial information concerning BFL and FUNC, and certain internal financial analyses and forecasts for BFL prepared by its management; (ii) held discussions with members of senior management regarding the past and current business operations, financial condition and future prospects of BFL and FUNC; (iii) reviewed the reported price and trading activity for BFL Common Stock and FUNC Common Stock and compared certain financial and stock market information for BFL and FUNC with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the financial services industry which Alex. Brown deemed comparable in whole or in part; and (v) performed such other studies and analyses as Alex. Brown considered appropriate.
     Alex. Brown relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of the Alex. Brown Opinion. With respect to the financial forecasts reviewed by Alex. Brown in rendering the Alex. Brown Opinion, Alex. Brown assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of BFL as to the future financial performance of BFL. Alex. Brown did not make independent evaluations or appraisals of the assets or liabilities of BFL or FUNC, nor was it furnished with any such appraisals.
     The summary set forth below does not purport to be a complete description of the analyses performed by Alex. Brown in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. No one of the analyses performed by Alex. Brown was assigned a greater significance than any other. In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond BFL's or FUNC's control. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.
  ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES
     In preparing the Alex. Brown Opinion, Alex. Brown, using publicly available information, compared selected financial information, including book value, tangible book value, recent earnings, asset quality ratios and loan loss reserve levels, for BFL and two groups of savings banks.
     The first group was comprised of eight thrift institutions located in the State of Florida that possessed an asset base between $400 million and $4.5 billion (the "Florida Comparable Group"). The Florida Comparable Group included (in descending order of asset size): CSF Holdings, Inc.; American Savings of Florida; Coral Gables Fedcorp, Inc.; BankAtlantic, FSB; Home Savings Bank, MHC; FF Bancorp, Inc.; Bank United Financial Corp.; and F&C Bancshares, Inc. As of January 13, 1994, the relative multiples of the market price of BFL and the mean market price of the Florida Comparable Group to selected financial data was: to stated book value, 115.9 percent for BFL and 116.7 percent for the Florida Comparable Group;
                                       22
to tangible book value, 121.3 percent for BFL and 125.0 percent for the Florida Comparable Group; to the latest twelve month earnings ("LTM Earnings"), 6.3 times for BFL and 10.5 times for the Florida Comparable Group; and to total assets, 4.6 percent for BFL and 10.4 percent for the Florida Comparable Group. In assessing the LTM Earnings multiple for BFL, it is important to note that only $.62 of fiscal year ended September 30, 1993's fully-diluted earnings per share level of $3.16 resulted from BFL's core operations ("Core LTM EPS"). Thus, the Core LTM EPS multiple for BFL was 32.3 times as of January 13, 1994.
     The second group was comprised of national thrift institutions that possessed an asset base between $300 million and $3.0 billion ("National Comparable Group"). As of January 13, 1994, the relative multiples of the market price of BFL and the mean market price of the National Comparable Group to selected financial data was: to stated book value, 115.9 percent for BFL and
108.0 percent for the National Comparable Group; to tangible book value, 121.3 percent for BFL and 112.3 percent for the National Comparable Group; to LTM Earnings, 6.3 times for BFL and 9.7 times for the National Comparable Group; and to total assets, 4.6 percent for BFL and 8.3 percent for the National Comparable Group.
  ANALYSIS OF COMPARABLE ACQUISITION TRANSACTIONS
     In preparing the Alex. Brown Opinion, Alex. Brown analyzed certain comparable merger and acquisition transactions for savings banks based upon the acquisition price relative to book value, LTM Earnings, total assets and the premiums to core deposits and the market price. The market price premium is measured against the market price of the common stock one month prior to the acquisition announcement so as to eliminate any stock price volatility associated with rumors associated with an organization's takeover. The analysis included a review and comparison of the mean multiples represented by a sample of recently effected or pending savings bank acquisitions nationwide having a transaction value in excess of $50 million which were announced since January 1, 1992 (a total of 58 transactions) ("Nationwide Transactions"), as segmented into: (i) transactions in Florida -- nine transactions ("Florida Transactions");
(ii) transactions in which the selling thrift institution generated a return on average assets between 0.70 percent and 1.20 percent in the year of an announced acquisition -- 21 transactions ("Profitability Segmented Transactions"); and
(iii) transactions in which the selling savings bank possessed asset quality difficulties, as defined by a nonperforming assets to total assets ratio in excess of four percent -- 12 transactions ("Asset Quality Segmented Transactions"). This entire group was then segmented into national acquisitions announced since January 1, 1993 -- 34 transactions ("1993 Transactions").
     Based on the per share closing stock price of FUNC Common Stock on January 14, 1994 ($41.875), the value of the FUNC Common Stock to be issued pursuant to the Merger Agreement for each share of BFL Common Stock was $28.01 (the "Comparison Value"). The relative multiples of the related purchase price (using the Comparison Value for the Corporate Merger) to each of the comparable acquisition transaction segmentations are provided in the following table:

                                                                    PURCHASE PRICE AS A MULTIPLE OF          PREMIUM TO
                                                                 BOOK                           TOTAL           CORE
GROUPING                                                       VALUE (1)    LTM EARNINGS      ASSETS (1)    DEPOSITS (1)
Corporate Merger............................................     162.3%         11.4x(3)         10.6%           8.4%
Nationwide Transactions.....................................     147.8          14.1             12.5            6.8
(a) Florida Transactions....................................     143.2          15.6             11.6            6.3
(b) Profitability Segmented Transactions....................     148.2          14.2             12.9            6.6
(c) Asset Quality Segmented Transactions....................     121.9          14.4              8.5            3.2
(d) 1993 Transactions.......................................     163.3%         15.8x            13.9%           8.4%

                                                               MARKET
GROUPING                                                      PRICE (2)
Corporate Merger............................................     36.6%
Nationwide Transactions.....................................     48.6
(a) Florida Transactions....................................     48.8
(b) Profitability Segmented Transactions....................     51.2
(c) Asset Quality Segmented Transactions....................     49.5
(d) 1993 Transactions.......................................     42.5%

(1) Based on the financial statements of the selling institutions as of the quarter ended immediately prior to the acquisition announcement, which was December 31, 1993, in the case of BFL.
(2) Based on stock price one month prior to announcement of the applicable merger agreement. In the case of BFL such price was $20.50.
(3) Reported earnings per share excluding the impact of accounting change. The Corporate Merger multiple would increase to 45.2x LTM Earnings if earnings per share from BFL's core operations only were analyzed.
  DISCOUNTED CASH FLOW ANALYSIS
     Using discounted cash flow analysis, Alex. Brown estimated the present value of the future dividend streams that BFL could produce over a three-year period, under different assumptions as to required equity levels, if BFL performed in accordance with management's forecasts and certain variants thereof. Alex. Brown also estimated the terminal value for BFL's
                                       23
common equity by applying book value (150-175 percent) and LTM Earnings (14-16 times) acquisition multiples currently being received by savings banks with profitability ratios similar to those BFL is projected to have during the fiscal year ending September 30, 1996. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of BFL. No dividends were assumed to be paid on the BFL Common Stock during the projection horizon and the terminal values were discounted to present values using discount rates ranging from 15.0 percent to 17.5 percent, which reflect different assumptions regarding the required rates of returns of holders or prospective buyers of BFL Common Stock.
  REFERENCE RANGE
     Based in part on the several analyses discussed above, Alex. Brown developed, for purposes of the Alex. Brown Opinion, a reference range for the value of BFL Common Stock of $24.00 to $28.00 per share. The values reflected in the foregoing reference range were not intended to represent the price at which 100 percent of the BFL Common Stock could actually be sold. The foregoing values were based in part on the application of economic and financial models and are not necessarily indicative of actual values, which may be significantly more or less than such estimates. The values do not purport to be appraisals.
  FEE ARRANGEMENT
     Pursuant to the terms of an engagement letter dated November 24, 1993, BFL has paid Alex. Brown $250,000 for acting as financial advisor in connection with the Corporate Merger, including rendering its opinion. In addition, BFL has agreed to pay Alex. Brown a fee of 0.95 percent of the aggregate consideration received by BFL stockholders in the Corporate Merger (assuming merger consideration of $28.01 for each share of BFL Common Stock as of January 14,
1994), less the $250,000 in fees already paid to Alex. Brown, resulting in an aggregate fee of approximately $1.6 million. Whether or not the Corporate Merger is consummated, BFL has also agreed to indemnify Alex. Brown and certain related persons against certain liabilities relating to or arising out of its engagement.
  RELATIONSHIPS WITH FUNC
     Alex. Brown, in the ordinary course of its business, has engaged, and may in the future engage, in transactions with, and/or perform services for, FUNC and its subsidiaries. These services include investment banking and brokerage activities for which it has received transactional fees in connection therewith. INTERESTS OF CERTAIN PERSONS
     The Merger Agreement provides that for the six-year period following the Effective Date, FUNC will indemnify the directors, officers and employees of BFL holding such positions on or prior to the date of the Merger Agreement, against certain liabilities to the extent such persons were indemnified under the DGCL and BFL's Certificate of Incorporation and Bylaws as in effect on the date of the Merger Agreement.
     In addition, FUNC agreed in the Merger Agreement to provide coverage under its existing directors' and officers' liability insurance policy for persons who were covered by such insurance maintained by BFL on the date of the Merger Agreement for a period of three years after the Effective Date.
     BFL has entered into agreements with Rudolf P. Guenzel, J. Michael Holmes, John W. Abbott, William W. Flader, Dennis Reed and W. Terrell Upson, constituting all of the executive officers of BFL Bank, which provide for a lump sum payment by BFL in the event a "change in control" (as defined in such agreements) of BFL occurs and the officer submits his resignation from all positions with BFL, BFL Bank and any of their subsidiaries. The amount of the payment equals a multiple of the officer's then current annual base salary, the average annual value of non-cash fringe benefits included in the officer's compensation for federal income tax purposes for the two calendar years prior to the change in control and the average amount of any bonus received, credited or deferred with respect to the two prior calendar years, subject to reduction to satisfy certain provisions of federal tax law. The multiple is 2.99 in the case of Mr. Guenzel, 2.00 in the case of Messrs. Holmes and Abbott and 1.00 in the case of Messrs. Flader, Reed and Upson. In addition, the officer's interests under any non-qualified benefit plan of BFL or BFL Bank would become 100 percent vested. Each officer agrees, if requested, to enter into an employment agreement with the surviving, successor or acquiring entity providing for employment for up to two years in a position bearing substantially the same responsibilities and duties as those carried on by the officer immediately prior to the change in control. For purposes of these agreements, the acquisition of BFL by FUNC would constitute a "change in control". The estimated amounts which would be payable under these agreements to Messrs. Guenzel, Holmes, Abbott, Flader, Reed and Upson are $749,845, $401,808, $279,711, $142,415, $155,942 and $149,057,
respectively.
                                       24

     In the Merger Agreement, FUNC has agreed to assume all options outstanding under the 1988 Stock Option Plan, as amended, and the 1980 Stock Option Plan of BFL (the "BFL Option Plans") in accordance with the terms of the BFL Option Plans except that the shares acquired upon exercise shall be shares of FUNC Common Stock. The number of shares covered by each option outstanding under the BFL Option Plans would be equal to the number of shares of BFL Common Stock covered thereby multiplied by the Exchange Ratio and rounded to the nearest whole share, and the option exercise price would be appropriately adjusted. Pursuant to the BFL Option Plans, all options outstanding become immediately exercisable in full in the event of a "change in control" (as defined in the BFL Option Plans). Each of the non-employee directors of BFL, other than Dale A. Myer, has an option to purchase 5,000 shares of BFL Common Stock under BFL's 1988 Stock Option Plan. In addition, Messrs. Guenzel, Holmes, Abbott, Flader, Reed and Upson have options under the BFL Option Plans to purchase 133,500, 56,315, 44,802, 30,000, 20,500 and 20,000 shares, respectively.
     FUNC agreed in the Merger Agreement that as soon as administratively practicable following the Effective Date, employees of BFL will generally be entitled to participate in FUNC's pension, benefit and similar plans on substantially the same terms and conditions as employees of FUNC, giving effect, for eligibility and vesting of benefits (but not for accrual of benefits), to years of service with BFL as if such service were with FUNC.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     THE FOLLOWING IS A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE CORPORATE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS BFL STOCKHOLDERS, IF ANY, WHO RECEIVED THEIR BFL COMMON STOCK OR BFL PREFERRED STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, AND BFL STOCKHOLDERS THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS.
     Sullivan & Cromwell, special counsel for FUNC, has advised FUNC and BFL that, in its opinion:
           (i) No gain or loss will be recognized for federal income tax purposes by BFL stockholders upon the exchange in the Corporate Merger of shares of BFL Common Stock or BFL Preferred Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock).
           (ii) The basis of FUNC Common Shares received in the Corporate Merger by BFL stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of BFL Common Stock or BFL Preferred Stock surrendered in exchange therefor.
          (iii) The holding period of the FUNC Common Shares received in the Corporate Merger by a BFL stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of BFL Common Stock or BFL Preferred Stock surrendered in exchange therefor were held by the BFL stockholder, provided such shares of BFL Common Stock or BFL Preferred Stock were held as capital assets.
           (iv) Cash received by a holder of BFL Common Stock or BFL Preferred Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the BFL Common Stock or BFL Preferred Stock allocable to the fractional share interest.
     In addition, consummation of the Mergers is conditioned on receipt by FUNC and BFL of an opinion of Sullivan & Cromwell, dated as of the Effective Date, to the effect that (i) the Corporate Merger constitutes a reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended, and (ii) no gain or loss will be recognized by BFL stockholders who receive FUNC Common Shares in exchange for their shares of BFL Common Stock or BFL Preferred Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. The tax opinions of Sullivan & Cromwell summarized above are or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Corporate Merger.
     BECAUSE CERTAIN TAX CONSEQUENCES OF THE CORPORATE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH STOCKHOLDER OF BFL IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE CORPORATE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).
                                       25

NO APPRAISAL RIGHTS
     The holders of the BFL Common Stock and, when the holder of the BFL Preferred Stock votes his shares of BFL Preferred Stock in favor of the Merger Agreement pursuant to the Preferred Stockholder Agreement, the holder of the BFL Preferred Stock will not have appraisal rights under applicable provisions of the DGCL.
BUSINESS PENDING CONSUMMATION
     BFL has agreed in the Merger Agreement not to take certain actions relating to the operation of BFL pending consummation of the Mergers, without the prior approval of FUNC, except as otherwise permitted in the Merger Agreement. These actions include, without limitation: (i) paying any dividends, other than dividends on BFL Preferred Stock in accordance with its terms, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock or giving any person the right to acquire any such shares (other than upon the exercise of outstanding options or the conversion of outstanding convertible securities); (ii) increasing the rate of compensation or paying any bonus to any of its directors, officers or employees; (iii) entering into or modifying any employment agreements or employee benefit plans; (iv) disposing of any material portion of its assets or acquiring any substantial portion of the business or property of any other entity; (v) changing its lending, investment, liability management or other material banking policies;
(vi) settling any litigation at a cost in excess of $2 million; or (vii) taking any other action not in the ordinary course of business.
     BFL has also agreed that, prior to the Effective Date, it will use its best efforts to modify its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC. Any modification made by BFL pursuant to this provision will not be deemed to make untrue, or to constitute a breach of, any of the representations, warranties or convenants of BFL contained in the Merger Agreement.
FUNC COMMON STOCK REPURCHASE
     In connection with the proposed Mergers, FUNC has repurchased two million shares of FUNC Common Stock in the open market at a cost of $83 million. The Board of Directors of FUNC has authorized the repurchase from time to time of up to 15 million additional shares of FUNC Common Stock for various corporate purposes, including an additional number of shares which, together with the two million shares previously repurchased, are estimated to approximately equal the number of shares of FUNC Common Stock expected to be issued upon consummation of the Corporate Merger. Such repurchases will not commence until at least after the Special Meeting. The pro forma information included in this Prospectus/Proxy Statement does not reflect the repurchase of any of such additional shares. REGULATORY APPROVALS
     The Corporate Merger is subject to the prior approval by the OTS under the HOLA and by the Federal Reserve Board under the BHCA. The Bank Merger is subject to the prior approval by the OCC under the federal Bank Merger Act ("BMA"), by the Federal Reserve Board under the Federal Deposit Insurance Act ("FDI Act") and by the OTS under various OTS regulations. The HOLA and the BMA each require that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The HOLA and the BMA each prohibit the relevant regulatory agency from approving the Corporate Merger or the Bank Merger, as the case may be, (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHCA, the Federal Reserve Board must conclude, as it has previously done with respect to savings associations such as BFL Bank, that the acquisition and operation of a savings association is a proper incident to banking or managing or controlling banks. In so concluding, the Federal Reserve Board considers whether such acquisition and operation of a savings bank can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. The relevant regulatory agency has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. Under the BMA and the FDI Act, the Bank Merger may not be consummated until the 30th day following each of the dates of the requisite approvals of the OCC and the Federal Reserve Board, during which periods the United States Department of Justice may challenge such merger on antitrust grounds. The commencement of an
                                       26
antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise. An application pursuant to the BMA was filed with the OCC and accepted as complete on April 21, 1994; an application pursuant to the HOLA and various OTS regulations was filed with the OTS on April 26, 1994; and applications pursuant to the BHCA and the FDI Act were filed with the Federal Reserve Board on April 26, 1994, and April 18, 1994, respectively.
     The Corporate Merger and the Bank Merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained, and, if the Corporate Merger and the Bank Merger are approved, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under " -- Conditions to Consummation; Termination". There can likewise be no assurance that the U.S. Department of Justice or a state Attorney General will not challenge the Corporate Merger or the Bank Merger or, if such a challenge is made, as to the result thereof.
CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of BFL; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which, in the opinion of FUNC, would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers; (iii) no court or governmental or regulatory authority having taken any action which enjoins or prohibits the Mergers; (iv) receipt by FUNC and BFL of the opinion of Sullivan & Cromwell as to certain federal income tax consequences of the Corporate Merger; and (v) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     Consummation of the Mergers is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by BFL and FUNC, each to the other, of (a) opinions of their respective counsel, and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants, of the parties to the Merger Agreement; and (iii) the receipt by FUNC of a letter from BFL's independent certified public accountants with respect to BFL's financial position and results of operations.
     The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement by the stockholders of BFL, the Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Date: (i) by mutual consent of the Boards of Directors of FUNC and BFL; or (ii) by either the Board of Directors of FUNC or the Board of Directors of BFL (a) if the stockholders of BFL fail to approve the Merger Agreement, (b) in the event of a material breach by the other party of any representation, warranty, or covenant contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach, or (c) if the Corporate Merger is not consummated on or before December 31, 1994.
WAIVER; AMENDMENT
     Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties thereto approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that after approval by the stockholders of BFL, the consideration to be received by the stockholders of BFL may not thereby be decreased.
ACCOUNTING TREATMENT
     It is expected that the purchase method of accounting will be used to reflect the Corporate Merger upon consummation. As required by generally accepted accounting principles, under purchase accounting, the assets and liabilities of BFL as of the Effective Date will be recorded at their respective fair market values and added to those of FUNC. Financial statements of FUNC issued after consummation of the Corporate Merger would reflect such values. Financial statements of FUNC issued before consummation of the Corporate Merger would not be restated retroactively to reflect BFL's historical financial position or results of operations. The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the purchase accounting basis to account for the Corporate Merger. See "SUMMARY".
                                       27

EXPENSES
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses will be shared equally by FUNC and BFL.
STOCK OPTION AGREEMENT
     As a condition to FUNC's entering into the Merger Agreement and in consideration thereof, BFL issued to FUNC the Option to purchase, under certain conditions, up to 719,000 shares of BFL Common Stock at a Purchase Price of $25.00 per share, subject to adjustment in certain circumstances. The Option was granted to FUNC pursuant to the Stock Option Agreement. The Purchase Price exceeds the closing price of $23.00 per share of BFL Common Stock on the NYSE Tape on January 14, 1994, the last business day prior to the date on which execution of the Merger Agreement was publicly announced. The number of shares of BFL Common Stock subject to the Option represents approximately 19.3 percent of the outstanding shares of BFL Common Stock, before giving effect to the issuance of such shares. FUNC does not have any voting rights with respect to the shares of BFL Common Stock subject to the Option prior to exercise of the Option.
     If FUNC is not in material breach of the Stock Option Agreement or the Merger Agreement and no injunction against delivery of the shares covered by the Option is in effect, FUNC may exercise the Option in whole or in part, at any time and from time to time following the happening of certain events (each a "Purchase Event"), including, among others:
           (i) BFL taking certain actions (each an "Acquisition Transaction"), including, among others, authorizing, recommending or entering into an agreement with any third party to effect (a) a merger, consolidation or similar transaction involving BFL or any of its significant subsidiaries,
     (b) the sale, lease, exchange or other disposition of 20 percent or more of the consolidated assets or deposits of BFL and its subsidiaries, or (c) the issuance, sale or other disposition of 20 percent or more of the voting power of BFL or any of its significant subsidiaries (other than the issuance of BFL Common Stock upon exercise of options outstanding under the BFL Option Plans or conversion of outstanding convertible securities of
     BFL); or
          (ii) the acquisition or the right to acquire by any third party of 15 percent or more (or, if such party beneficially owned more than 15 percent on the date of the Merger Agreement, such party acquires an additional five percent or more) of the voting power of BFL or any of its significant subsidiaries.
     The Option will terminate upon the earliest of certain events, including:
(i) consummation of the Corporate Merger; (ii) termination of the Merger Agreement by BFL (a "BFL Termination") prior to the happening (subject to certain limitations) of a Purchase Event or a Preliminary Purchase Event (as defined below); (iii) 18 months after termination of the Merger Agreement by BFL other than pursuant to an BFL Termination; or (iv) 18 months after termination of the Merger Agreement by FUNC. A "Preliminary Purchase Event" is defined to include, among others: (a) commencement by any third party of a tender or exchange offer to purchase 20 percent or more of the outstanding shares of BFL Common Stock; (b) failure of the holders of BFL Common Stock to approve the Merger Agreement after public announcement that a third party (x) proposes to engage in an Acquisition Transaction, (y) commences a tender offer or files a registration statement under the Securities Act with respect to an exchange offer, or (z) files an application under certain federal statutes relating to the regulation of banks or their holding companies, to engage in an Acquisition Transaction; (c) any third party shall have proposed to BFL or its stockholders, publicly or in any writing that becomes publicly disclosed, to engage in an Acquisition Transaction; (d) after a proposal is made by a third party to BFL or its stockholders to engage in an Acquisition Transaction, BFL breaches any covenant or obligation in the Merger Agreement (subject to certain limitations set forth in the Stock Option Agreement); or (e) any third party files an application with any federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.
     The Stock Option Agreement and the Option are intended to increase the likelihood that the Mergers will be consummated according to the terms set forth in the Merger Agreement and may be expected to discourage competing offers to acquire BFL from potential third party acquirors because the Option could increase the cost of such an acquisition.
     To the best of BFL's and FUNC's knowledge, no event which would permit the exercise of the Option has occurred as of the date of this Prospectus/Proxy Statement.
     A copy of the Stock Option Agreement is set forth in Exhibit A to the Merger Agreement, which is set forth in ANNEX A to this Prospectus/Proxy Statement, and reference is made thereto for the complete terms of the Stock Option Agreement and the Option. The foregoing discussion is qualified in its entirety by reference to the Stock Option Agreement.
                                       28

PREFERRED STOCKHOLDER AGREEMENT
     In addition to an agreement by the holder of all of the outstanding shares of BFL Preferred Stock to vote such shares in favor of the Merger Agreement, the Preferred Stockholder Agreement contains, among other things, an agreement by BFL to commence all necessary steps to register for sale under the Securities Act the shares of BFL Common Stock issuable upon conversion of the BFL Preferred Stock, it being understood that such holder has no affirmative obligation to convert his shares of BFL Preferred Stock into shares of BFL Common Stock. BFL filed a registration statement with the Commission on May 3, 1994, covering such shares of BFL Common Stock.
MARKET PRICES
     The following table sets forth (i) the high and low last reported sale prices per share of FUNC Common Stock and BFL Common Stock on the NYSE Tape, with respect to each quarterly period since January 1, 1992, and (ii) the equivalent pro forma market values per share of BFL Common Stock and BFL Preferred Stock, based on a 0.669 Exchange Ratio and a one-for-one Preferred Stock Conversion Rate. The 0.669 Exchange Ratio is based on the closing price per share of FUNC Common Stock on the NYSE Tape on April 29, 1994 ($44.625), as if such closing price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than 0.669. The pro forma information presented would be different if (i) the Average Closing Price is $44.876 or greater or $41.874 or less, or (ii) the Preferred Stock Conversion Rate is greater than one-for-one.

                                                                                                                      EQUIVALENT
                                                                                                                      PRO FORMA
                                                                                                                       PER BFL
                                                             FUNC COMMON STOCK              BFL COMMON STOCK            COMMON
                                                                                                                      SHARE (1)
                                                           HIGH             LOW           HIGH             LOW           HIGH
1992
First quarter........................................   $    38 1/4          29 1/2          7 3/8               3        25 1/2
Second quarter.......................................        39 3/4          34 3/4          8 1/2           6 1/4        26 1/2
Third quarter........................................            40              35          9 1/2           7 5/8        26 3/4
Fourth quarter.......................................        44 7/8          35 7/8             13           8 3/8            30
1993
First quarter........................................        50 7/8          42 1/4         13 1/2              12            34
Second quarter.......................................        51 1/2              40         17 5/8          12 3/4        34 3/8
Third quarter........................................        49 5/8          43 1/2         22 3/8          17 1/2        33 1/8
Fourth quarter.......................................        48 1/8          37 7/8         23 1/4          18 1/8        32 1/8
1994
First quarter........................................        43 3/4          39 3/4         27 1/8          19 3/8        29 1/4
Second quarter (through May 2).......................   $        46          41 1/4         27 7/8          26 5/8        30 3/4

                                                                      EQUIVALENT PRO FORMA PER

                                                                           BFL PREFERRED
                                                                             SHARE (2)
                                                          LOW           HIGH            LOW
1992
First quarter........................................      19 5/8        25 1/2          19 5/8
Second quarter.......................................      23 1/8        26 1/2          23 1/8
Third quarter........................................      23 3/8        26 3/4          23 3/8
Fourth quarter.......................................          24            30              24
1993
First quarter........................................      28 1/4            34          28 1/4
Second quarter.......................................      26 3/4        34 3/8          26 3/4
Third quarter........................................      28 7/8        33 1/8          28 7/8
Fourth quarter.......................................      25 1/4        32 1/8          25 1/4
1994
First quarter........................................      26 1/2        29 1/4          26 1/2
Second quarter (through May 2).......................      27 1/2        30 3/4          27 1/2

(1) Equivalent pro forma market values per share of BFL Common Stock amounts represent the high and low last reported sales prices per share of FUNC Common Stock multiplied by a 0.669 Exchange Ratio, rounded down to the nearest one-eighth.
(2) Equivalent pro forma market values per share of BFL Preferred Stock amounts represent the historical market values per share of FUNC Common Stock multiplied by a 0.669 Exchange Ratio and a one-for-one Preferred Stock Conversion Rate, rounded down to the nearest one-eighth.
     On January 14, 1994, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of FUNC Common Stock and BFL Common Stock on the NYSE Tape were $41.875 and $23.00, respectively. On May 2, 1994, such prices were $45.25 and $27.75, respectively. There is no public trading market for BFL Preferred Stock.
     The Merger Agreement provides for the filing of a listing application with the NYSE covering the FUNC Common Shares. It is a condition to consummation of the Corporate Merger that the FUNC Common Shares be authorized for listing on the NYSE effective upon official notice of issuance. See " -- Conditions to Consummation; Termination".
     During the first and second quarters of 1994, FUNC bought the Repurchased Shares on the open market. These purchases were completed on April 5, 1994. See " -- FUNC Common Stock Repurchase".
                                       29

DIVIDENDS
     The following table sets forth the cash dividends paid on FUNC Common Stock and BFL Common Stock with respect to each calendar quarter since January 1, 1992, and the equivalent pro forma cash dividends paid per share of BFL Common Stock and BFL Preferred Stock, based on a 0.669 Exchange Ratio and a one-for-one Preferred Stock Conversion Rate. The 0.669 Exchange Ratio is based on the closing price per share of FUNC Common Stock on the NYSE Tape on April 29, 1994 ($44.625), as if such closing price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than 0.669. The pro forma information presented would be different if (i) the Average Closing Price is $44.876 or greater or $41.874 or less, or (ii) the Preferred Stock Conversion Rate is greater than one-for-one.

                                   FUNC              BFL               EQUIVALENT PRO FORMA              EQUIVALENT PRO FORMA
                               COMMON STOCK    COMMON STOCK (1)      PER BFL COMMON SHARE (2)       PER BFL PREFERRED SHARE (2)(3)
1992
First quarter...............       $.31                 --                      .21                               .21
Second quarter..............        .31                 --                      .21                               .21
Third quarter...............        .31                 --                      .21                               .21
Fourth quarter..............        .35                 --                      .23                               .23
1993
First quarter...............        .35                 --                      .23                               .23
Second quarter..............        .35                 --                      .23                               .23
Third quarter...............        .40                 --                      .27                               .27
Fourth quarter..............        .40                 --                      .27                               .27
1994
First quarter...............       $.40                 --                      .27                               .27

(1) In conjunction with the dividend restrictions imposed on BFL Bank pursuant to the terms of the BFL Bank Capital Plan, BFL suspended dividend payments on the BFL Common Stock and the BFL Preferred Stock. Pursuant to the terms of the BFL Preferred Stock, dividends on the BFL Preferred Stock are cumulative. In May 1993, following BFL Bank's release from the BFL Bank Capital Plan, BFL paid dividends of $4,412,000 on the BFL Preferred Stock. At September 30, 1993, there were no dividends in arrears on the BFL Preferred Stock. BFL paid quarterly dividends of $304,000, $304,000 and $297,000 on the BFL Preferred Stock in October 1993, January 1994 and April 1994, respectively. See "CERTAIN DIFFERENCES IN THE RIGHTS OF BFL AND FUNC STOCKHOLDERS -- Authorized Capital; BFL".
(2) Equivalent pro forma cash dividends paid per BFL common share amounts represent FUNC historical dividend rates per share multiplied by a 0.669 Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend of $.40 per share payable on June 15, 1994, would be $1.60. On an equivalent pro forma basis, such current annualized FUNC dividend per BFL common share would be $1.07, based on a 0.669 Exchange Ratio, and $1.07 per BFL preferred share, based on a 0.669 Exchange Ratio and a one-for-one Preferred Stock Conversion Rate. Future FUNC and BFL dividends are dependent upon their respective earnings and financial condition, government regulations and policies and other factors.
(3) Equivalent pro forma cash dividends paid per share of BFL Preferred Stock amounts represent FUNC historical dividend rates per share multiplied by
    0.669 and a one-for-one Preferred Stock Conversion Rate, rounded to the nearest cent.
     See "CERTAIN REGULATORY CONSIDERATIONS RELATING TO FUNC -- Payment of Dividends" and "DESCRIPTION OF FUNC CAPITAL STOCK".
                                       30

                                      FUNC
GENERAL
     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is set forth in FUNC's 1993 Annual Report on Form 10-K and 1994 Annual Meeting Proxy Statement, copies of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION". HISTORY AND BUSINESS
     FUNC was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, First Union National Bank of North Carolina ("FUNB-NC") and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of FUNC. FUNB-NC was organized in 1908 as Union National Bank.
     In addition to FUNB-NC, FUNC also operates banks in Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, FUNC also provides various other financial services, including mortgage banking, home equity lending, insurance and securities brokerage services, through other subsidiaries.
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the southeast and south atlantic regions of the United States. Since November 1985, FUNC has completed 38 banking related acquisitions, including the more significant completed acquisitions (in addition to the pending acquisition) set forth in the following table.

                                                                      ASSETS/           CONSIDERATION/          COMPLETION
                     NAME                         HEADQUARTERS      DEPOSITS(1)      ACCOUNTING TREATMENT          DATE
Atlantic Bancorporation.......................   Florida           $ 3.8 billion   common stock/pooling       November 1985
Northwestern Financial Corporation............   North Carolina      3.0 billion   common stock/pooling       December 1985
Southern Bancorporation, Inc..................   South Carolina      1.1 billion   cash and notes/purchase    March 1986
First Bankers Corporation of Florida..........   Florida             1.3 billion   cash and notes/purchase    May 1986
First Railroad & Banking Company of Georgia...   Georgia             3.7 billion   common stock/pooling       November 1986
Florida Commercial Banks, Inc.................   Florida             1.0 billion   cash/purchase              March 1988
Florida National Banks of Florida, Inc........   Florida             7.9 billion   cash and preferred         January 1990
                                                                                   stock/purchase
Southeast banks...............................   Florida             9.9 billion   cash, notes and            September 1991
                                                                                   preferred stock/purchase
RTC acquisitions..............................   Florida             3.8 billion   cash/purchase              1991-1992
PSFS Thrift Holding Company...................   Florida             1.2 billion   cash/purchase              December 1992
South Carolina Federal Corporation............   South Carolina       .9 billion   common stock/pooling       January 1993
DFSoutheastern, Inc...........................   Georgia             2.6 billion   common stock/pooling       January 1993
Dominion Bankshares Corporation...............   Virginia            8.9 billion   common stock and           March 1993
                                                                                   preferred stock/pooling
Georgia Federal Bank, FSB.....................   Georgia             4.0 billion   cash/purchase              June 1993
First American Metro Corp.....................   Virginia            4.6 billion   cash/purchase              June 1993
Lieber & Company ("Lieber")...................   New York          $ 3.3 billion   common stock/pooling       (1)

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to acquisitions from the Resolution Trust Corporation ("RTC"), which represents savings and loan deposits acquired from the RTC, (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the Federal Deposit Insurance Corporation (the "FDIC"), and (iii) the dollar amount relating to the pending acquisition of Lieber, which represents assets under management by Lieber as of December 31, 1993. Since such assets are not owned by Lieber they will not be reflected on FUNC's balance sheet upon consummation of the acquisition. Lieber serves as
                                       31
    investment adviser to the Evergreen family of mutual funds. The acquisition agreement provides for issuance of approximately 3.1 million shares of FUNC Common Stock to acquire Lieber.
     Interstate banking legislation has greatly impacted the growth of FUNC, and it has also greatly impacted the banking industry in general. North Carolina's interstate banking statute includes the states of Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, South Carolina, Tennessee, Texas, Virginia, West Virginia and Washington, D.C., each of which has passed interstate banking legislation, either on a regional or national basis. In addition, various other states not named in the North Carolina legislation have also adopted interstate banking legislation, which, under certain conditions, would permit FUNC to acquire banks in such states, and legislation has been introduced in the U.S. Congress that, if enacted, would generally provide for nationwide interstate banking, subject to certain limitations, including the ability of states to opt out of certain coverage.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
               CERTAIN REGULATORY CONSIDERATIONS RELATING TO FUNC
     AS A BANK HOLDING COMPANY, FUNC IS SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FUNC.
GENERAL
     Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     FUNC's earnings are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board and the OCC. In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC.
PAYMENT OF DIVIDENDS
     FUNC is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of December 31, 1993, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $510 million to FUNC during 1994. During 1993, FUNC's subsidiaries paid $407 million in dividends to FUNC.
     In addition, both FUNC and its national bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC has indicated that paying dividends that deplete a national bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
                                       32

BORROWINGS
     There are also various legal restrictions on the extent to which FUNC and its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of FUNC or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
CAPITAL
     The minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less certain intangibles ("tier 1 capital" and together with tier 2 capital "total capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance ("tier 2 capital"). At December 31, 1993, FUNC's tier 1 and total capital ratios were 9.14 percent and 14.64 percent, respectively. On an FUNC and BFL combined basis, such ratios at December 31, 1993, would have been 8.62 percent and 13.99 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio at December 31, 1993 was 6.13 percent. On an FUNC and BFL combined basis, such ratio at December 31, 1993, would have been 5.79 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activities. The Federal Reserve Board has not advised FUNC of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
     Each of FUNC's subsidiary national banks is subject to similar capital requirements adopted by the OCC. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.51 percent, as of December 31, 1993. The OCC has not advised any of the subsidiary national banks of any specific minimum leverage ratio applicable to it.
     As of December 31, 1993, the capital ratios of FUNC's banking subsidiaries, which consist of FUNB-NC, First Union National Bank of South Carolina ("FUNB-SC"), First Union National Bank of Georgia ("FUNB-GA"), FUNB-FL, First Union National Bank of Tennessee ("FUNB-TN"), First Union National Bank of Virginia ("FUNB-VA"), First Union National Bank of Maryland ("FUNB-MD") and First Union National Bank of Washington, D.C. ("FUNB-DC") were as follows:

                         Regulatory
                          Minimum     FUNB-NC   FUNB-SC   FUNB-GA   FUNB-FL   FUNB-TN   FUNB-VA   FUNB-MD   FUNB-DC
Tier 1 capital ratio...        4%       8.24      7.55      9.58      9.13     12.43     10.77     15.78     14.23
Total capital ratio....        8       11.35     11.82     12.62     10.83     13.69     13.08     17.07     15.52
Leverage ratio.........      3-5%       5.52      5.56      5.67      5.79      8.05      6.89      9.04      6.06

     Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital guidelines.
FIRREA; SUPPORT OF SUBSIDIARY BANKS
     The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as FUNC's subsidiary national banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve Board policy, FUNC is expected to act as a source of financial
                                       33
strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
FDICIA
     In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted, which substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.
     Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     The OCC has adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a national bank will be (i) well capitalized if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure, (ii) adequately capitalized if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not well capitalized, (iii) undercapitalized if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances), (iv) significantly undercapitalized if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent, and (v) critically undercapitalized if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of December 31, 1993, all of FUNC's subsidiary banks had capital levels that qualify them as being well capitalized under such regulations.
     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became undercapitalized; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.
     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and the cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.
     FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares and such other standards as the agency deems appropriate. The ultimate effect of these standards cannot be ascertained until final regulations are adopted.
     FDICIA also contains a variety of other provisions that may affect the operations of FUNC, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, the requirement that a depository
                                       34
institution give 90 days' prior notice to customers and regulatory authorities before closing any branch and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC. Under regulations relating to the brokered deposit prohibition, all of FUNC's subsidiary banks are well capitalized and not subject to the prohibition. DEPOSITOR PREFERENCE STATUTE
     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.
                                       35

                       DESCRIPTION OF FUNC CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, AS AMENDED (THE "ARTICLES"), AND BYLAWS OF FUNC AND THE NORTH CAROLINA BUSINESS CORPORATION ACT (THE "NCBCA"). THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF FUNC'S ARTICLES AND BYLAWS AND THE NCBCA.
AUTHORIZED CAPITAL
     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share ("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of December 31, 1993, there were 170,337,619 shares of FUNC Common Stock, 6,318,350 shares of Series 1990 Cumulative Perpetual Adjustable Rate Preferred Stock (the "FUNC Series 1990 Preferred Stock"), constituting a single series of FUNC Preferred Stock, and no shares of FUNC Class A Preferred Stock issued and outstanding. The FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the Board of Directors of FUNC, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued.
FUNC COMMON STOCK
     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings.
     See "CERTAIN REGULATORY CONSIDERATIONS RELATING TO FUNC -- Payment of Dividends " for information relating to certain regulatory restrictions on the payment of dividends by national banks, including FUNC's subsidiary national banks.
     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the shares issuable to the stockholders of BFL upon consummation of the Corporate Merger will, upon issuance, be fully paid and nonassessable.
FUNC PREFERRED STOCK
     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
  FUNC SERIES 1990 PREFERRED STOCK
     The following summary of the FUNC Series 1990 Preferred Stock is qualified in its entirety by reference to the Statement of Classification of Shares of FUNC relating thereto, a copy of which is incorporated by reference as an exhibit to the Registration Statement, and to the applicable provisions of the NCBCA.
     The FUNC Series 1990 Preferred Stock, the only series of FUNC Preferred Stock currently outstanding, is entitled, in the event of involuntary liquidation, dissolution or winding up of FUNC, to receive a distribution of $5.00 per share, plus accrued and unpaid dividends (whether or not declared) to the date of the final distribution (the "Preferential Amount"), if any, before any payment or distribution shall be made or set apart for payment on the FUNC Common Stock or any other class or series of stock ranking junior to the FUNC Series 1990 Preferred Stock. If FUNC's assets are insufficient to pay the full Preferential Amount, no distribution may be made to holders of any other series of FUNC Preferred Stock or any series of stock ranking on a parity with the FUNC Series 1990 Preferred Stock unless proportionate distributive amounts are paid
                                       36
ratably in proportion to the preferential sums that would be payable if all sums payable in respect of all such stock were discharged in full.
     The FUNC Series 1990 Preferred Stock is redeemable, at FUNC's option, at $51.50 per share on any dividend payment date after January 29, 1995, and after January 29, 2000, at $50.00 per share, in each case plus accrued and unpaid dividends to the date fixed for redemption. The FUNC Series 1990 Preferred Stock is not convertible.
     The dividend rate on the FUNC Series 1990 Preferred Stock is calculated on the basis of a price of $50.00 per share, payable quarterly, and is reset quarterly at a rate of one percent per annum above the highest of: (i) a three-month U.S. Treasury bill rate; (ii) a U.S. Treasury ten-year constant maturity rate; and (iii) a U.S. Treasury 30-year constant maturity rate. In no event will such rate be less than 6.75 percent per annum or more than 13.75 percent per annum. Dividends on the FUNC Series 1990 Preferred Stock are cumulative.
     The FUNC Series 1990 Preferred Stock has no voting rights except as set forth below.
     If the equivalent of six full quarterly dividends payable on the FUNC Series 1990 Preferred Stock or any other series of FUNC Preferred Stock are in arrears, holders of the FUNC Series 1990 Preferred Stock will have the right, voting together as a single class with the holders of all other series of FUNC Preferred Stock having like voting rights, to elect two additional directors of FUNC until all dividends in arrears on the FUNC Series 1990 Preferred Stock and any such other series of FUNC Preferred Stock have been fully paid or set apart for payment.
     The affirmative vote or consent of the holders of 66 2/3 percent, or in some cases a majority, of the outstanding shares of the FUNC Series 1990 Preferred Stock and all other series of FUNC Preferred Stock then outstanding having like voting rights, voting together as a single class, will be necessary for the approval of certain matters affecting the rights of the series, including the authorization, creation, establishment or increase in the amount of shares of any series of stock ranking prior to the FUNC Series 1990 Preferred Stock, or any voluntary liquidation, dissolution or winding up of FUNC; provided that a consolidation or merger of FUNC with or into any other corporation or corporations or a sale, lease or other conveyance of all or substantially all of the assets of FUNC will not be deemed to be a liquidation, dissolution or winding up of FUNC.
FUNC CLASS A PREFERRED STOCK
     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of FUNC. However, shares of FUNC Class A Preferred Stock do not have the right to vote with shares of FUNC Series 1990 Preferred Stock for purposes of electing two directors in the event of dividend arrearages, as described under " -- FUNC Preferred Stock" above. Subject to the foregoing and the terms of any particular series of FUNC Class A Preferred Stock, series of FUNC Class A Preferred Stock may vary as to priority.
FUNC RIGHTS PLAN
     Each share of FUNC Common Stock has attached to it one right (a "FUNC Right") issued pursuant to a Shareholder Protection Rights Agreement (as amended, the "FUNC Rights Agreement"). Each FUNC Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $110.00 (the "Rights Exercise Price"), subject to adjustment, after the earlier of: (i) the tenth business day (subject to extension) after commencement of a tender or exchange offer which, if consummated, would result in a person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock (an "Acquiring Person"); and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement that a person has become an Acquiring Person (in either case, the "Separation Time"). The FUNC Rights do not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.
     The FUNC Rights are not be exercisable until the business day following the Separation Time. The FUNC Rights expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and
(iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.
                                       37

     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC will take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the Board of Directors of FUNC may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50 percent of the outstanding shares of FUNC Common Stock, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common
Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute therefor shares of junior participating FUNC Class A Preferred Stock upon exercise of each FUNC Right at a rate of two one-hundredths of a share of junior participating FUNC Class A Preferred Stock upon the exchange of each FUNC Right.
     The FUNC Rights are redeemable by FUNC at $0.01 per right, subject to adjustment upon the occurrence of certain events, at any date prior to the date on which they become exercisable and, in certain events, may be canceled and terminated without any payment to the holders thereof. The FUNC Rights have no voting rights and are not entitled to dividends.
     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock unless the FUNC Rights are first redeemed or terminated by the Board of Directors of FUNC. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154. OTHER PROVISIONS
     The Articles and Bylaws of FUNC contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC, including provisions in the Articles: (i) classifying the Board of Directors into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the Board of Directors to fix the size of the Board of Directors between nine and 30 directors; (iii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The Bylaws of FUNC include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and (ii) persons may be nominated for election as directors of
FUNC at an annual meeting of stockholders.
     Two North Carolina "anti-takeover" statutes adopted in 1990, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of FUNC Common Stock, FUNC Class A Preferred
Stock or FUNC Preferred Stock may have an anti-takeover effect.
     See "CERTAIN DIFFERENCES IN THE RIGHTS OF BFL AND FUNC STOCKHOLDERS".
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         CERTAIN DIFFERENCES IN THE RIGHTS OF BFL AND FUNC STOCKHOLDERS
GENERAL
     FUNC is a North Carolina corporation subject to the provisions of the
NCBCA. BFL is a Delaware corporation subject to the provisions of the DGCL. Stockholders of BFL will, upon consummation of the Corporate Merger, become stockholders of FUNC. The rights of such stockholders as stockholders of FUNC will then be governed by the Articles and Bylaws of FUNC, in addition to the NCBCA.
     Set forth below are certain differences between the rights of a BFL stockholder under BFL's Certificate of Incorporation and Bylaws and under the DGCL, on the one hand, and the rights of an FUNC stockholder under the Articles and Bylaws of FUNC and under the NCBCA, on the other hand. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE GOVERNING LAW AND THE CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS OF EACH CORPORATION.
AUTHORIZED CAPITAL
     BFL. The authorized capital stock of BFL consists of 16,000,000 shares of BFL Common Stock and 2,000,000 shares of serial preferred stock, par value $.01 per share (the "BFL Serial Preferred Stock"). Shares of stock may be issued by the Board of Directors from time to time to such persons and for such consideration not less than the stated value as may be approved by the Board of Directors, without the approval of the stockholders except as may otherwise be required under the rules of the NYSE or the DGCL. In connection with any issuance of BFL Serial Preferred Stock, the series, designations, voting powers, if any, relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions shall be as determined by the Board of Directors of BFL. Currently the only outstanding series of BFL Serial Preferred Stock is the BFL Preferred Stock. As of December 31, 1993, there were 3,615,370 shares of BFL Common Stock and 1,138,000 shares of BFL Preferred Stock issued and outstanding. In addition, the Board of Directors has established a series of BFL Serial Preferred Stock designated "Adjustable Rate Cumulative Preferred Stock, Series B" (the "BFL Series B Stock"). The 284,495 shares of BFL Series B Stock originally issued have been converted into BFL Preferred Stock, and no shares of BFL Series B Stock remain outstanding.
     Each holder of BFL Common Stock is entitled to one vote for each share held. The holders of the BFL Preferred Stock have the right to vote with shares of the BFL Common Stock, with each share of BFL Preferred Stock having one vote; provided that in certain specified circumstances, the holders of BFL Preferred Stock have the right to vote separately as a class. All of the outstanding shares of BFL Common Stock and BFL Preferred Stock are fully paid and nonassessable.
     Shares of BFL Preferred Stock rank superior to shares of BFL Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of BFL upon any liquidation, dissolution or winding up of BFL. The holders of the BFL Preferred Stock are entitled to receive cumulative quarterly dividends based on the liquidation preference of $13.25 multiplied by an annual rate equal to the Prime Rate (as defined) less 1.125 percent (but in no event less than 7.875 percent or more than 9.875 percent). Upon liquidation, dissolution or winding up of BFL, the holders of the BFL Preferred Stock are entitled to receive $13.25 (plus any dividend arrearages) per share before any amounts are distributed to the holders of the BFL Common Stock. In addition, holders of the BFL Preferred Stock have the right to convert each share of BFL Preferred Stock into one share of BFL Common Stock. The Preferred Stock Conversion Rate is subject to adjustment under certain circumstances. The BFL Preferred Stock may be redeemed by BFL at any time at a redemption price of $13.25 (plus any dividend arrearages). Holders of neither the BFL Common Stock nor the BFL Preferred Stock have preemptive rights with respect to any shares of stock or other securities of BFL which may be issued.
     FUNC. FUNC's authorized capital is set forth under "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".
AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS
     BFL. Pursuant to the provisions of the Certificate of Incorporation of BFL, any amendment to the Certificate of Incorporation must be approved by two-thirds of the members of the Board of Directors then in office at a meeting called expressly for such purpose and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a meeting called expressly for such purpose; provided that certain amendments to the Certificate of Incorporation require the affirmative vote of the holders of at least 75 percent of the total votes eligible to be cast at such meeting. An amendment to the Certificate of Incorporation of BFL would, under certain circumstances, require the affirmative vote of the holders of at least 66 2/3 percent of the BFL Preferred Stock. In addition, under the DGCL, holders of the outstanding shares of a class or series are entitled to vote as a class if an amendment to the certificate of incorporation would adversely affect the rights of the
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shares of such class or series. Any amendment to the Bylaws of BFL may be adopted by the holders of at least 75 percent of the outstanding capital stock entitled to vote thereon or by at least two-thirds of the entire Board of Directors then in office.
     FUNC. Under North Carolina law, an amendment to the Articles of FUNC generally requires the recommendation of the Board of Directors and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the Board of Directors of FUNC may condition its submission of the proposed amendment on any basis. An amendment to the Bylaws of FUNC generally requires the approval of either the stockholders or the Board of Directors of FUNC. The Board of Directors of FUNC generally may not amend any Bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the Articles or Bylaws of FUNC require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. See "DESCRIPTION OF FUNC CAPITAL STOCK".
SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS
     BFL. Pursuant to the provisions of the Certificate of Incorporation of BFL, there may not be less than six nor more than 18 members of the Board of
Directors of BFL. Subject to this limitation, the size of the Board of Directors at any given time is that number designated in the Bylaws of BFL. Currently, the Bylaws of BFL fix the number of directors at six. The Board of Directors of BFL is divided into three classes, as nearly equal in number as possible; provided that no decrease in the number of directors will affect the term of any director then in office. Each director serves for a term of three years and until his or her respective successor is elected and qualified. Vacancies on the BFL Board of Directors may be filled by a majority of the remaining directors.
     FUNC. The size of the Board of Directors of FUNC is determined by the affirmative vote of a majority of the Board of Directors of FUNC, provided that the FUNC Board of Directors may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in office. The number of directors of FUNC is currently set at 25. The FUNC Board of Directors is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually. See also "DESCRIPTION OF FUNC CAPITAL STOCK".
REMOVAL OF DIRECTORS
     BFL. Directors of BFL may be removed only for cause and then only by the affirmative vote of at least 75 percent of the total votes eligible to be cast by the stockholders of BFL at a meeting called expressly for such purpose.
     FUNC. Except for directors elected under specified circumstances by holders of any class or series of stock having a preference over the FUNC Common Stock as to dividends or upon liquidation, directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class.
DIRECTOR EXCULPATION
     BFL. The Certificate of Incorporation of BFL provides that no director of BFL shall be personally liable to BFL or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breaches of the director's duty of loyalty to BFL or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for negligent or unlawful payment of dividends or purchases of BFL capital stock, or (iv) for transactions from which a director derived an improper personal benefit.
     FUNC. FUNC's Articles provide for the elimination of personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may be in effect from time to time. The NCBCA does not permit the elimination of such liability with respect to (i) acts or omissions the director believed were clearly in conflict with the best interests of FUNC, (ii) any liability under the NCBCA for unlawful distributions by FUNC, or (iii) any transaction from which the director derived an improper personal benefit. DIRECTOR CONFLICT OF INTEREST TRANSACTIONS
     BFL. Delaware law generally permits transactions involving a Delaware corporation and an interested director of that corporation if: (i) the material facts are disclosed and a majority of disinterested directors or committee members consents in
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good faith; (ii) the material facts are disclosed and a majority of shares entitled to vote thereon consents in good faith; or (iii) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee, or the stockholders.
     FUNC. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.
STOCKHOLDER MEETINGS
     BFL. A special meeting of the stockholders of BFL may be called for any purpose by either the Chairman of the Board of Directors or the President and shall be called at the written request of a majority of the directors then in office. The holders of a majority of the capital stock issued and outstanding and entitled to vote at a meeting constitutes a quorum for the transaction of business at all meetings of stockholders. Except as otherwise required by law or by the Certificate of Incorporation or Bylaws of BFL, action may be taken by the vote of the holders of a majority of the stock duly voted on such action.
     FUNC. A special meeting of stockholders may be called for any purpose only by the Board of Directors of FUNC, by the Chairman of FUNC's Board of Directors or by FUNC's President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over the FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in FUNC's Articles or the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of
FUNC.
DIRECTOR NOMINATIONS
     BFL. Only persons who are nominated in accordance with the procedures set forth in the Bylaws of BFL shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of BFL may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of BFL entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the Bylaws of BFL. Any nominations for director, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of BFL. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of BFL not less than 30 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 45 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by a stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. The stockholder's notice must contain information about the person to be nominated and certain information about the person submitting the notice. The Chairman of the meeting will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws of BFL and the defective nomination shall be disregarded.
     FUNC. FUNC's Bylaws establish procedures that must be followed for stockholders to nominate persons for election to FUNC's Board of Directors. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60 or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC owned of record or beneficially by such
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stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the Bylaws and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation.
STOCKHOLDER PROPOSALS
     BFL. For business to be properly brought before an annual meeting of BFL by a stockholder, the stockholder must have given timely notice of the business to be brought before the meeting in writing to the secretary of BFL. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of BFL not less than 30 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 45 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on BFL's books, of the stockholder proposing such business; (iii) the class and number of shares of BFL which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. The Chairman of an annual meeting will, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Bylaws of BFL, and any such business shall not be transacted.
     FUNC. FUNC's Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth:
(i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC stock owned by the stockholder; and
(iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The Chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the Bylaws and the defective proposal will not be submitted to the meeting for a vote of the stockholders. STOCKHOLDER PROTECTION RIGHTS PLAN
     BFL. BFL does not have a stockholder protection rights plan.
     FUNC. FUNC has adopted the FUNC Rights Agreement. See "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Rights Plan".
STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS
     BFL. Under Delaware law, stockholders of record of BFL have the right to inspect the books and records of BFL for a purpose reasonably related to their interests as stockholders. A stockholder of BFL may exercise his right of inspection upon written demand under oath stating the purpose thereof. In addition, BFL is required to prepare a stockholder list with respect to any stockholders' meeting and, pursuant to its Bylaws, to make such list available to any stockholder for any purpose germane to such meeting beginning 20 days prior to such meeting and continuing through such meeting.
     FUNC. Under the NCBCA, qualified stockholders have the right to inspect and copy certain records of FUNC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give FUNC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested records. The records must be directly connected with the stockholder's purpose. The rights of inspection and copying extend not only to stockholders of record but also to beneficial owners whose beneficial ownership is certified to FUNC by the stockholder of record. However, FUNC is under no duty to provide any accounting records or any records with respect to any matter that FUNC determines in good faith may, if disclosed, adversely affect FUNC in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to stockholders who either
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have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of FUNC. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.
     In addition, after fixing a record date for a stockholders' meeting, FUNC is required to prepare a stockholder list with respect to such stockholders' meeting and to make such list available at FUNC's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournments thereof. Subject to the applicable provisions of the NCBCA, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy such list.
REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS
     BFL. Under the DGCL, a merger, consolidation, sale of all or substantially all of a corporation's assets or voluntary dissolution of a corporation requires the approval of the Board of Directors and of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. Under certain circumstances, the holders of the BFL Preferred Stock may also have a separate class vote on such transactions.
     FUNC. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange involving FUNC would require adoption by the Board of Directors, who would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a vote of a simple majority of the outstanding shares. Except as otherwise provided below or in the NCBCA, any sale, lease, exchange or other disposition of all or substantially all of FUNC's assets not made in the usual and regular course of business would generally require that the Board of Directors recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of a simple majority of the outstanding shares. In accordance with North Carolina law, the submission by the Board of Directors of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.
     With respect to a plan of merger, no vote of the stockholders of FUNC is required if FUNC is the surviving corporation and: (i) FUNC's Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number of shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the Board of Directors, no vote of the stockholders of FUNC would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of FUNC.
ANTI-TAKEOVER PROVISIONS
     BFL. Section 203 of the DGCL would prohibit a "business combination" (defined generally to include mergers, certain sales and leases of assets, issuances of securities and similar transactions) by BFL with an "interested stockholder " (defined generally to be the beneficial owner of 15 percent or more of BFL's voting stock) within three years after the person or entity becomes an interested stockholder, unless: (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been approved by the Board of Directors of BFL; (ii) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder holds at least 85 percent of the voting stock of BFL (excluding shares held by persons who are both officers and directors of BFL and shares held by certain employee benefit plans) as of the commencement of the transaction; or (iii) the business combination is approved by the Board of Directors of BFL and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock of BFL, excluding shares held by the interested stockholder. The Corporate Merger is not subject to the limitations set forth in Section 203.
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     The Certificate of Incorporation of BFL provides that a "business combination" (including certain mergers, consolidations, sales of assets and issuance of securities, among others) with an "interested stockholder" (defined generally to be the beneficial owner of ten percent or more of BFL's voting stock) requires the affirmative vote of the holders of at least 75 percent of the voting power of the then outstanding shares of capital stock of BFL entitled to vote generally in the election of directors voting together as a single class. This requirement is not applicable to a business combination if the business combination has been approved by a majority of "continuing directors" (generally defined to be a director not affiliated with the interested stockholder) or certain price and procedural requirements are met with respect to the business combination. The Corporate Merger is not subject to the voting requirements set forth in this section of BFL's Certificate of Incorporation.
     FUNC. North Carolina has two anti-takeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, FUNC elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to FUNC.
DISSENTERS' OR APPRAISAL RIGHTS
     BFL. Delaware law provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of (i) shares listed on a national securities exchange or held of record by more than 2,000 stockholders, or (ii) shares of the surviving corporation of the merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required pursuant to the merger to accept anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or (c) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to BFL's Certificate of Incorporation.
     FUNC. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent.
DIVIDENDS AND OTHER DISTRIBUTIONS
     BFL. Delaware law generally allows dividends to be paid out of surplus of the corporation or out of the net profits of the corporation for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of the corporation being less than the capital represented by the preferred stock of the corporation. In addition, the Certificate of Incorporation of BFL provides that all accrued dividends on the BFL Preferred Stock shall be paid prior to, or simultaneously with, any dividends being paid on the BFL Common Stock or any stock ranking equal with or junior to the BFL Preferred Stock.
     FUNC. Under North Carolina law, FUNC generally may make dividends or other distributions to its stockholders unless after the distribution either: (i) FUNC would not be able to pay its debts as they become due in the usual course of business; or (ii) FUNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. See "CERTAIN REGULATORY CONSIDERATIONS RELATING TO
FUNC -- Payment of Dividends" and "DESCRIPTION OF FUNC CAPITAL STOCK".
VOLUNTARY DISSOLUTION
     BFL. Delaware law provides that BFL may be dissolved by the approval of a majority of the entire Board of Directors of BFL and a majority of the shares of BFL entitled to vote thereon. Delaware law also allows all the stockholders of BFL acting unanimously in writing to effect a dissolution of BFL without the approval of the Board of Directors.
     FUNC. North Carolina law provides that FUNC may be dissolved if the Board of Directors of FUNC proposes dissolution and a majority of the shares of FUNC entitled to vote thereon approves. In accordance with North Carolina law, the Board of Directors of FUNC may condition its submission of a proposal for dissolution on any basis.
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                          RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of BFL Common Stock or BFL Preferred Stock who receive such shares following consummation of the Corporate Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of BFL or FUNC. Each holder of BFL Common Stock or BFL Preferred Stock who is deemed by BFL to be an affiliate will enter into an agreement with FUNC prior to the Effective Date providing, among other things, that such affiliate will not transfer any FUNC Common Shares received by such holder in the Corporate Merger except in compliance with the Securities Act. This Prospectus/Proxy Statement does not cover any resales of FUNC Common Shares received by affiliates of BFL.
                               ADDITIONAL MATTERS
     From time to time FUNB-FL has entered into transactions with certain of the directors of BFL and their affiliates in the ordinary course of business, including, without limitation, maintaining deposit and lending relationships.
                                 LEGAL OPINIONS
     The validity of the FUNC Common Shares being offered hereby is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President,
Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.
     Sullivan & Cromwell, special counsel for FUNC, has delivered an opinion concerning certain federal income tax consequences of the Corporate Merger. See "THE MERGERS -- Certain Federal Income Tax Consequences". Sullivan & Cromwell regularly performs legal services for FUNC and its subsidiaries. Members of Sullivan & Cromwell performing these legal services own shares of FUNC's Common Stock.
     Certain legal matters associated with the Mergers will be passed upon by Cummings & Lockwood, counsel for BFL. From time to time Cummings & Lockwood performs legal services for FUNB-FL which are unrelated to the Mergers.
                                    EXPERTS
     The consolidated balance sheets of BFL as of September 30, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1993, included in BFL's 1993 Annual Report to Stockholders which is incorporated by reference in BFL's 1993 Annual Report on Form 10-K, have been incorporated herein in reliance on the report of KPMG Peat Marwick, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated balance sheets of FUNC as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, included in FUNC's 1993 Annual Report to Stockholders which is incorporated by reference in FUNC's 1993 Annual Report on Form 10-K, have been incorporated herein in reliance on the report of KPMG Peat Marwick, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.
                                 OTHER MATTERS
     As of the date of this Prospectus/Proxy Statement, the Board of Directors of BFL knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Prospectus/Proxy Statement. However, if any other matters shall come before the meeting or any adjournment or adjournments thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.
                                       45

                                                                         ANNEX A
                         AGREEMENT AND PLAN OF MERGERS
     AGREEMENT AND PLAN OF MERGERS, dated as of the 17th day of January, 1994 (this "Plan"), by and among BANCFLORIDA FINANCIAL CORPORATION ("BFL"), BANCFLORIDA, A FEDERAL SAVINGS BANK (the "Bank"), FIRST UNION CORPORATION ("First Union"), FIRST UNION CORPORATION OF FLORIDA ("FUNC-FL") and FIRST UNION NATIONAL BANK OF FLORIDA ("FUNB-FL").
                                   RECITALS:
     (A) BFL. BFL is a corporation duly organized and existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Naples, Florida. BFL is a registered savings and loan holding company under the Home Owners' Loan Act of 1933. As of the date hereof, BFL has 16,000,000 authorized shares of common stock, each of $0.01 par value ("BFL Common Stock"), and 2,000,000 authorized shares of cumulative convertible preferred stock, each of $0.01 par value ("BFL Preferred Stock") (no other class of capital stock being authorized), of which 3,615,370 shares of BFL Common Stock and 1,138,000 shares of BFL Preferred Stock, are issued and outstanding.
     (B) THE BANK. The Bank is a stock federal savings bank duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Naples, Florida. As of the date hereof, the Bank has 3,000,000 authorized shares of common stock, each of $0.01 par value ("Bank Common Stock") 2,000,000 authorized shares of preferred stock, each of $0.01 par value ("Bank Preferred Stock") (no other class of capital stock being authorized), of which 2,539,000 shares of Bank Common Stock and 929,720 shares of Bank Preferred Stock are issued and outstanding. All of the issued and outstanding Bank Common Stock and Bank Preferred Stock are owned by BFL. As of September 30, 1993, the Bank had capital of $88,219,138, divided into common stock of $25,930, preferred stock of $9,297, surplus of $56,970,698 and undivided profits, including capital reserves, of $31,202,873, net of ESOP obligation of $294,883 and net unrealized loss on investment securities of $431,000.
     (C) FIRST UNION. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value (together with the rights ("First Union Rights") issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990 (as amended, the "First Union Rights Agreement")) attached thereto, "First Union Common Stock"), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no-par value ("First Union Preferred Stock") (no other class of capital stock being authorized), of which 169,573,982 shares of First Union Common Stock, no shares of First Union Class A Preferred Stock and 6,318,350 shares of Series 1990 Cumulative Perpetual Adjustable Rate Preferred Stock, constituting a single series of First Union Preferred Stock, were issued and outstanding as of September 30, 1993.
     (D) FUNC-FL. FUNC-FL is a corporation duly organized and existing in good standing under the laws of the State of Florida, with its principal executive offices located in Jacksonville, Florida. As of the date hereof, FUNC-FL has 7,500 authorized shares of common stock each of $1.00 par value ("FUNC-FL Common Stock") (no other class of capital stock being authorized), of which two shares of FUNC-FL Common Stock are issued and outstanding and owned by First Union.
     (E) FUNB-FL. FUNB-FL is a national banking association duly organized and existing under the laws of the United States, with its principal executive offices located in Jacksonville, Florida. As of the date hereof, FUNB-FL has 4,596,079 authorized shares of common stock, each of $10.00 par value ("FUNB-FL Common Stock") (no other class of capital stock being authorized), of which 4,596,079 shares are issued and outstanding and owned by FUNC-FL (other than directors' qualifying shares). As of September 30, 1993, FUNB-FL had capital of $2,161,302,000, divided into common stock of $45,961,000, surplus of $1,698,872,000 and undivided profits, including capital reserves, of $416,469,000.
     (F) STOCK OPTION AGREEMENT; VOTING AGREEMENT. Immediately after the execution and delivery of this Plan, as a condition and inducement to First Union's willingness to enter into this Plan, BFL and First Union are entering into a Stock Option Agreement (the "Stock Option Agreement") in the form attached hereto as EXHIBIT A, pursuant to which BFL is granting to First Union an option to purchase, under certain circumstances, shares of BFL Common Stock. As a condition and inducement to First Union's, FUNC-FL's and FUNB-FL's willingness to enter into this Plan, the owner of all of the issued and outstanding shares of BFL Preferred Stock has entered into an agreement with First Union, FUNC-FL and FUNB-FL in
                                      A-1

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the form attached hereto as EXHIBIT B, pursuant to which, among other things, such owner has agreed to vote in favor of approval of the transactions contemplated by this Plan at the Meeting (as hereinafter defined).
     (G) RIGHTS, ETC. Except as Previously Disclosed in Schedule 4.01(C), there are no shares of BFL Common Stock, BFL Preferred Stock, Bank Common Stock or Bank Preferred Stock authorized and reserved for issuance, neither BFL nor the Bank has any Rights (as defined below) issued or outstanding and neither BFL nor the Bank has any commitment to authorize, issue or sell any such shares or any Rights, except (i) pursuant to this Plan, (ii) the Stock Option Agreement, or
(iii) upon conversion of the BFL Preferred Stock outstanding at the date hereof. The terms "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights in respect of the BFL Common Stock or the BFL Preferred Stock.
     (H) APPROVALS. The Board of Directors of each of BFL, the Bank, First Union, FUNC-FL and FUNB-FL has approved, at meetings of each of such Boards of Directors, this Plan and (in the case of BFL and First Union) the Stock Option Agreement and has authorized the execution hereof and thereof in counterparts.
     (I) OTHER. It is the intention of the parties to this Plan that the Mergers (as hereinafter defined) shall include the right of FUNC-FL to acquire the assets and assume the liabilities of the subsidiaries of BFL and to assign such right to any corporation which FUNC-FL controls. Pursuant to the foregoing and under the authority of Revenue Rulings 64-73 and 70-224, FUNC-FL may assign its right to acquire the assets and assume the liabilities of the subsidiaries of BFL to FUNB-FL, and may also direct each such subsidiary to transfer all of its assets and liabilities to FUNB-FL on the Effective Date (as hereinafter defined), or at any time thereafter, including by means of a statutory merger.
     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:
                                I. THE MERGERS.
     1.01. THE CORPORATE MERGER. On the Effective Date:
     (A) THE CONTINUING CORPORATION. BFL shall merge into FUNC-FL (the "Corporate Merger"), the separate existence of BFL shall cease and FUNC-FL (the "Continuing Corporation") shall survive and the name of the Continuing Corporation shall be "First Union Corporation of Florida".
     (B) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Corporate Merger.
     (C) LIABILITIES. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.
     (D) ARTICLES OF INCORPORATION; BY-LAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and By-laws of the Continuing Corporation shall be those of FUNC-FL, as in effect immediately prior to the Corporate Merger becoming effective. The directors and officers of FUNC-FL in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     1.02. THE BANK MERGER. Immediately following consummation of the Corporate Merger on the Effective Date or as soon thereafter as FUNB-FL may deem appropriate:
     (A) THE CONTINUING BANK. The Bank shall be merged with and into FUNB-FL (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), the separate existence of the Bank shall cease and FUNB-FL (the "Continuing Bank") shall survive, the name of the Continuing Bank shall be "First Union National Bank of Florida" and the Continuing Bank shall continue to conduct the business of a national banking association at its main office in Jacksonville, Florida and at the legally established branches of the Bank and FUNB-FL.
                                      A-2

     (B) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in each of such banks, shall not revert or be in any way impaired by reason of the Bank Merger.
     (C) LIABILITIES, ETC. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of the Bank and FUNB-FL shall be preserved unimpaired.
     (D) CHARTER; BY-LAWS; DIRECTORS; OFFICERS. The Charter and By-Laws of the Continuing Bank shall be those of FUNB-FL, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of FUNB-FL in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     (E) OUTSTANDING STOCK OF THE CONTINUING BANK. The amount of the capital stock of the Continuing Bank shall be not less than $45,960,790 and shall consist of not less than 4,596,079 issued and outstanding shares of common stock, each of $10.00 par value, and the issued and outstanding shares shall remain issued and outstanding as shares of FUNB-FL, each of $10.00 par value, and the holders thereof shall retain their rights therein.
     (F) OUTSTANDING STOCK OF THE BANK. The Continuing Corporation shall deliver all of the issued and outstanding shares of the Bank to the Continuing Bank for cancellation.
     1.03. EFFECTIVE DATE. Subject to the conditions to the obligations of the parties to effect the Mergers as set forth in Article VI, the effective date (the "Effective Date") shall be such date as First Union shall notify BFL in writing not less than five days prior thereto, which date shall not be more than 30 days after such conditions have been satisfied or waived in writing. Prior to the Effective Date, FUNC-FL and BFL shall execute and deliver to the Secretary of State of the States of Florida and Delaware, Articles of Merger in accordance with applicable law.
                               II. CONSIDERATION.
     2.01. CORPORATE MERGER CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:
     (A) OUTSTANDING FUNC-FL COMMON STOCK. The shares of FUNC-FL Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of FUNC-FL Common Stock.
     (B) OUTSTANDING BFL COMMON STOCK. Each share (excluding shares ("Treasury Shares") held by BFL or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) of BFL Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive the number of shares of First Union Common Stock equal to the Exchange Ratio (as hereinafter defined). The Exchange Ratio shall be equal to: (i) 0.669 if the First Union Price (as hereinafter defined) is greater than $41.874 and less than $44.876; (ii) the result obtained by dividing $28.00 by the First Union Price if the First Union Price is $41.874 or less; or (iii) the result obtained by dividing $30.00 by the First Union Price if the First Union Price is $44.876 or greater. The First Union Price shall be equal to the average of the last reported sale prices per share of First Union Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions reporting system for the ten trading days immediately prior to the Effective Date (as reported in THE WALL STREET JOURNAL), subject to possible adjustment as set forth in Section 2.05, and upon any such adjustment any references in this Plan to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to such Section.
     (C) OUTSTANDING BFL PREFERRED STOCK. Each share of BFL Preferred Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive a number of shares of First Union Common Stock equal to the product of (i) the Exchange Ratio, and (ii) the number of shares of BFL Common Stock into which a share of BFL Preferred Stock is convertible as of the Effective Date.
                                      A-3

     2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of BFL Common Stock and BFL Preferred Stock shall cease to be, and shall have no rights as, stockholders of BFL, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of BFL or the Continuing Corporation of the shares of BFL Common Stock and BFL Preferred Stock which were issued and outstanding immediately prior to the Effective Date.
     2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, First Union shall pay to each holder of BFL Common Stock or BFL Preferred Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the NYSE Composite Transactions reporting system (as reported in THE WALL STREET JOURNAL).
     2.04. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, First Union shall send or cause to be sent to each former stockholder of BFL of record immediately prior to the Effective Date transmittal materials for use in exchanging such stockholder's certificates for BFL Common Stock and BFL Preferred Stock for the consideration set forth in this Article II. The certificates representing the shares of First Union Common Stock into which shares of such stockholder's BFL Common Stock and BFL Preferred Stock are converted on the Effective Date, any fractional share checks which such stockholder shall be entitled to receive, and any dividends paid on such shares of First Union Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to First Union National Bank of North Carolina (the "Exchange Agent") of the certificates representing all of such shares of BFL Common Stock and BFL Preferred Stock (or indemnity satisfactory to First Union and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of BFL for purposes of Rule 145 of the Securities Act (as hereinafter defined), shall not be exchanged for certificates representing First Union Common Stock until First Union has received a written agreement from such person as specified in Section 5.10.
     2.05. ANTI-DILUTION PROVISIONS. In the event First Union changes the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.
     2.06. TREASURY SHARES. Each of the Treasury Shares of BFL Common Stock shall be canceled and retired at the effectiveness of the Corporate Merger and no consideration shall be issued in exchange therefor.
     2.07. RESERVATION OF RIGHT TO REVISE TRANSACTION. First Union may at any time change the method of effecting the acquisition of BFL and the Bank by First Union (including without limitation the provisions of this Article II) if and to the extent it deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of BFL Common Stock or BFL Preferred Stock as provided for in this Plan, (ii) adversely affect the tax treatment to BFL stockholders as a result of receiving such consideration, or (iii) materially impede or delay receipt of any approval referred to in Section 6.02 or the consummation of the transactions contemplated by this Plan.
     2.08. OPTIONS. From and after the Effective Date, all employee stock options to purchase shares of BFL Common Stock ("Options"), which are then outstanding and unexercised, shall be converted into and become options with respect to First Union Common Stock, and First Union shall assume each such Option, in accordance with the terms of the plan and agreement by which it is evidenced. From and after the Effective Date, (i) each such Option assumed by First Union may be exercised solely for shares of First Union Common Stock, (ii) the number of shares of First Union Common Stock subject to such Option shall be equal to the number of shares of BFL Common Stock subject to such Option immediately prior to the Effective Date multiplied by the Exchange Ratio, and
(iii) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price of each such Option by the Exchange Ratio, and rounding up to the nearest cent. The number of shares of BFL Common Stock which are issuable upon exercise of Options as of the date hereof are Previously Disclosed in Schedule 2.08.
                                      A-4

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                       III. ACTIONS PENDING CONSUMMATION.
     Without the prior written consent of First Union, each of BFL and the Bank shall conduct its and each of its subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its subsidiaries' officers and key employees identified by FUNB-FL, and each of BFL and the Bank will not, and will cause each of its subsidiaries not to, agree to:
     3.01. CAPITAL STOCK. Except for or as otherwise permitted in or expressly contemplated by this Plan or the Stock Option Agreement or as Previously Disclosed in Schedule 4.01(C), issue, sell or otherwise permit to become outstanding any additional shares of Bank Common Stock, Bank Preferred Stock, BFL Common Stock, BFL Preferred Stock, or any other capital stock of BFL, the Bank or any of their subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of BFL Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.
     3.02. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of (other than dividends payable on BFL Preferred Stock at a rate not exceeding the rate set forth in BFL's Certificate of Incorporation and dividends from subsidiaries to BFL or the Bank, as applicable), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan or the Stock Option Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.
     3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.
     3.04. LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (i) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11, or (ii) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.04 other than in the ordinary course of business and not exceeding $100,000 individually or $500,000 in the aggregate.
     3.05. LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.
     3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 3.06, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.
     3.07. BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.07, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.
     3.08. CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, which is material to BFL and its subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity which is material to BFL and its subsidiaries taken as a whole (except foreclosures or acquisitions by the Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).
     3.09. AMENDMENTS. Amend its Certificate of Incorporation, Charter or
By-laws.
     3.10. LITIGATION. Settle any litigation at a cost in excess of $2,000,000.
                                      A-5

                      IV. REPRESENTATIONS AND WARRANTIES.
     4.01. BFL AND THE BANK REPRESENTATIONS AND WARRANTIES. Each of BFL and the Bank hereby represents and warrants to First Union, FUNC-FL and FUNB-FL as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (as hereinafter defined) on it. Each of BFL and the BFL Subsidiaries (as hereinafter defined) has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
     (C) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.01(C) and except as provided under the Stock Option Agreement, there are no shares of capital stock or other equity securities of BFL or the Bank outstanding and no outstanding Rights with respect thereto. There will be no change in the conversion price of the BFL Preferred Stock and the holder of the BFL Preferred Stock will not have any rights to acquire any shares of BFL Common Stock as a result of or by reason of the transactions contemplated hereby and by the Stock Option Agreement.
     (D) BFL SUBSIDIARIES. BFL has Previously Disclosed in Schedule 4.01(D) a list of all the subsidiaries of BFL (each a "BFL Subsidiary" and, collectively, the "BFL Subsidiaries"). Each of the BFL Subsidiaries that is a savings bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the BFL Subsidiaries are or may become required to be issued (other than to BFL or a BFL Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of the BFL Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of BFL or the Bank, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each BFL Subsidiary held by BFL or a BFL Subsidiary are fully paid and nonassessable and are owned by BFL or a BFL Subsidiary free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each BFL Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.01(D), BFL does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. The deposits of the Bank are insured by the Savings Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a member in good standing with the Federal Home Loan Bank of Atlanta (the "FHL Bank").
     (E) CORPORATE POWER. It and each of the BFL Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.
     (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in Section 6.01, each of this Plan and, as to BFL, the Stock Option Agreement, has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (G) NO DEFAULTS. Subject to the approval by its stockholders referred to in
Section 6.01, the required regulatory approvals referred to in Section 6.02, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.01(G), the execution, delivery and performance of this Plan and, as to BFL, the Stock Option Agreement, and the consummation by it of the transactions contemplated hereby and thereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of the BFL Subsidiaries or to which it or any of the BFL Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or By-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on BFL.
                                      A-6

     (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.01(H),
(i) as to BFL, its Annual Report on Form 10-K for the fiscal year ended September 30, 1993, and all other documents filed or to be filed subsequent to September 30, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the Securities and Exchange Commission (the "SEC") (in each such case, the "BFL Financial Reports"), and (ii) as to the Bank, its Thrift Financial Report for the fiscal year ended September 30, 1993, and all other Thrift Financial Reports filed or to be filed subsequent to September 30, 1993, in the form filed with the Office of Thrift Supervision (the "OTS") (in each case, the "Bank Financial Reports" and together with the BFL Financial Reports, the "BFL/Bank Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the BFL/Bank Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the BFL/Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (I) ABSENCE OF UNDISCLOSED LIABILITIES. None of BFL or the BFL Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (i) as reflected in the BFL Financial Reports prior to the date of this Plan, and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of its business consistent with past practice since September 30, 1993. Since September 30, 1993, none of BFL or the BFL Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any BFL Subsidiary) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
     (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.01(J), since September 30, 1993, no event has occurred which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
     (K) PROPERTIES. Except as reserved against in the BFL Financial Reports, BFL and the BFL Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in the BFL Financial Reports as being owned by BFL or the BFL Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets which are held under leases or subleases by any of BFL or the BFL Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on BFL.
     (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on BFL or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.01(L), neither it nor any of the BFL Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (together with any and all agencies or departments of federal, state or local government (including, without limitation, the OTS, the FHL Bank, the Federal Reserve Board, the FDIC and any other federal or state bank, thrift or other financial institution, insurance and securities regulatory authorities, the "Regulatory Authorities")) and neither it nor any of the BFL Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
                                      A-7

     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.01(M), each of BFL and the BFL Subsidiaries:
              (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses as presently conducted and that are material to the business of BFL and the BFL Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of BFL, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
              (2) has received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that any of BFL or the BFL Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on BFL, (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on BFL, or (iii) requiring any of BFL or the BFL Subsidiaries (or any of its officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);
              (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and
              (4) is in substantial compliance with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.
     (N) MATERIAL CONTRACTS. Except as Previously Disclosed in Schedule 4.01(N), none of BFL or the BFL Subsidiaries, nor any of its respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case would be required to be filed as an exhibit to a Form 10-K filed by BFL that has not been filed as an exhibit to BFL's Form 10-K filed for the fiscal year ended September 30, 1993. None of BFL or the BFL Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on BFL, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.01(N), neither BFL nor any BFL Subsidiary is subject to or bound by any contract containing covenants which limit the ability of BFL or any BFL Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, BFL or any BFL Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
     (O) REPORTS. Since October 1, 1990, each of BFL and the BFL Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC,
(ii) the OTS, the FHL Bank and the Federal Home Loan Bank System, and (iii) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this
Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee previously disclosed to First Union to be paid to Alex. Brown & Sons Incorporated.
     (Q) EMPLOYEE BENEFIT PLANS.
              (1) Schedule 4.01(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit
                                      A-8
         plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of the BFL Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to First Union.
              (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of
         Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and the BFL Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.01(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of
         Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither it nor any of the BFL Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject it or any of the BFL Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
              (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the BFL Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of the BFL Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.
              (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the BFL Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
              (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities", within the meaning of
         Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.
              (6) Neither it nor any of the BFL Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.01(Q)(6). There are no restrictions on the rights of it or any of the BFL Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.
              (7) Except as Previously Disclosed in Schedule 4.01(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the BFL Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the BFL Subsidiaries,
         (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 6.02 should not be obtained.
     (S) LABOR AGREEMENTS. Neither it nor any of the BFL Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of the BFL Subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of
                                      A-9
the BFL Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the BFL Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (T) ASSET CLASSIFICATION. It has Previously Disclosed in Schedule 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of BFL and the BFL Subsidiaries that have been classified by it as of December 31, 1993 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1993 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by BFL or BFL Subsidiary prior to December 31, 1993.
     (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets of BFL included in the September 30, 1993 BFL Financial Reports was, and the allowance for possible loan losses to be shown on subsequent BFL Financial Reports, will be, adequate, determined in accordance with generally accepted accounting principles, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.
     (V) INSURANCE. Each of BFL and the BFL Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to BFL, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. Set forth in Schedule 4.01(V) is a list of all insurance policies maintained by or for the benefit of BFL or the BFL Subsidiaries or their directors, officers, employees or agents.
     (W) AFFILIATES. Except as Previously Disclosed in Schedule 4.01(W), to the best of its knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of BFL as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act").
     (X) STATE TAKEOVER LAWS; CERTIFICATE OF INCORPORATION. It has taken all necessary action to exempt this Plan and, as to BFL, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Plan, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, including, without limitation, Section 203 of the Delaware General Corporation Law, and (ii)
Section 13 of BFL's Certificate of Incorporation.
     (Y) NO FURTHER ACTION. It has taken all action so that the entering into of this Plan and, as to BFL, the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby (including without limitation the Mergers and the exercise of the Option (as defined in the Stock Option Agreement)) or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (i) require a vote of stockholders (other than as set forth in Section 6.01), or (ii) result in the grant of any rights to any person under the Certificate of Incorporation, Charter or By-laws of BFL or any BFL Subsidiary or under any agreement to which BFL or any of the BFL Subsidiaries is a party, or (iii) restrict or impair in any way the ability of First Union, FUNC-FL or FUNB-FL to exercise the rights granted hereunder or, as to First Union, under the Stock Option Agreement.
     (Z) ENVIRONMENTAL MATTERS.
              (1) To its knowledge, it and each of the BFL Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on BFL.
              (2) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the BFL Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the BFL Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Z)(2).
                                      A-10

              (3) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of the BFL Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Z)(3).
              (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above, except as has been Previously Disclosed in Schedule 4.01(Z)(4).
              (5) To its knowledge, during the period of (i) its or any of the BFL Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the BFL Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the BFL Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Z)(5).
              (6) To its knowledge, prior to the period of (i) its or any of the BFL Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the BFL Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the BFL Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Z)(6).
              (7) The following definitions apply for purposes of this Section 4.01(Z): "Loan/Fiduciary Property" means any property owned or controlled by it or any of the BFL Subsidiaries or in which it or any of the BFL Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where BFL or any of the BFL Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or any of the BFL Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Environmental Law" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
     (AA) OPTION SHARES. As to BFL, the Option Shares (as defined in the Stock Option Agreement), when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (BB) TAX REPORTS. Except as Previously Disclosed in Schedule 4.01(BB), (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or the BFL Subsidiaries, including without
                                      A-11
limitation consolidated federal income tax returns of it and the BFL Subsidiaries (collectively, the "BFL Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on it, and such BFL Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it or the BFL Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the BFL Tax Returns have been paid in full, (iii) the BFL Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such BFL Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the BFL Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on it, except as reserved against in the BFL Financial Reports, and (vi) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or the BFL Subsidiaries.
     (CC) ACCURACY OF INFORMATION. The statements with respect to BFL and the BFL Subsidiaries contained in this Plan, the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of BFL or the Bank pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (DD) NO DISSENTERS' RIGHTS. The holders of BFL Common Stock and, assuming compliance by the holder of BFL Preferred Stock under the agreement set forth in Exhibit B hereto, the holder of BFL Preferred Stock have no dissenters' or appraisal rights in connection with the execution of this Plan, the Stock Option Agreement or the consummation of any of the transactions contemplated hereby or thereby.
     4.02. FIRST UNION, FUNC-FL AND FUNB-FL REPRESENTATIONS AND WARRANTIES. Each of First Union, FUNC-FL and FUNB-FL hereby represents and warrants to BFL and the Bank, as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in Section 6.02, each of this Plan and, in the case of First Union, the Stock Option Agreement, has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (C) NO DEFAULTS. Subject to the required regulatory approvals referred to in Section 6.02 herein, in the case of First Union, Section 3 of the Stock Option Agreement, and the required filings under federal and state securities' laws, the execution, delivery and performance of this Plan and (in the case of First Union) the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby by it, do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument.
     (D) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.02(D), in the case of First Union, its Annual Report on Form 10-K for the fiscal year ended December 31, 1992, and all other documents filed or to be filed subsequent to December 31, 1992 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "First Union Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the First Union Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Financial Reports (including any related notes
                                      A-12
and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (E) NO EVENTS. Except as Previously Disclosed in Schedule 4.02(E), since September 30, 1993, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.
     (F) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.
     (G) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such Section 6.02.
     (H) SHARES AUTHORIZED. In the case of First Union, the shares of First Union Common Stock to be issued (i) in exchange for shares of BFL Common Stock and BFL Preferred Stock upon consummation of the Corporate Merger in accordance with Article II of this Plan, (ii) upon exercise of outstanding Options pursuant to Section 2.08, and (iii) upon conversion of BFL's outstanding convertible subordinated debentures due October 1, 2003, have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (I) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of First Union and its subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union.
     (J) CORPORATE POWER. First Union, FUNC-FL and FUNB-FL each has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.
     (K) ACCURACY OF INFORMATION. The statements with respect to First Union and its subsidiaries contained in this Plan, the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of First Union, FUNC-FL or FUNB-FL pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (L) NO DISSENTERS' RIGHTS. The holders of First Union Common Stock have no dissenters' or appraisal rights in connection with the execution of this Plan, the Stock Option Agreement or the consummation of any of the transactions contemplated hereby or thereby.
                                 V. COVENANTS.
     Each of BFL and the Bank hereby covenants to First Union, FUNC-FL and FUNB-FL, and each of First Union, FUNC-FL and FUNB-FL hereby covenants to BFL and the Bank, that:
     5.01. BEST EFFORTS. Subject to the terms and conditions of this Plan and to the exercise by its Board of Directors of such Board's fiduciary duties, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and (in the case of BFL and First Union) by the Stock Option Agreement and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by First Union or any of its subsidiaries shall not violate this covenant).
     5.02. BFL PROXY. In the case of BFL, it shall promptly prepare a proxy statement (the "Proxy Statement") to be mailed to the holders of BFL Common Stock in connection with the transactions contemplated hereby and to be filed by First Union in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.08, which shall conform to all applicable legal requirements and it shall call a special meeting (the "Meeting") of the holders of BFL Common Stock to
                                      A-13
be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and BFL shall use its best efforts to solicit and obtain votes of the holders of BFL Common Stock in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of BFL shall recommend approval of such transactions by such holders and by the holder of BFL Preferred Stock.
     5.03. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of BFL relating to BFL or the BFL Subsidiaries and by or on behalf of First Union relating to First Union or its subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.
     5.04. REGISTRATION STATEMENT EFFECTIVENESS. First Union will advise BFL, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     5.05. PRESS RELEASES. BFL and the Bank will not, without the prior approval of First Union, and First Union will not, without the prior approval of BFL, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.
     5.06. ACCESS; INFORMATION.
              (1) Upon reasonable notice, BFL and the Bank shall afford First Union and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its and the BFL Subsidiaries' properties, books, contracts, commitments and records and, during such period, BFL and the Bank shall furnish promptly to First Union (i) a copy of each material report, schedule and other document filed by BFL and the BFL Subsidiaries with any Regulatory Authority, and (ii) all other information concerning the business, properties and personnel of BFL and the BFL Subsidiaries as First Union may reasonably request, provided that no investigation pursuant to this Section 5.06 shall affect or be deemed to modify or waive any representation or warranty made by BFL or the Bank or the conditions to the obligations of BFL and the Bank to consummate the transactions contemplated by this Plan; and
              (2) First Union will not use any information obtained pursuant to this Section 5.06 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by First Union or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, First Union will, upon request by BFL, deliver to BFL all documents so obtained by First Union or destroy such documents and, in the case of destruction, will certify such fact to BFL.
     5.07. ACQUISITION PROPOSALS. In the case of BFL, without the prior written consent of First Union, it shall not, and it shall cause the BFL Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of BFL (as advised in writing by its outside counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, BFL or any of the BFL Subsidiaries or any merger or other business combination with BFL or any of the BFL Subsidiaries other than as contemplated by this Plan; it shall instruct its and the BFL Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, BFL or any of the BFL Subsidiaries.
                                      A-14

     5.08. REGISTRATION STATEMENT PREPARATION. In the case of First Union, it shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC and First Union shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.
     5.09. BLUE-SKY FILINGS. In the case of First Union, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals, provided that First Union shall not be required by virtue thereof to submit to general jurisdiction in any state.
     5.10. AFFILIATE AGREEMENTS. In the case of BFL, it will use its best efforts to induce each person who may be deemed to be an "affiliate" of BFL for purposes of Rule 145 under the Securities Act to execute and deliver to First Union on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as EXHIBIT C restricting the disposition of such affiliate's shares of BFL Common Stock and BFL Preferred Stock and the shares of First Union Common Stock to be received by such person in exchange for such person's shares of BFL Common Stock and BFL Preferred Stock. In the case of First Union, First Union agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".
     5.11. CERTAIN POLICIES OF BFL AND THE BANK. In the case of each of BFL and the Bank, it shall use its best efforts to modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of First Union and generally accepted accounting principles; PROVIDED, HOWEVER, that prior to any such modification or change, First Union shall certify that the conditions to the obligation of First Union to consummate the transactions contemplated hereby, other than those set forth in Sections 6.04, 6.06, 6.08,
6.11 and 6.13, have been satisfied or waived. BFL's and the Bank's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.11.
     5.12. STATE TAKEOVER LAW. In the case of BFL, BFL shall not take any action that would cause the transactions contemplated by this Plan or the Stock Option Agreement to be subject to any applicable state takeover statute and BFL shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, including, without limitation,
Section 203 of the Delaware General Corporation Law.
     5.13. NO RIGHTS TRIGGERED. In the case of BFL, BFL shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Mergers and the exercise of the Option) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not (i) result in the grant of any rights to any person under the Articles of Incorporation or Bylaws of BFL or under any agreement to which BFL or any of the BFL Subsidiaries is a party, or (ii) restrict or impair in any way the ability of First Union, FUNC-FL or FUNB-FL to exercise the rights granted hereunder or, as to First Union, under the Stock Option Agreement.
     5.14. SHARES LISTED. In the case of First Union, it shall use its best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of First Union Common Stock to be issued to the holders of BFL Common Stock, BFL Preferred Stock, the outstanding Options referred to in
Section 2.08 and the outstanding BFL convertible subordinated debentures due October 1, 2003, pursuant to this Plan.
     5.15. REGULATORY APPLICATIONS. In the case of First Union, FUNC-FL and FUNB-FL, (i) it shall promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Mergers, and (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Mergers by First Union, FUNC-FL and FUNB-FL.
     5.16 REGULATORY DIVESTITURES. In the case of BFL, effective on or before the Effective Date, BFL shall cease engaging in such activities as First Union shall advise BFL in writing are not permitted to be engaged in by First Union under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a conditional approval of the transactions contemplated by this Agreement, BFL shall divest any subsidiary engaged in activities or holding assets that are impermissible for a bank holding company, on terms and conditions agreed to by First Union.
                                      A-15

     5.17 INDEMNIFICATION.
     (a) For six years after the Effective Date, First Union shall, and shall cause the Continuing Corporation to, indemnify, defend and hold harmless the present and former directors, officers and employees of BFL and the BFL Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Plan and the Stock Option Agreement) to the extent such persons are indemnified under the Delaware General Corporation Law and BFL's Certificate of Incorporation and By-laws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by the Continuing Corporation is required to effectuate any indemnification, First Union shall cause the Continuing Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between First Union and the Indemnified Party.
     (b) First Union shall provide coverage under its existing directors' and officers' liability insurance policy for persons who are currently covered by BFL's existing directors' and officers' liability policy insurance for a period of three years after the Effective Date.
     (c) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 5.17, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify First Union thereof; provided, that the failure so to notify shall not affect the obligations of First Union and the Continuing Corporation under paragraph (a) of this Section 5.17 (unless such failure materially and adversely increases First Union's liability under such paragraph (a)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) First Union or the Continuing Corporation shall have the right to assume the defense thereof and First Union or the Continuing Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that First Union shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) First Union shall not be liable for any settlement effected without its prior written consent.
     (d) If First Union or the Continuing Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Union or the Continuing Corporation shall assume the obligations set forth in this Section 5.17.
     (e) First Union shall pay, or cause the Continuing Corporation to pay, all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this
Section 5.17. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or By-laws of BFL, under the Delaware General Corporation Law or otherwise.
                 VI. CONDITIONS TO CONSUMMATION OF THE MERGERS.
     Consummation of the Mergers is conditioned upon:
     6.01. SHAREHOLDER VOTE. Approval of the transactions contemplated hereby by the requisite vote of the stockholders of BFL, as may be required.
     6.02. REGULATORY APPROVALS. Procurement by First Union, FUNC-FL and FUNB-FL of regulatory consents and approvals by the appropriate Regulatory Authorities and the expiration of the statutory waiting period relating thereto; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement which, in the opinion of First Union would so materially adversely impact the economic or business benefits to First Union of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Mergers.
     6.03. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.
     6.04. KPMG PEAT MARWICK LETTERS. First Union shall have received from KPMG Peat Marwick letters, dated the date of or shortly prior to (i) the mailing of the Proxy Statement, and (ii) the Effective Date, in form and substance satisfactory to First Union, with respect to BFL's consolidated financial position and results of operations, which letters shall be based upon "agreed upon procedures" undertaken by such firm.
                                      A-16

     6.05. LEGAL OPINION. BFL and the Bank shall have received an opinion, dated the Effective Date, of Marion A. Cowell, Jr., counsel for First Union, in form reasonably satisfactory to BFL, which shall cover the matters contained in EXHIBIT D hereto.
     6.06. LEGAL OPINION. First Union shall have received an opinion, dated the Effective Date, of Cummings & Lockwood, counsel for BFL and the Bank, in form reasonably satisfactory to First Union, which shall cover the matters contained in EXHIBIT E hereto.
     6.07. OFFICER'S CERTIFICATE. (i) Each of the representations and warranties contained herein of First Union, FUNC-FL and FUNB-FL shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (ii) each and all of the agreements and covenants of First Union, FUNC-FL and FUNB-FL to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and BFL and the Bank shall have received a certificate signed by an executive officer of each of First Union, FUNC-FL and FUNB-FL dated the Effective Date, to such effect.
     6.08. OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of BFL and the Bank shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date and except as otherwise provided in Section 5.11, and (ii) each and all of the agreements and covenants of BFL and the Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and First Union, FUNC-FL and FUNB-FL shall have received a certificate signed by the Chief Executive Officers and the Chief Financial Officers of BFL and the Bank dated the Effective Date, to such effect.
     6.09. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.
     6.10. BLUE-SKY PERMITS. First Union shall have received all state securities laws and "blue sky" permits necessary to consummate the Corporate Merger.
     6.11. TAX OPINION. First Union and BFL shall have received an opinion from Sullivan & Cromwell to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by stockholders of BFL who receive shares of First Union Common Stock in exchange for their shares of BFL Common Stock and BFL Preferred Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Sullivan & Cromwell may require and rely upon representations contained in certificates of officers of First Union, BFL and others.
     6.12. NYSE LISTING. The shares of First Union Common Stock issuable pursuant to this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.
     6.13. RECEIPT OF AFFILIATE AGREEMENTS. First Union shall have received from each affiliate of BFL the agreement referred to in Section 5.10;
     PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in the proviso following Section 6.02 or in Section 6.04, 6.06, 6.08 or
6.13 shall only constitute conditions if asserted by First Union, and a failure to satisfy any of the conditions set forth in Section 6.05 or 6.07 shall only constitute conditions if asserted by BFL.
                               VII. TERMINATION.
     This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:
     7.01. MUTUAL CONSENT. By the mutual consent of First Union and BFL, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
     7.02. BREACH. By First Union or BFL, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a material breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such
                                      A-17
breach, or (ii) a breach by the other party of any of the material covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.
     7.03. DELAY. By First Union or BFL, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Corporate Merger is not consummated by December 31, 1994.
     7.04. NO STOCKHOLDER APPROVAL. By BFL or First Union, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by Section 6.01 is not obtained at the Meeting, including any adjournment or adjournments thereof.
                              VIII. OTHER MATTERS.
     8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Plan shall not survive the Effective Date. If this Plan is terminated prior to the Effective Date, the agreements and representations of the parties in Sections 4.01(P), 4.01(AA) and 4.02(F), Sections 5.03, 5.06(2), 5.12 and 5.13, and Sections 8.01, 8.03, 8.04,
8.05, 8.06, 8.07, 8.09 and 8.11 shall survive such termination.
     8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (i) waived in writing by the party benefitted by the provision, or
(ii) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of BFL, the consideration to be received by the stockholders of BFL for each share of BFL Common Stock and BFL Preferred Stock shall not thereby be altered in violation of Section 251 (d) of the Delaware General Corporation Law.
     8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
     8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Florida, except as federal law may be applicable.
     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between BFL and First Union.
     8.06. CONFIDENTIALITY. Except as otherwise provided in Section 5.06(2), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.
     8.07. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to First Union, FUNC-FL or FUNB-FL, to:     First Union Corporation
                                               One First Union Center
                                               Charlotte, N.C. 28288-0013
                                               Attn: Chief Executive Officer
                                               Copy to:        Marion A. Cowell, Jr., Esq.
                                                               First Union Corporation
                                                               One First Union Center
                                                               Charlotte, N.C. 28288-0013
If to BFL or the Bank, to:                     BancFlorida Financial Corporation
                                               5801 Pelican Bay Boulevard
                                               Naples, Florida 33963
                                               Attn: Rudolf P. Guenzel

                                      A-18

                                               Copy to:        Paul G. Hughes, Esq.
                                                               Cummings & Lockwood
                                                               Ten Stamford Forum
                                                               P.O. Box 120
                                                               Stamford, Connecticut 06904

     8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:
          (1) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes, and (ii) any breach of a representation or warranty contained herein by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party's ability to perform its obligations under this Plan or the Stock Option Agreement or the consummation of any of the transactions contemplated hereby or thereby; and
          (2) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by that party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.
     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and the Stock Option Agreement together represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Plan or the Stock Option Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan or the Stock Option Agreement.
     8.10. BENEFIT PLANS. Upon consummation of the Corporate Merger, except as Previously Disclosed in Schedule 8.10, as soon as administratively practicable, employees of BFL and the BFL Subsidiaries shall be generally entitled to participate in the pension, benefit and similar plans on substantially the same terms and conditions as employees of First Union and its subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with BFL or the BFL Subsidiaries, as the case may be, as if such service were with First Union or its subsidiaries.
     8.11. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
                                      A-19

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By: /s/ KEITH D. LEMBO
                                             NAME: KEITH D. LEMBO
                                           TITLE: SENIOR VICE PRESIDENT
                                         FIRST UNION CORPORATION OF FLORIDA
                                         By: /s/ LARRY J. WERTZ
                                             NAME: LARRY J. WERTZ
                                           TITLE: EXECUTIVE VICE PRESIDENT
                                         FIRST UNION NATIONAL BANK OF FLORIDA
                                         By: /s/ LARRY J. WERTZ
                                             NAME: LARRY J. WERTZ
                                           TITLE: EXECUTIVE VICE PRESIDENT
                                         BANCFLORIDA FINANCIAL CORPORATION
                                         By: /s/ RUDOLF P. GUENZEL
                                             NAME: RUDOLF P. GUENZEL
                                           TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER
                                         BANCFLORIDA, A FEDERAL SAVINGS BANK
                                         By: /s/ RUDOLF P. GUENZEL
                                             NAME: RUDOLF P. GUENZEL
                                           TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER
                                      A-20

                               BOARD OF DIRECTORS
                      BANCFLORIDA, A FEDERAL SAVINGS BANK

           /s/              GERARD A. MCHALE, JR.                         /s/                HERBERT D. CONANT
                   GERARD A. MCHALE, JR.                                           HERBERT D. CONANT
            /s/                   RONNIE C. MAY                          /s/                 J. MICHAEL HOLMES
                       RONNIE C. MAY                                               J. MICHAEL HOLMES
             /s/                   DALE A. MYER                          /s/                 RUDOLF P. GUENZEL
                        DALE A. MYER                                               RUDOLF P. GUENZEL
           /s/                   JOHN J. AGNELLI
                      JOHN J. AGNELLI

                               BOARD OF DIRECTORS
                      FIRST UNION NATIONAL BANK OF FLORIDA

            /s/                    BOB D. ALLEN                         /s/               JOHN A. MITCHELL, III
                        BOB D. ALLEN                                             JOHN A. MITCHELL, III
            /s/                  E. BRUCE BOWER                           /s/                  RAY C. OSBORNE
                       E. BRUCE BOWER                                                RAY C. OSBORNE
          /s/           ALEXANDER W. DREYFOOS, JR.                        /s/                    H. H. PEYTON
                 ALEXANDER W. DREYFOOS, JR.                                           H. H. PEYTON
            /s/                 BYRON E. HODNETT                         /s/                 WILLIAM J. SCHOEN
                      BYRON E. HODNETT                                             WILLIAM J. SCHOEN
           /s/                EDWARD W. LANE, III                        /s/               G. KENNEDY THOMPSON
                    EDWARD W. LANE, III                                           G. KENNEDY THOMPSON
            /s/                  JOHN F. LOWNDES                          /s/                    B. J. WALKER
                      JOHN F. LOWNDES                                                 B. J. WALKER
           /s/                 W. A. MCGRIFF, III                         /s/                  CAROL G. WYLLIE
                     W. A. MCGRIFF, III                                             CAROL G. WYLLIE

                                                                       EXHIBIT A
                             STOCK OPTION AGREEMENT
     STOCK OPTION AGREEMENT, dated as of January 17, 1994 (the "Agreement"), by and between BancFlorida Financial Corporation, a Delaware corporation ("Issuer"), and First Union Corporation, a North Carolina corporation ("Grantee").
     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Mergers dated as of January 17, 1994 (the "Plan"), providing for, among other things, the merger of Issuer with and into First Union Corporation of Florida ("FUNC-FL"), a wholly-owned subsidiary of Grantee, with FUNC-FL as the surviving corporation; and
     WHEREAS, as a condition and inducement to Grantee's execution of the Plan, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, Issuer and Grantee agree as follows:
     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.
     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 719,000 shares (as adjusted as set forth herein, the "Option Shares", which shall include the Option Shares before and after any transfer of such Option Shares) of common stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to $25.00.
     3. EXERCISE OF OPTION.
     (a) Provided that (i) Grantee or Holder (as defined below), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event; PROVIDED that the Option shall terminate and be of no further force and effect upon the earliest to occur of
(A) the Effective Date, (B) termination of the Plan by Issuer in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event unless the Issuer has, after the date hereof, engaged in discussions with any third party regarding an Acquisition Transaction (as hereinafter defined) (an "Issuer Termination"), (C) 18 months after the termination of the Plan by Issuer in accordance with the terms thereof other than pursuant to an Issuer Termination, and (D) 18 months after the termination of the Plan by Grantee in accordance with the terms thereof; PROVIDED, HOWEVER, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee.
     (b) As used herein, a "Purchase Event" means any of the following events:
          (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction. As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its significant subsidiaries representing in either case 20% or more of the consolidated assets or deposits of Issuer and its subsidiaries or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Issuer or any of its significant subsidiaries other than the issuance of Issuer Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of Issuer; or
          (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more (or if such person or group is the beneficial owner of 15% or more on the date hereof such person or group acquires an additional 5% or more) of the voting power of Issuer or any of its significant subsidiaries.
                                      A-23

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:
          (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or
          (ii) the holders of Issuer Common Stock shall not have approved the Plan at the Meeting, the Meeting shall not have been held or shall have been canceled prior to termination of the Plan, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction; or
          (iii) any person, other than Grantee or any subsidiary of Grantee, shall have made a bona fide proposal to Issuer or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or
          (iv) after a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan under Section 7.02 of Article VII thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Mergers pursuant to the terms of the Plan); or
          (v) any person, other than Grantee or any subsidiary of Grantee, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), or other federal or state bank regulatory authority, for approval to engage in an Acquisition Transaction.
     As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.
     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event (in either case, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.
     (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided, however, if any required application for listing such shares on the New York Stock Exchange has not been approved by the date so specified such date shall be extended for a period not to exceed 21 days from the Notice Date. If prior notification to or approval of the Federal Reserve Board or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.
     4. PAYMENT AND DELIVERY OF CERTIFICATES.
     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in subsection (f) of
Section 11 hereof.
     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in subsection (a) of this Section 4, (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and
                                      A-24
encumbrances of any kind whatsoever and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.
     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:
     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JANUARY 17, 1994. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.
     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.
     (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 3(e), the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Holder or its assignee, transferee, or designee.
     (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (section mark) 18a and regulations promulgated thereunder and (B) in the event, under the BHC Act, or the Change in Bank Control Act of 1978, as amended, or a state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.
     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:
     (a) DUE AUTHORIZATION. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.
     (b) AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all
                                      A-25
liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.
     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:
     (a) DUE AUTHORIZATION. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.
     (b) PURCHASE NOT FOR DISTRIBUTION. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.
     7. ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC.
     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this subsection (a), upon exercise of any option to purchase Issuer Common Stock outstanding on the date hereof or upon conversion into Issuer Common Stock of any convertible security of Issuer outstanding on the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.
     (b) In the event that Issuer shall enter in an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or
(z) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").
     (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.
     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.
                                      A-26

     (e) The following terms have the meanings indicated:
              (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).
              (2) "Substitute Common Stock" shall mean the common stock issued by Substitute Option Issuer upon exercise of the Substitute Option.
              (3) "Assigned Value" shall mean the highest of (x) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (y) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, and (z) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the consolidation, merger, or sale in question. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be (and if there are both a Holder and an Owner, the Holder).
              (4) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.
     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this subsection (f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this subsection (f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this subsection (f). This difference in value shall be determined by a nationally-recognized investment banking firm selected by Holder.
     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any dimunition in value resulting from the fact that the Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act) than other shares of common stock issued by Substitute Option Issuer).
     8. REGISTRATION RIGHTS.
     (a) DEMAND REGISTRATION RIGHTS. Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder or Owner, as applicable, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.
     (b) ADDITIONAL REGISTRATION RIGHTS. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling
                                      A-27

Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; PROVIDED, HOWEVER, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4; PROVIDED, FURTHER, HOWEVER, that such election pursuant to (i) may only be made two times. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subsection (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.
     (c) CONDITIONS TO REQUIRED REGISTRATION. Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, PROVIDED, HOWEVER, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to subsection (a) above:
     (i) prior to the earliest of (a) termination of the Plan pursuant to
Article VII thereof, (b) failure to obtain the requisite stockholder approval pursuant to Section 6.01 of Article VI of the Plan, and (c) a Purchase Event or a Preliminary Purchase Event;
     (ii) on more than one occasion;
     (iii) more than once during any calendar year;
     (iv) within 90 days after the effective date of a registration referred to in subsection (b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and
     (v) unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.
     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, PROVIDED, HOWEVER, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.
     (d) EXPENSES. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subsection (a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to subsection (a) or (b) above.
     (e) INDEMNIFICATION. In connection with any registration under subparagraph
(a) or (b) above Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein,
                                      A-28
and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.
     Promptly upon receipt by a party indemnified under this subsection (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subsection (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subsection (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.
     If the indemnification provided for in this subsection (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; PROVIDED, HOWEVER, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.
     In connection with any registration pursuant to subsection (a) or (b) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subsection (e).
     (f) MISCELLANEOUS REPORTING. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144A. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.
     (g) ISSUER TAXES. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.
     9. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.
                                      A-29

     10. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.
     11. MISCELLANEOUS.
     (a) EXPENSES. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.
     (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
     (c) ENTIRE AGREEMENT: NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to subsection (h) of this Section 14) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder or Owner to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in
Section 3 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder or Owner to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.
     (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to any applicable conflicts of law rules.
     (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer to:    BancFlorida Financial Corporation
                    5801 Pelican Bay Boulevard
                    Naples, Florida 33963
                    Telecopy Number: (813) 591-7896
                    Attention: Rudolf P. Guenzel, President and Chief Executive Officer
with a copy to:     Cummings & Lockwood
                    Ten Stamford Forum
                    P.O. Box 120
                    Stamford, Connecticut 06904
                    Telecopy Number: (203) 351-4359
                    Attention: Paul G. Hughes

                                      A-30

If to Grantee to:   First Union Corporation
                    One First Union Center
                    Charlotte, North Carolina 28288-0013
                    Telecopy Number: (704) 374-3425
                    Attention: Edward E. Crutchfield, Jr., Chairman and Chief Executive Officer
with a copy to:     First Union Corporation
                    One First Union Center
                    Charlotte, North Carolina 28288-0013
                    Telecopy Number: (704) 374-3425
                    Attention: Marion A. Cowell, Jr., General Counsel

     (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.
     (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     (i) FURTHER ASSURANCES. In the event of any exercise of the Option by the Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.
     (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.
     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.
                                         BANCFLORIDA FINANCIAL CORPORATION
                                         By: /s/ RUDOLF P. GUENZEL
                                             NAME: RUDOLF P. GUENZEL
                                           TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER
                                         FIRST UNION CORPORATION
                                         By: /s/ KEITH D. LEMBO
                                             NAME: KEITH D. LEMBO
                                           TITLE: SENIOR VICE PRESIDENT
                                      A-31

                                                                       EXHIBIT B
     AGREEMENT, dated as of January 17, 1994, by and between William R. Berkley (the "Holder"), BancFlorida Financial Corporation ("BancFlorida") and First Union Corporation ("First Union").
     WHEREAS, the Holder is the owner of 1,138,000 shares of Cumulative Convertible Preferred Stock of BancFlorida (the "Preferred Shares"), representing all the issued and outstanding shares of such preferred stock;
     WHEREAS, First Union and BancFlorida are prepared to enter into an Agreement and Plan of Mergers (the "Plan") dated as of the date hereof;
     WHEREAS, in order to induce First Union to enter into the Plan, the Holder and BancFlorida have agreed to enter into this Agreement;
     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the parties hereto agree as follows:
     1. The Holder shall vote all the Preferred Shares (and any common shares of BancFlorida into which Preferred Shares have been converted ("Converted Common Shares")) in favor of the Plan and the transactions contemplated thereby at the meeting of stockholders of BancFlorida called for that purpose.
     2. The Holder agrees that it will accept the consideration provided for in the Plan in exchange for the Preferred Shares as provided in Section 2.01 of the Plan.
     3. The Holder agrees that the Plan and Stock Option Agreement dated as of the date hereof between First Union and BancFlorida will not result in any change in the conversion price for the Preferred Shares. BancFlorida and First Union agree that no amendment will be made to the Plan or the Stock Option Agreement referred to below which would result in any change to the conversion price for the Preferred Shares.
     4. Except as set forth below in paragraph 7 of this Agreement, the Holder agrees that it will not sell or transfer any Preferred Shares to any other party unless such party enters into an agreement, satisfactory to First Union, to abide by all the terms of this Agreement as if such party were the Holder. Nothing provided herein shall prevent the Holder from selling any Converted Common Shares, except that Holder agrees that Holder will not sell or transfer any Converted Common Shares to any person or entity who or which has made a proposal to engage in an Acquisition Transaction (as defined in the Stock Option Agreement referred to above) or to any person or entity acting in concert with or on behalf of such first person or entity.
     5. During the period that this Agreement is in effect, BancFlorida agrees that it will not exercise any redemption rights it may have with respect to the Preferred Shares.
     6. The parties hereto agree that this Agreement shall terminate and be of no further force and effect if the Plan is terminated in accordance with its terms or if the Board of Directors of BancFlorida withdraws its endorsement of the transactions contemplated by the Plan.
     7. BancFlorida hereby (i) acknowledges and confirms the Holder's demand under the Registration Agreement dated January 13, 1989 between BancFlorida and the Holder, to register the Converted Common Shares, and (ii) agrees to commence all necessary steps to register the same notwithstanding any contrary provisions which may be contained in such Registration Agreement. Notwithstanding the foregoing, it is understood and agreed that Holder has no affirmative obligation to convert the Preferred Shares into Converted Common Shares.
     8. During the period that this Agreement is in effect, BancFlorida agrees to use its best efforts to maintain the required regulatory approvals to pay dividends on the Preferred Shares in accordance with the applicable provisions of BancFlorida's Certificate of Incorporation and First Union agrees to cooperate with BancFlorida in connection with such efforts. If BancFlorida is not able to maintain such approval and as a result is not able to pay Holder any of such dividends on the Preferred Shares, First Union agrees to pay such omitted dividends plus interest from the date of arrearage at the Effective Federal Funds Rate to Holder on the effective date of the acquisition of BancFlorida by First Union pursuant to the Plan, in cash, or at the option of First Union, in shares of First Union common stock with a value (on such effective date) equal to the amount of such omitted dividends.
                                      A-32

     9. The Holder represents and warrants:
     (i) the Holder has good title to the Preferred Shares and owns the Preferred Shares free and clear of any rights, claims, encumbrances, liens, interests or restrictions of any nature whatsoever, including, without limitation, any restrictions on the voting of the Preferred Shares or any rights of others to vote, or to participate (including by consultation) in the voting of, the Preferred Shares; and
     (ii) this Agreement has been duly authorized by all necessary action on the part of the Holder and is a valid and legally binding agreement enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; and
     (iii) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby by the Holder, does not and will not constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Holder or to which the Holder is subject or bound, or require any consent or approval under such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.
     10. BancFlorida represents and warrants that its representations and warranties in the Plan apply equally to this Agreement.
     11. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party hereto.
     IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By: /s/ KENNETH R. STANCLIFF
                                             NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         BANCFLORIDA FINANCIAL CORPORATION
                                         By: /s/ RUDOLF P. GUENZEL
                                             NAME: RUDOLF P. GUENZEL
                                           TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER
                                         By: /s/ WILLIAM R. BERKLEY
                                             WILLIAM R. BERKLEY
                                      A-33

                                                                         ANNEX B
                   OPINION OF ALEX. BROWN & SONS INCORPORATED
                                January 16, 1994
The Board of Directors
BancFlorida Financial Corporation
5801 Pelican Bay Boulevard
Naples, Florida 33963
Dear Sirs:
     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, having a par value of $0.01 (the "Shares") of BancFlorida Financial Corporation ("BancFlorida" or the "Company") of the consideration to be received by the Company's shareholders pursuant to the Agreement and Plan of Mergers dated as of January 16, 1994 between First Union Corporation ("First Union") and the Company (the "Agreement"). Pursuant to the Agreement, each of the Shares will receive shares of First Union Common Stock, par value $3.33 1/3 per share ("First Union Common Stock") as follows: (i) 0.669 if the First Union Price (as defined in the Agreement") is greater than $41.874 and less than $44.876; (ii) the result obtained by dividing $28.00 by the First Union Price if the First Union Price is $41.874 or less; or (iii) the result obtained by dividing $30.00 by the First Union Price if the First Union Price is $44.876 or greater (the "Exchange Ratio").
     Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transactions described above and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the transaction contemplated by the Agreement. Alex. Brown & Sons Incorporated regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.
     In connection with this opinion, we have reviewed certain publicly available financial information concerning the Company and First Union and certain internal financial analyses and other information furnished to us by the Company and First Union. We have also held discussions with members of both the Company's and First Union's senior management regarding the respective business and prospects of the Company and First Union. In addition, we have (i) reviewed the reported price and trading activity for the Shares and First Union Common Stock, (ii) compared certain financial and stock market information for the Company and First Union, respectively, with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the Agreement and compared the financial terms of the Agreement with those of certain recent business combinations in the commercial banking and savings and loan industries which we deemed comparable in whole or in part and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.
     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company, we have assumed that such information reflects the best currently available estimates and judgments of the management of the Company as to the likely future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company or First Union, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.
     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the holders of Shares.
                                         Very truly yours,
                                         ALEX. BROWN & SONS INCORPORATED
                                         By: /s/ DONALD W. DELSON
                                           DONALD W. DELSON
                                           MANAGING DIRECTOR
                                      B-1

                               PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS




Item 16.  Exhibits

    Exhibit 1(a)     -     Stock Purchase Agreement between the Registrant
                           and Interlaken Financial Group Inc., dated as of October 24, 1988 (incorporated by reference to
                           Exhibit 28(a) to the Registrant's Form 8-K filed on November 2, 1988).

    Exhibit 1(b)     -     Amendment dated as of December 16, 1988 to
                           Stock Purchase Agreement between the Registrant and Interlaken Financial Group Inc. dated as of October 24, 1988 (incorporated by reference to
                           Exhibit 10(xxvii) to the Registrant's Annual
                           Report on Form 10-K for the fiscal year ended
                           September 30, 1988).

    Exhibit 1(c)     -     Investor Agreement among the Registrant,
                           Interlaken Financial Group Inc., and William R.
                           Berkley dated as of October 24, 1988
                           (incorporated by reference to Exhibit 28(b) to the Registrant's Form 8-K filed on November 2,
                           1988).

    Exhibit 1(d)     -     Amendment dated as of December 16, 1988 to
                           Investor Agreement among the Registrant,
                           Interlaken Financial Group Inc., and William R.
                           Berkley dated as of October 24, 1988
                           (incorporated by reference to Exhibit 10(xxix) to the Registrant's Form 10-K for the fiscal year ended September 30, 1988).

    Exhibit 1(e)     -     Agreement of Consent and Assumption by and
                           among the Registrant, Interlaken Financial Group
                           Inc. and William R. Berkley (incorporated by reference to Exhibit 10(xxxiv) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

    Exhibit 1(f)     -     Amendment No. 2 to Investor Agreement by and
                           among the Registrant and William R. Berkley
                           (incorporated by reference to Exhibit 10(xxxv) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

    Exhibit 2        -     The Merger Agreement, including the Stock
                           Option Agreement and the Preferred Stockholder
                           Agreement (ANNEX A to the Prospectus/Proxy
                           Statement attached as Appendix I to the Prospectus and included in FUNC's Registration Statement on Form S-4 (No. 33-53103)).

    Exhibit 4(a)     -     Certificate of Incorporation, as amended
                           (incorporated by reference to Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1993
                           (Commission File No. 1-8515)).

    Exhibit 4(b)     -     Bylaws, as amended (incorporated herein by
                           reference to Exhibit 3(ii) to the Registrant's
                           Annual Report on Form 10-K for the fiscal year ended September 30, 1991 (Commission File No.
                           1-8515)).

    Exhibit 4(c)     -     Articles of Incorporation of FUNC, as amended
                           (incorporated by reference to Exhibit (4) to FUNC's 1990 First Quarter Report on Form 10-Q and to Exhibit (99)(a) to FUNC's 1993 First
                           Quarter Report on Form 10-Q (Commission File
                           No. 1-10000)).

    Exhibit 4(d)     -     By-laws of FUNC, as amended (incorporated by
                           reference to Exhibit (4)(b) to FUNC's Form 8-K dated September 20, 1991 (Commission File No.
                           1-10000)).

    Exhibit 4(e)     -     Statement of Classification of Shares creating the
                           FUNC Series 1990 Preferred Stock (incorporated by reference to Exhibit (3)(c) to FUNC's
                           Registration Statement No. 33-42865).

    Exhibit 4(f)     -     FUNC Shareholder Protection Rights Agreement,
                           as amended (incorporated by reference to Exhibits
                           (4)(b) to FUNC's Forms 8-K dated December 18,
                           1990 and October 20, 1992 (Commission File No.
                           1-10000)).

    Exhibit 5        -     Opinion of Cummings & Lockwood*

    Exhibit 8        -     Tax opinion of Sullivan & Cromwell (set forth in
                           the Prospectus/Proxy Statement attached as
                           Appendix I to the Prospectus and included in FUNC's Registration Statement on Form S-4 (No.
                           33-53103)).

    Exhibit 23(a)    -     Consent of KPMG Peat Marwick*

    Exhibit 23(b)    -     Consent of KPMG Peat Marwick*

    Exhibit 23(c)    -     Intentionally omitted


    Exhibit 23(d)    -     Consent of Cummings & Lockwood, included as
                           part of Exhibit 5*


    Exhibit 23(e)    -     Consent of Marion A. Cowell, Jr., Esq.*

    Exhibit 23(f)    -     Consent of Sullivan & Cromwell*

    Exhibit 23(g)    -     Consent of Alex. Brown & Sons Incorporated*

    Exhibit 24       -     Power of Attorney*

    Exhibit 99(a)    -     FUNC's Annual Report on Form 10-K for the year
                           ended December 31, 1993 (incorporated by reference to Commission File No. 1-10000).

    Exhibit 99(b)    -     FUNC's Registration Statement on Form S-4
                           relating to the Corporate Merger (incorporated by reference to File No. 33-53103).

    Exhibit 99(c)    -     FUNC's Quarterly Report on Form 10-Q for the
                           quarter ended March 31, 1994 (incorporated by reference to Commission File No. 1-10000).



* Previously filed.


Item 17. Undertakings

  (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;



          (iv) to reflect any termination of the Merger Agreement referred to in this Registration Statement, and to remove from this Registration Statement and the Prospectus the Prospectus/Proxy Statement attached as Appendix I to the Prospectus (and the exhibits and consents relating thereto), Exhibits 99(a), 99(b) and 99(c), and all documents filed by First Union Corporation with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange
      Act of 1934 prior to the earlier of the Corporate Merger referred to in this Registration Statement or the termination of the Merger Agreement, by means of a post-effective amendment to this Registration Statement so as to comply with the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above;


provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply (other than in the circumstances and as provided in paragraph (a)(1)(iv) above) if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.


      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


  (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and may therefore, be unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           Signatures

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3
(No. 33-53441) to be signed on its behalf by the undersigned thereto duly authorized, in the City of Naples, State of Florida, on June 6, 1994.


                                  BANCFLORIDA FINANCIAL CORPORATION


                                   By     /s/ Rudolf P. Guenzel

                                          Rudolf P. Guenzel
                                          President and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 (No. 33-53441) has been signed below by the following persons in the capacities and on the date indicated.


Rudolf P. Guenzel                          :
President, Chief Executive Officer and     :
Director (Principal Executive Officer)     :
                                           :
J. Michael Holmes                          :
Chief Financial Officer, Secretary and     :
Treasurer (Principal Financial Officer     :
and Principal Accounting Officer)          :
                                           :
Gerard A. McHale, Jr.                      :    By     /s/ Rudolf P. Guenzel
Chairman of the Board and Director         :           Rudolf P. Guenzel
                                           :
John J. Agnelli                            :         As Attorney-in-fact
Director                                   :

                                           :         Date:  June 6, 1994

Herbert D. Conant                          :
Director                                   :
                                           :
Ronnie C. May                              :
Director                                   :
                                           :
Dale A. Myer                               :
Director                                   :

                              EXHIBIT INDEX



    Exhibit 1(a)     -     Stock Purchase Agreement between the Registrant,
                           Interlaken Financial Group Inc., dated as of
                           October 24, 1988 (incorporated by reference to
                           Exhibit 28(a) to the Registrant's Form 8-K filed on November 2, 1988).

    Exhibit 1(b)     -     Amendment dated as of December 16, 1988 to
                           Stock Purchase Agreement between the Registrant and Interlaken Financial Group Inc. dated as of October 24, 1988 (incorporated by reference to
                           Exhibit 10(xxvii) to the Registrant's Annual
                           Report on Form 10-K for the fiscal year ended
                           September 30, 1988).

    Exhibit 1(c)     -     Investor Agreement among the Registrant,
                           Interlaken Financial  Group Inc., and William R.
                           Berkley dated as of October 24, 1988
                           (incorporated by reference to Exhibit 28(b) to the Registrant's Form 8-K filed on November 2,
                           1988).

    Exhibit 1(d)     -     Amendment dated as of December 16, 1988 to
                           Investor Agreement among the Registrant,
                           Interlaken Financial Group Inc., and William R.
                           Berkley dated as of October 24, 1988
                           (incorporated by reference to Exhibit 10(xxix) to the Registrant's Form 10-K for the fiscal year ended September 30, 1988).

    Exhibit 1(e)     -     Agreement of Consent and Assumption by and
                           among the Registrant, Interlaken Financial Group
                           Inc. and William R. Berkley (incorporated by reference to Exhibit 10(xxxiv) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

    Exhibit 1(f)     -     Amendment No. 2 to Investor Agreement by and
                           among the Registrant and William R. Berkley
                           (incorporated by reference to Exhibit 10(xxxv) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991).

    Exhibit 2        -     The Merger Agreement, including the Stock
                           Option Agreement and the Preferred Stockholder
                           Agreement (ANNEX A to the Prospectus/Proxy
                           Statement attached as Appendix I to the Prospectus and included in FUNC's Registration Statement on Form S-4 (No. 33-53103)).

    Exhibit 4(a)     -     Certificate of Incorporation, as amended
                           (incorporated by reference to Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1993
                           (Commission File No. 1-8515)).

    Exhibit 4(b)     -     Bylaws, as amended (incorporated herein by
                           reference to Exhibit 3(ii) to the Registrant's
                           Annual Report on Form 10-K for the fiscal year ended September 30, 1991 (Commission File No.
                           1-8515)).

    Exhibit 4(c)     -     Articles of Incorporation of FUNC, as amended
                           (incorporated by reference to Exhibit (4) to FUNC's 1990 First Quarter Report on Form 10-Q and to Exhibit (99)(a) to FUNC's 1993 First
                           Quarter Report on Form 10-Q (Commission File
                           No. 1-10000)).

    Exhibit 4(d)     -     By-laws of FUNC, as amended (incorporated by
                           reference to Exhibit (4)(b) to FUNC's Form 8-K dated September 20, 1991 (Commission File No.
                           1-10000)).

    Exhibit 4(e)     -     Statement of Classification of Shares creating the
                           FUNC Series 1990 Preferred Stock (incorporated by reference to Exhibit (3)(c) to FUNC's
                           Registration Statement No. 33-42865).

    Exhibit 4(f)     -     FUNC Shareholder Protection Rights Agreement,
                           as amended (incorporated by reference to Exhibits
                           (4)(b) to FUNC's Forms 8-K dated December 18,
                           1990 and October 20, 1992 (Commission File No.
                           1-10000)).

    Exhibit 5        -     Opinion of Cummings & Lockwood*


* Previously filed.

    Exhibit 8        -     Tax opinion of Sullivan & Cromwell (set forth in
                           the Prospectus/Proxy Statement attached as
                           Appendix I to the Prospectus and included in FUNC's Registration Statement on Form S-4 (No.
                           33-53103)).

    Exhibit 23(a)    -     Consent of KPMG Peat Marwick*

    Exhibit 23(b)    -     Consent of KPMG Peat Marwick*


    Exhibit 23(c)    -     Intentionally omitted


    Exhibit 23(d)    -     Consent of Cummings & Lockwood, included as
                           part of Exhibit 5*

    Exhibit 23(e)    -     Consent of Marion A. Cowell, Jr., Esq.*

    Exhibit 23(f)    -     Consent of Sullivan & Cromwell*

    Exhibit 23(g)    -     Consent of Alex. Brown & Sons Incorporated*

    Exhibit 24       -     Power of Attorney*

    Exhibit 99(a)    -     FUNC's Annual Report on Form 10-K for the year
                           ended December 31, 1993 (incorporated by reference to Commission File No. 1-10000).

    Exhibit 99(b)    -     FUNC's Registration Statement on Form S-4
                           relating to the Corporate Merger (incorporated by reference to File No. 33-53103).

    Exhibit 99(c)    -     FUNC's Quarterly Report on Form 10-Q for the
                           quarter ended March 31, 1994 (incorporated by reference to Commission File No. 1-10000).

* Previously filed.